Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO FIRST LIEN CREDIT AGREEMENT

This AMENDMENT NO. 2 TO FIRST LIEN CREDIT AGREEMENT (this “Amendment”) entered into and effective as of April 4, 2023 (the “Amendment No. 2 Effective Date”) is by and among Ranpak Corp., an Ohio Corporation (as successor by merger to Ranger Packaging LLC, a Delaware limited liability company) (the “U.S. Borrower”), Ranpak B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands whose registered office is at Sourethweg 4-6 De Beitel, 6422 PC Heerlen and its statutory seat (statutaire zetel) in Heerlen, the Netherlands, registered with the Netherlands Chamber of Commerce under number 14044192 (the “Dutch Borrower”; the U.S. Borrower and the Dutch Borrower, the “Borrowers”), Ranger Pledgor LLC, a Delaware limited liability company (“Holdings”) and the other Loan Parties, the lenders party hereto and Goldman Sachs Lending Partners LLC (the “Administrative Agent”).

RECITALS

A.                Whereas, reference is made to that certain First Lien Credit Agreement dated as of June 3, 2019 among the Borrowers, Holdings, the lenders from time to time party thereto, the issuing banks from time to time party thereto and the Administrative Agent (as amended by Amendment No. 1 to First Lien Credit Agreement dated as of February 14, 2020, the Borrower Assumption Agreement, dated as of July 1, 2020, the Permitted Exit Payment Amendment, dated as of July 28, 2021, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”).

B.                 Whereas the Borrowers have requested that all Lenders (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement consent to certain amendments as more fully set forth herein.

C.                 Whereas, subject to the terms and conditions set forth herein, the parties hereto wish to amend the Existing Credit Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                  Defined Terms. As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each capitalized term defined in the Amended Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Amended Credit Agreement, unless expressly provided to the contrary.

2.                  Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Amendment, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Amendment as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Amendment and shall not be used in the interpretation of any provision of this Amendment.

3.                  Amendments to the Existing Credit Agreement.

(a)               Subject to the satisfaction of the conditions set forth in Section 5 herein, effective as of the Amendment No. 2 Effective Date, the Existing Credit Agreement shall hereby be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached hereto as Exhibit A.

(b)               Exhibit B and Exhibit D to the Existing Credit Agreement are hereby amended and restated in the forms attached as Exhibit B and Exhibit C hereto respectively.

4.                  Existing Loans.

•

(a)               Notwithstanding anything to the contrary herein or any Loan Document, all Eurocurrency Rate Loans (as defined in the Existing Credit Agreement) denominated in Dollars that are outstanding as of the Amendment No. 2 Effective Date (immediately prior to giving effect to the amendments effected pursuant to Section 3 of this Amendment) (collectively, the “Existing USD Eurocurrency Rate Loans”) shall continue to bear interest at the applicable Eurocurrency Rate (as defined in the Existing Credit Agreement) applicable to such Existing USD Eurocurrency Rate Loans as of immediately prior to giving effect to the amendments effected pursuant to Section 3 of this Amendment, until the expiration of the current Interest Period applicable to such Existing USD Eurocurrency Rate Loans. Any such Existing USD Eurocurrency Rate Loans shall continue to be governed by the relevant provisions of the Existing Credit Agreement (as in effect immediately prior to the effectiveness of this Amendment) applicable to Eurocurrency Rate Loans denominated in Dollars until the earlier of (x) the repayment of such Loans in accordance with the terms of the Amended Credit Agreement and (y) the conversion of such Loans pursuant to the Specified Conversion (as defined below).

(b)               In accordance with Section 2.08 of the Amended Credit Agreement, the Borrower shall deliver to the Administrative Agent an Interest Election Request prior to the end of the current Interest Period applicable to any outstanding Existing USD Eurocurrency Rate Loans requesting a conversion of such Existing Eurocurrency Rate Loans to either SOFR Loans or ABR Loans; provided that if the Borrower fails to give a timely Interest Election Request requesting such conversion, then the Existing USD Eurocurrency Rate Loans shall be automatically converted in full to SOFR Loans with a one-month Interest Period effective as of the expiration date of such current Interest Period (the conversion pursuant to this clause (b), the “Specified Conversion”).

(c)               For the avoidance of doubt, no borrowing or continuation of Eurocurrency Rate Loans based on the LIBO Rate (as defined under the Existing Credit Agreement) or any Loan based on the LIBOR Rate (as defined under the Existing Credit Agreement), and no conversion of Loans to Eurocurrency Rate Loans based on the LIBO Rate (as defined under the Existing Credit Agreement) or any Loan based on the LIBOR Rate (as defined under the Existing Credit Agreement), shall be permitted from and after the Amendment No. 2 Effective Date.

5.                  Conditions to Effectiveness. This Amendment shall become effective as of the Amendment No. 2 Effective Date and enforceable against the parties hereto upon the occurrence of the following condition precedent:

(a)               The Administrative Agent shall have received this Amendment, executed by the Loan Parties and each of the Lenders party to the Existing Credit Agreement in such counterparts as shall be acceptable to the Administrative Agent.

By its execution and delivery of this Amendment, each of the Administrative Agent and the Lenders shall conclusively be deemed to be satisfied with, or have waived, the conditions to effectiveness set forth in this Section 5.

6.                  Representations and Warranties of the Loan Parties. In order to induce the Lenders party hereto and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants, as of the date hereof, that:

(a)               The execution, delivery and performance by such Loan Party of this Amendment are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.

(b)               This Amendment has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

(c)               At the time of and immediately after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.

7.                  Miscellaneous.

(a)               Except as specifically modified by this Amendment, the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed, and each Loan Party agrees that the liabilities and obligations of each Loan Party under the Existing Credit Agreement or Amended Credit Agreement and the other Loan Documents, are not impaired in any respect by this Amendment. Neither this Amendment nor the Amended Credit Agreement shall constitute nor be construed as a novation of the Existing Credit Agreement.

(b)               From and after the Amendment No. 2 Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Amended Credit Agreement and such

Loan Documents as amended by this Amendment. This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.

(c)               The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under, the Amended Credit Agreement or any of the other Loan Documents.

(d)               Without in any way limiting the foregoing, Section 9.03 of the Amended Credit Agreement shall apply to this Amendment, mutatis mutandis.

8.                  Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

9.                  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Amended Credit Agreement.

10.              Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.              Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO (INCLUDING THE SUBMISSION TO JURISDICTION IN SECTION 9.10 OF THE AMENDED CREDIT AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

12.              Entire Agreement. THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BY AND AMONG THE LENDERS, THE ADMINISTRATIVE AGENT AND THE LOAN PARTIES WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE LOAN PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE LENDERS, THE ADMINISTRATIVE AGENT AND THE LOAN PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LOAN PARTIES:	RANPAK CORP.,
as U.S. Borrower

By:	/s/ William Drew
Name:	William Drew
Title:	Director

RANPAK B.V., as Dutch Borrower

By:	/s/ Eric Laurensse
Name:	Eric Laurensse
Title:	Managing Director

RANGER PLEDGOR LLC, as Holdings

By:	/s/ William Drew
Name:	William Drew
Title:	Vice President

KAPNAR HOLDINGS B.V.

By:	/s/ Eric Laurensse
Name:	/ Eric Laurensse
Title:	Managing Director

AMENDMENT NO. 2 SIGNATURE PAGE

RANPAK INVESTMENTS, INC.

By:	/s/ William Drew
Name:	William Drew
Title:	Director

AMENDMENT NO. 2 SIGNATURE PAGE

ADMINISTRATIVE AGENT:	GOLDMAN SACHS LENDING PARTNERS LLC

	By:	/s/ Douglas Tansey
	Name:	Douglas Tansey
	Title:	Authorized Signatory

AMENDMENT NO. 2 SIGNATURE PAGE

BROAD STREET LOAN PARTNERS III, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS III OFFSHORE – UNLEVERED, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

BROAD STREET DANISH CREDIT PARTNERS, L.P., as Lender
By: Goldman, Sachs & Co. LLC, Duly Authorized

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

AMENDMENT NO. 2 SIGNATURE PAGE

BROAD STREET CREDIT HOLDINGS LLC, as Lender

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

BROAD STREET SENIOR CREDIT PARTNERS II, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:	/s/ Jeff Boyd
Name:	Jeff Boyd
Title:	Authorized Signatory

AMENDMENT NO. 2 SIGNATURE PAGE

EXHIBIT A

[See attached.]

~~Conformed Copy~~

~~Conformed through Amendment No. 1 dated as of February 14 2020~~

Conformed through Amendment No. 1, dated February 14, 2020, the Borrower Assumption Agreement, dated July 1, 2020, the Permitted Exit Payment Amendment, dated ~~as of~~ July 28, 2021 and Amendment No. 2, dated as of April 4, 2023

FIRST LIEN CREDIT AGREEMENT

dated as of June 3, 2019

as amended as of February 14, 2020, July 28, 2021 and April 4, 2023

among

Ranpak Corp.
(as successor by merger to RANGER PACKAGING LLC),~~1~~
as the Initial U.S. Borrower,

RANPAK B.V.,

as the Initial Dutch Borrower,

RANGER PLEDGOR LLC,
as Initial Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and an Issuing Bank

GOLDMAN SACHS LENDING PARTNERS LLC,
as Sole Lead Arranger and Sole Bookrunner

~~1 U.S. Borrower became Ranpak Corp. pursuant to the Borrower Assumption Agreement, dated as of July 1, 2020.~~

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		1
Section 1.01.	Defined Terms	1
Section 1.02.	Classification of Loans and Borrowings	~~77~~81
Section 1.03.	Terms Generally	~~77~~82
Section 1.04.	Accounting Terms; GAAP	~~78~~83
Section 1.05.	Effectuation of Transactions	~~82~~86
Section 1.06.	Timing of Payment and Performance	~~82~~86
Section 1.07.	Times of Day	~~82~~87
Section 1.08.	Currency Equivalents Generally	~~82~~87
Section 1.09.	Cashless Rollovers	~~83~~88
Section 1.10.	Additional Alternate Currencies	~~83~~88
Section 1.11.	Additional Borrowers; Borrower Agent and Representative	~~84~~89
Section 1.12.	Dutch Terms	~~86~~90
Section 1.13.	Rates	91
Article 2 THE CREDITS		~~86~~91
Section 2.01.	Commitments	~~86~~91
Section 2.02.	Loans and Borrowings	~~87~~92
Section 2.03.	Requests for Borrowings	~~88~~93
Section 2.04.	[Reserved]	~~89~~94
Section 2.05.	Letters of Credit	~~89~~94
Section 2.06.	[Reserved]	~~94~~99
Section 2.07.	Funding of Borrowings	~~94~~99
Section 2.08.	Type; Interest Elections	~~95~~100
Section 2.09.	Termination and Reduction of Commitments	~~96~~101
Section 2.10.	Repayment of Loans; Evidence of Debt	~~97~~102
Section 2.11.	Prepayment of Loans	~~99~~103
Section 2.12.	Fees	~~106~~111
Section 2.13.	Interest	~~108~~112
Section 2.14.	~~Alternate Rate of Interest~~	~~109~~Inability to Determine Rates 113
Section 2.15.	Increased Costs	~~109~~115
Section 2.16.	Break Funding Payments	~~110~~116

i

Section 2.17.	Taxes	~~111~~117
Section 2.18.	Payments Generally; Allocation of Proceeds; Sharing of Payments	~~115~~121
Section 2.19.	Mitigation Obligations; Replacement of Lenders	~~117~~123
Section 2.20.	Illegality	~~119~~125
Section 2.21.	Defaulting Lenders	~~120~~125
Section 2.22.	Incremental Credit Extensions	~~122~~128
Section 2.23.	Extensions of Loans and Revolving Credit Commitments	~~127~~133
Section 2.24.	Benchmark Replacement Setting.	136
Article 3 REPRESENTATIONS AND WARRANTIES		~~130~~138
Section 3.01.	Organization; Powers	~~130~~138
Section 3.02.	Authorization; Enforceability	~~130~~138
Section 3.03.	Governmental Approvals; No Conflicts	~~130~~138
Section 3.04.	Financial Condition; No Material Adverse Effect	~~131~~138
Section 3.05.	Properties	~~131~~139
Section 3.06.	Litigation and Environmental Matters	~~131~~139
Section 3.07.	Compliance with Laws	~~132~~140
Section 3.08.	Investment Company Status	~~132~~140
Section 3.09.	Taxes	~~132~~140
Section 3.10.	ERISA	~~132~~140
Section 3.11.	Disclosure	~~132~~140
Section 3.12.	Solvency	~~133~~141
Section 3.13.	Capitalization and Subsidiaries	~~133~~141
Section 3.14.	Security Interest in Collateral	~~133~~141
Section 3.15.	Labor Disputes	~~134~~141
Section 3.16.	Federal Reserve Regulations	~~134~~142
Section 3.17.	Sanctions and Anti-Corruption Laws	~~134~~142
Section 3.18.	Centre of Main Interest	~~135~~142
Article 4 CONDITIONS		~~135~~142
Section 4.01.	Closing Date	~~135~~142
Section 4.02.	Each Credit Extension	~~139~~147
Article 5 AFFIRMATIVE COVENANTS		~~140~~147
Section 5.01.	Financial Statements and Other Reports	~~140~~147
Section 5.02.	Existence	~~143~~150
Section 5.03.	Payment of Taxes	~~143~~151
Section 5.04.	Maintenance of Properties	~~143~~151

Section 5.05.	Insurance	~~144~~151
Section 5.06.	Inspections	~~144~~152
Section 5.07.	Maintenance of Book and Records	~~145~~152
Section 5.08.	Compliance with Laws	~~145~~152
Section 5.09.	Hazardous Materials Activity	~~145~~152
Section 5.10.	Designation of Subsidiaries	~~146~~153
Section 5.11.	Use of Proceeds	~~146~~154
Section 5.12.	Covenant to Guarantee Obligations and Give Security	~~147~~154
Section 5.13.	Sanctions Policies and Procedures	~~149~~156
Section 5.14.	Maintenance of Fiscal Year	~~149~~156
Section 5.15.	Further Assurances	~~149~~156
Section 5.16.	Conduct of Business	~~149~~157
Section 5.17.	Post-Closing Actions	~~150~~157
Section 5.18.	Fiscal Unity Termination	~~150~~157
Section 5.19.	Centre of Main Interests	~~150~~157
Article 6 NEGATIVE COVENANTS		~~150~~158
Section 6.01.	Indebtedness	~~150~~158
Section 6.02.	Liens	~~156~~163
Section 6.03.	No Further Negative Pledges	~~162~~169
Section 6.04.	Restricted Payments; Restricted Debt Payments	~~164~~171
Section 6.05.	[Reserved]	~~170~~177
Section 6.06.	Investments	~~170~~177
Section 6.07.	Fundamental Changes; Disposition of Assets	~~175~~182
Section 6.08.	Sale and Lease-Back Transactions	~~180~~186
Section 6.09.	Transactions with Affiliates	~~180~~187
Section 6.10.	[Reserved]	~~182~~189
Section 6.11.	[Reserved]	~~182~~189
Section 6.12.	Amendments of or Waivers with Respect to Restricted Debt	~~182~~189
Section 6.13.	Modifications of Organizational Documents	~~183~~189
Section 6.14.	Permitted Activities of Holdings	~~183~~190
Section 6.15.	Financial Covenant	~~184~~191
Article 7 EVENTS OF DEFAULT		~~185~~192
Section 7.01.	Events of Default	~~185~~192

Article 8 THE ADMINISTRATIVE AGENT		~~189~~196
Article 9 MISCELLANEOUS		~~197~~203
Section 9.01.	Notices	~~197~~203
Section 9.02.	Waivers; Amendments	~~199~~205
Section 9.03.	Expenses; Indemnity	~~206~~213
Section 9.04.	Waiver of Claim	~~208~~214
Section 9.05.	Successors and Assigns	~~208~~215
Section 9.06.	Survival	~~218~~224
Section 9.07.	Counterparts; Integration; Effectiveness	~~218~~224
Section 9.08.	Severability	~~218~~225
Section 9.09.	Right of Setoff	~~218~~225
Section 9.10.	Governing Law; Jurisdiction; Consent to Service of Process	~~219~~225
Section 9.11.	Waiver of Jury Trial	~~220~~227
Section 9.12.	Headings	~~221~~227
Section 9.13.	Confidentiality	~~221~~227
Section 9.14.	No Fiduciary Duty	~~222~~228
Section 9.15.	Several Obligations	~~223~~229
Section 9.16.	USA PATRIOT Act; Beneficial Ownership Regulation	~~223~~229
Section 9.17.	Disclosure	~~223~~229
Section 9.18.	Appointment for Perfection	~~223~~229
Section 9.19.	Interest Rate Limitation	~~223~~230
Section 9.20.	[Reserved]	~~224~~230
Section 9.21.	Conflicts	~~224~~230
Section 9.22.	Release of Guarantors	~~224~~230
Section 9.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~224~~230
Section 9.24.	Principal Investor Representative	~~225~~231
Section 9.25.	[Reserved].	~~225~~231
Section 9.26.	Judgment Currency	~~225~~231
Section 9.27.	ERISA.	~~226~~232

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	[Reserved]
Schedule 1.01(c)	–	Local Counsel
Schedule 3.05	-	Material Real Estate Assets
Schedule 3.06		Litigation and Environmental Matters
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.17	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03		Negative Pledges
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	Form of Trademark Security Agreement
Exhibit H-2	–	Form of Patent Security Agreement
Exhibit H-3	–	Form of Copyright Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of U.S. First Lien Security Agreement
Exhibit K	–	Form of Letter of Credit Request
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N	–	[Reserved]
Exhibit O	–	Form of Permitted Exit Payment Amendment
Exhibit P	–	Form of Substitute Affiliate Lender Nomination

v

FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT, dated as of June 3, 2019 (this “Agreement”), by and among RANGER PLEDGOR LLC, a Delaware limited liability company (“Initial Holdings”), Ranpak Corp., an Ohio corporation (as successor by merger to RANGER PACKAGING LLC, a Delaware limited liability company) (the “Initial U.S. Borrower”), Ranpak B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands whose registered office is at Sourethweg 4-6 De Beitel, 6422 PC Heerlen and its statutory seat (statutaire zetel) in Heerlen, the Netherlands, registered with the Netherlands Chamber of Commerce under number 14044192 (the “Initial Dutch Borrower”), the Lenders and Issuing Banks from time to time party hereto, and Goldman Sachs Lending Partners LLC (“GSLP”), in its capacities as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).

RECITALS

A.       Pursuant to the terms of the Acquisition Agreement, Parent will directly or indirectly purchase all of the issued and outstanding equity interests of Rack Holdings Inc., a Delaware corporation (the “Target”).

B.       To consummate the Transactions, the Investors will directly or indirectly make equity contributions to Parent in cash which will be directly or indirectly contributed to Holdings, and by Holdings to the Initial U.S. Borrower (with all such contributions (x) to Holdings to be in the form of (i) common equity or (ii) Preferred Capital Stock or other instruments having terms reasonably acceptable to the Initial Lenders and (y) to the Initial U.S. Borrower to be in the form of common equity) (all such contributions being referred to collectively as the “Equity Contribution”), which Equity Contribution, when combined with the funds remaining on deposit in the Trust Account (as defined in the Acquisition Agreement) after giving effect to the Buyer Class A Redemption (as defined in the Acquisition Agreement) that are paid or payable from the Trust Account as described in the Acquisition Agreement (the “Trust Account Equity”) will on a pro forma basis constitute an aggregate amount not less than 30% (the “Minimum Equity Percentage”) of the sum of (i) the aggregate principal amount of the Credit Facilities funded on the Closing Date (excluding (A) amounts drawn under the Revolving Facility on the Closing Date for working capital purposes and/or purchase price adjustments, to fund Transaction Costs or to replace, backstop or Cash collateralize existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments to the extent undrawn and (B) any letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date to the extent undrawn) plus (ii) the Equity Contribution plus (iii) the Trust Account Equity.

C.       To consummate the Transactions, the Borrowers have requested that the Lenders extend credit in the form of (a) (i) Initial Dollar Term Loans in an original aggregate principal amount equal to $378,175,000 and (ii) Initial Euro Term Loans in an original aggregate principal amount equal to €140,000,000 and (b) a Revolving Facility with an available amount of $45,000,000, and the Lenders are willing to extend such credit on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Article 1            DEFINITIONS

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Intercreditor Agreement” means a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Consent Party (which may, if applicable, consist of a payment “waterfall”).

“Acceptable Management Agreement” means any management agreement entered into between Sponsor or a Parent Company (other than Holdings), on the one hand, and Holdings or any of its subsidiaries, on the other hand, in each case on or after the Closing Date, which such management agreement shall be in substance reasonably satisfactory to the Administrative Consent Party.

“ACH” means automated clearing house transfers.

“Acquisition” means the purchase of all of the issued and outstanding equity interests of the Target pursuant to the Acquisition Agreement and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of December 12, 2018, and amended pursuant to the Amendment to Stock Purchase Agreement, dated as of January 24, 2019, by and among Parent, Rack Holdings L.P., a Delaware limited partnership, and the Target.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Borrower” has the meaning assigned to such term in Section 1.11(a).

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Letter of Credit Facility” means any facility established by any Borrower and/or any Restricted Subsidiary to obtain letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that, if Adjusted Term SOFR as so determined shall ever be less than 0.00%, then, so long as Adjusted Term SOFR as so determined remains less than 0.00%, Adjusted Term SOFR shall be deemed to be the Floor.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Consent Party” means, prior to the Disposition Date, the Principal Investor Representative and, thereafter, the Administrative Agent.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries or any property of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any subsidiary thereof solely because it is an unrelated portfolio company of Parent and none of the Administrative Agent, the Arranger, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any of its Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by

Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” has the meaning assigned to such term in the preamble to this First Lien Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) ~~the~~ Federal Funds Effective Rate in effect on such day plus 0.50%, (b) ~~to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis based on the rate determined on such day for such Interest Period at 11:00 a.m. (London time))~~Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%, (c) the Prime Rate, and (d) solely with respect to Initial Term Loans and Initial Revolving Loans, 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the ~~Published LIBO Rate~~Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the ~~Published LIBO Rate~~Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.24 or, to the extent applicable pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of (a), (c) and (d) above, and shall be determined without regard to clause (b) above.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Euros and each other currency that is approved in accordance with Section 1.10.

“Applicable Charges” has the meaning assigned to such term in Section 9.19.

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, in the case of the Initial Term Loans and the Initial Revolving Loans, the applicable rate per annum set forth below under the caption “ABR Spread”, “Adjusted Term SOFR Spread” or “Eurocurrency Rate Spread” for the applicable facility, based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Revolving Loans and Initial Term Loans shall be the applicable rate per annum set forth below in Category 1.

First Lien Leverage Ratio	ABR Spread for Revolving Loans	Adjusted Term SOFR Spread and Eurocurrency Rate Spread for Revolving Loans	ABR Spread for Initial Term Loans	Adjusted Term SOFR Spread and Eurocurrency Rate Spread ~~Eurocurrency Rate Spread~~ for Initial Term Loans
Category 1
Greater than or equal to 5.00 to 1.00	3.00%	4.00%	3.00%	4.00%
Category 2
Less than 5.00 to 1.00	2.75%	3.75%	2.75%	3.75%

The Applicable Rate for Initial Revolving Loans and Initial Term Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for Initial Revolving Loans and Initial Term Loans shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

The Applicable Rate for any Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt Securities in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved Jurisdiction” means each of (i) the Netherlands, (ii) the United States, any state thereof and the District of Columbia and (iii) any other jurisdiction agreed to by the Borrower and each Revolving Lender.

“Arranger” means GSLP in its capacity as sole lead arranger and sole bookrunner with respect to the Initial Term Loans and the Initial Revolving Facility.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”; provided that the Borrower shall not designate the Administrative Agent or any of its Affiliates as the Auction Agent without the prior written consent of the Administrative Agent or such Affiliate, as applicable (it being understood that none of the Administrative Agent nor any of its Affiliates shall be under any obligation to agree to act as the Auction Agent).

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)       the sum of:

(i)       $30,000,000; plus

(ii)       the Retained Excess Cash Flow Amount; provided that such amount shall not be available for (A) any Restricted Payment pursuant to Section 6.04(a)(iii)(A) or any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A) if (x) any Event of Default shall then exist or would result therefrom or (y) on a Pro Forma Basis, the Interest Coverage Ratio is less than 2.00:1.00 or (B) any Investment pursuant to Section 6.06(r)(i) if any Specified Event of Default shall then exist or would result therefrom, in each case of clauses (A) and (B) above, at the time of determination pursuant to Section 1.04(e); plus

(iii)       the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Borrower or any of its Restricted Subsidiaries, plus the fair market value, as determined by the Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)       the Net Proceeds received by the Borrower or any Restricted Subsidiary from any Indebtedness or Disqualified Capital Stock, in each case of the Borrower or any Restricted Subsidiary, issued after the Closing Date (other than Indebtedness or Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash or Cash Equivalents (as determined by the Borrower in good faith) and the fair market value (as determined by the Borrower in good faith) of any property or assets (other than Indebtedness or Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary) received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)       the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)       to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and cash interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) or, without duplication, otherwise received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Borrower or any Restricted Subsidiary)); plus

(vii)       an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (C) the fair market value (as determined by the Borrower in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)       the amount of any Declined Proceeds; minus

(b)       an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(~~b~~a)(~~vi~~iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Borrower in good faith, but excluding any Cure Amount) received by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(1)       contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Borrower or any of its Restricted Subsidiaries), and

(2)       the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrower or any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Available Maturity Exception Amount” means, at the time of any incurrence of Indebtedness, (x) the Maturity Exception Amount at such time minus (y) the aggregate amount of Indebtedness outstanding at such time in reliance on the Maturity Exception Amount.

“Available RDP Capacity Amount” means the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 6.04(b)(iv)(A) minus the amount of the Available RDP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to Section 6.06(q)(ii).

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 6.04(a)(vii) and (a)(x)(A) minus the aggregate amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (a) make Investments pursuant to Section 6.06(q)(ii) and (b) make Restricted Debt Payments pursuant to Section 6.04(b)(iv)(B).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time ~~which~~that is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, the Arranger or any Lender as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, the Arranger or any Lender at the time such arrangement is entered into, in each case, in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being Banking Services Obligations for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a)(i)(A), or (b) any Alternate Currency, the Eurocurrency Rate applicable thereto; provided that if a Benchmark Transition Event has occurred with respect to such Eurocurrency Rate or the then-current Benchmark, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a)(i)(B). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event,

(I)                 with respect to Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; and

(II)                  with respect to any Alternate Currency, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (I)(a), (I)(b) or (II) above would be less than 0.00%, then, so long as such Benchmark Replacement as so determined remains less than 0.00%, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time or for syndicated credit facilities denominated in the applicable currency (other than Dollars).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Initial Lenders or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrower” means, as the context may require, the U.S. Borrower, the Dutch Borrower and/or any Additional Borrower. Unless the context may otherwise require, as used in this Agreement and each other Loan Document, “the Borrower” shall refer to the U.S. Borrower. Notwithstanding anything herein or in any other Loan Document to the contrary, no Foreign Borrower shall be jointly and severally liable with, or otherwise be responsible for any Obligation of, any Domestic Borrower with respect to the Obligations of such Domestic Borrower.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans and Eurocurrency Rate Loans, as to which a single Interest Period is in effect with respect to such SOFR Loans and Eurocurrency Rate Loans, respectively.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City on which banking institutions are authorized or required by law to remain closed and (b) when used in connection with a Eurocurrency Rate Loan ~~(i) denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market; and (ii)~~ denominated in an Alternate Currency, the term “Business Day” shall also exclude any day (x) on which banks are not open for dealings in deposits in such Alternate Currency in the London or other applicable offshore interbank market, (y) on which commercial banks and foreign exchange markets are not open for business in London, the Netherlands or the principal financial center for such Alternate Currency and (z) with respect to any Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System payment system launched on November 19, 2007 or any successor settlement system is not open.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases) that in accordance with GAAP, are, or are required to be, included as capital expenditures on the consolidated statement of cash flows for such Person for such period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of at least BBB- from S&P or at least Baa3 from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such

Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)       the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting Capital Stock of Holdings collectively owned, directly or indirectly, beneficially by the Permitted Holders; and

(b)       the U.S. Borrower ceasing to be a direct Wholly-Owned Subsidiary of Holdings or (until the date on which the principal of and interest on each Loan and all fees, expenses and other amounts, in each case payable by the Dutch Borrower under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all commitments in respect of the Dutch Borrower under this Agreement have been terminated) the Dutch Borrower ceasing to be an indirect Wholly-Owned Subsidiary of Holdings, in each case other than during the pendency of any Holdings Reorganization Transaction or Permitted Reorganization (provided that the U.S. Borrower is a direct Wholly-Owned Subsidiary and (until the date on which the principal of and interest on each Loan and all fees, expenses and other amounts, in each case payable by the Dutch Borrower under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all commitments in respect of the Dutch Borrower under this Agreement have been terminated) the Dutch Borrower is an indirect Wholly-Owned Subsidiary of the Person that succeeds to the rights and obligations of Holdings under the Loan Documents upon the consummation of such Holdings Reorganization Transaction or Permitted Reorganization); it being understood and agreed for the avoidance of doubt that the Acquisition shall not trigger a “Change of Control” for any purpose under this Agreement or any other Loan Document.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more Permitted Holders hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Dollar Term Loans, Initial Euro Term Loans of the U.S. Borrower or Dutch Borrower, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), or Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Dollar Term Loan Commitment, Initial Euro Term Loan Commitment of the U.S. Borrower or Dutch Borrower, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), or an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement as in effect on the Closing Date (it being understood that capitalized terms used in such definition and defined in the Acquisition Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement as in effect on the Closing Date).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, the U.S. Collateral and the Dutch Collateral. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement) and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a)       the Administrative Agent shall have received from each Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12(a) (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) (x) with respect to any such Restricted Subsidiary that is a Domestic Subsidiary, a supplement to the U.S. Security Agreement in substantially the form attached as an exhibit thereto and (y) with respect to any such Restricted Subsidiary that is a Dutch Subsidiary, supplements to the applicable Dutch Collateral Documents (or, at the option of such Dutch Subsidiary, new Dutch Collateral Documents in substantially similar form or such other form reasonably satisfactory to the Administrative Consent Party), if applicable, in the form attached thereto or otherwise reasonably acceptable to the Administrative Consent Party, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, U.S. Trademarks and/or U.S. Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as an exhibit hereto, (D) with respect to any Domestic Loan Party, a completed Perfection Certificate, (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Consent Party may reasonably request and (F) an executed joinder to any

Acceptable Intercreditor Agreement that is then applicable in substantially the form attached as an exhibit thereto; and

(b)       the Administrative Agent shall have received with respect to any Material Real Estate Asset (other than an Excluded Asset) owned by any Domestic Loan Party, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Consent Party and the Borrower):

(i)       evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Consent Party may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Consent Party;

(ii)       a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Administrative Consent Party (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as determined by the Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Consent Party, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens and other Liens acceptable to the Administrative Consent Party, together with such endorsements, coinsurance and reinsurance as the Administrative Consent Party may reasonably request to the extent the same are available in the applicable jurisdiction at commercially reasonable rates; provided, however, that in lieu of a zoning endorsement the Administrative Consent Party shall accept a zoning report from a nationally recognized zoning report provider;

(iii)       a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located, as the Administrative Consent Party may reasonably request; and

(iv)       (A) surveys (provided an existing survey shall be acceptable if sufficient for the applicable title insurance company to remove the standard survey exception and issue survey-related endorsements and the title insurance company does so), (B) appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended), and (C) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with evidence of federal flood insurance for any such Flood Hazard Property); provided that the Administrative Consent Party may in its reasonable discretion (I) accept any existing appraisal so long as such existing appraisal satisfies any applicable local law requirements and (II) waive the requirements for any survey.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby in connection with the delivery of a mortgage or UCC fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to the Administrative Consent Party and the Borrower. Notwithstanding anything herein to the contrary, no Mortgage will be executed and delivered with respect to any Material Real Estate Asset pursuant to the foregoing until the Administrative Agent has received written notice of such Mortgage at least 30 days prior to such execution and delivery and has confirmed receipt of satisfactory flood due diligence and evidence of compliance with the applicable Flood Insurance Laws.

Notwithstanding any provision of any Loan Document to the contrary, (1) all Guarantees by Dutch Loan Parties shall be subject to any applicable general mandatory statutory limitations, fraudulent preference, “thin capitalization” rules, exchange control restrictions, corporate benefit and financial assistance and (2) Dutch Subsidiaries may be excluded from the Guarantee requirements in circumstances where such requirements would contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer, director, member or manager of such Dutch Subsidiary; provided that, Holdings and its Subsidiaries will use all commercially reasonable efforts to remedy, mitigate and overcome any such restrictions referred to in the foregoing clauses (1) and (2), including, without limitation, assisting in demonstrating that adequate corporate benefit accrues and undertaking any “whitewash” or similar procedures in the case of financial assistance.

“Collateral Documents” means, collectively, (i) the U.S. Security Agreement, (ii) each Mortgage (if any), (iii) each Intellectual Property Security Agreement, (iv) the Dutch Collateral Documents, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (vi) the Perfection Certificate and (vii) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of all or any portion of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitment, subject to the provisions of the last paragraph hereof, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 5.40 to 1.00	0.500%
Category 2	0.250%

First Lien Leverage Ratio	Commitment Fee Rate
Equal to or less than 5.40 to 1.00

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that (a) until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, the Commitment Fee Rate shall be the applicable rate per annum set forth above in Category 1 and (b) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Letter” means that certain Commitment Letter, dated as of December 12, 2018, by and among the Initial Lenders, the Administrative Agent and Parent.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of Holdings, the Borrower, the Target and/or any of their respective subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement or Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xiv), (xix) and (xx) below) the amounts of:

(i)       Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (C)

costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii)       (A) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period and (B) any payments to a Parent Company in respect of Taxes permitted to be made hereunder;

(iii)       (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv)       any non-cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v)       [reserved];

(vi)       Receivables Fees and the amount of loss or discount on the sale of Receivables Facility Assets and related assets to a Receivables Subsidiary in connection with a Receivables Facility;

(vii)       the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued, and payments made to Sponsor or any Parent Company (other than Holdings) pursuant to an Acceptable Management Agreement, and payments to outside directors of the Borrower or a Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(viii)       [reserved];

(ix)       the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with (A) the Transactions, (B) acquisitions and Investments completed prior to the Closing Date and (C) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(x)       pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and other synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) related to (A) the Transactions that are (1) reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken within 24 months after the Closing Date (in the good faith determination of such Person) or (2) contemplated by the Acquisition Agreement or have been identified to the Initial Lenders (including by inclusion in the Model, any management presentation or quality of earnings or similar report or analysis) prior to the Closing Date (including in respect of any action taken on or prior to the Closing Date) and (B) any acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction (other than the Transactions), in each case prior to, on or after the Closing Date that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken within 24 months after such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction (in the good faith determination of such Person) (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period);

(xi)       [reserved];

(xii)       any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Borrower in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period) (in each case of (i) and (ii), with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters);

(xiii)       unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv)       the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv)       the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi)       any net Charge included in the U.S. Borrower’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(xvii)       the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(xviii)       [reserved];

(xix)       the amount of any revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; and

(xx)       any other adjustments, exclusions and add-backs (x) reflected in the Model and quality of earnings summaries delivered to the Initial Lenders on November 7, 2018 or (y) that are consistent with Regulation S-X;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i)       non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii)       unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii)       [reserved];

(iv)       the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v)       to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi)       the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes; and

(vii)       any Consolidated Net Income included in the U.S. Borrower’s consolidated financial statements due to the application of ASC 810; and

(d)       increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the Secured Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, Consolidated Adjusted EBITDA for such Fiscal Quarters shall be deemed to be $22,472,959, $21,947,022, $26,216,613 and $20,809,866, respectively, in each case, as adjusted (i) on a Pro Forma Basis, as applicable and (ii) pursuant to clause (b)(x) above, as applicable for each Test Period.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a First Priority Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility, the interest component of any payment under any Financing Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Financing Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a)       (i) any net income (loss) of any Person if such Person is not a Borrower or a Restricted Subsidiary, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) during such period by such Person to the Borrower or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Loan Party, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.04(a)(iii)(A) or the amount of Excess Cash Flow, any net income (loss) of any Restricted Subsidiary (other than a Loan Party) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or any other Loan Party by operation of its organizational documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Loan Documents, the documents related to any Incremental Facilities and/or Incremental Equivalent Debt and the documents relating to any Replacement Debt or Refinancing Indebtedness in respect of any of the foregoing, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) during such period by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b)       any gain or Charge attributable to any Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(c)       any gain or Charge from (A) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (B) any non-recurring, special or unusual item (as determined in good faith by such Person);

(d)       (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), the Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e)       any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Borrower, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f)       any net income or Charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any Derivative Transaction;

(g)       (i) any Charge incurred as a result of, in connection with or pursuant to (or incurred by a Parent Company to the extent permitted to be paid by a Borrower hereunder) any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Borrower and/or any of its subsidiaries, in each case under this clause (ii), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person and (iii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder;

(h)       any Charge that is established, adjusted and/or incurred, as applicable, (i) within 24 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 24 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i)       any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(j)       (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(k)       the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l)       any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(m)       (i) any non-cash deemed finance Charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(n)       earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with the Transactions, any acquisition or Investment permitted hereunder or in respect of any acquisition consummated prior to the Closing Date;

(o)       Charges (including facility operating losses) related to any de novo facility or any facility renovation (including in each case with respect to any manufacturing facility), including any construction, pre-opening/re-opening and start-up period prior to opening (or re-opening, as applicable), until such facility has been open (or renovated) and operating for a period of 12 consecutive months;

(p)       (A) Transaction Costs, (B) any Charges incurred in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, becoming a standalone company, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (C) the amount of any Charges that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(q)       Charges incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r)       Charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets and contracts (including, without limitation, any renewals, extensions or other modifications thereof) or new product introductions or exiting a market, contract or product, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge;

(s)       non-cash compensation Charges and/or any other non-cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant); and

(t)       to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination) and (B) Tax distributions made in cash during such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Financing Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt”, “Consolidated First Lien Debt” and “Consolidated Secured Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder, including as a component of the definitions of First Lien Leverage Ratio, Secured Leverage Ratio and Total Leverage Ratio, and any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude obligations under any Derivative Transaction, any Qualified Receivables Facility, or under any Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries and (iv) to exclude obligations under any Non-Financing Lease Obligation.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of the foregoing; (c) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing, including, without limitation, damages or payments for past and future infringements thereof; (d) the right to sue for past, present and future infringements thereof; and (e) all domestic rights corresponding to any of the foregoing.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Credit Extension” means each of (i) the making of a Revolving Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount, or extend the expiration date, of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any date, all assets of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) Cash or Cash Equivalents

(including Cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Tax assets and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Tax liabilities, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Borrower and/or any Restricted Subsidiary, (ix) the current portion of any Financing Lease, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate” means any Affiliate (other than a natural person) of Parent that is a bona fide debt fund or investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or Securities in the ordinary course of business and for which no personnel making investment decisions in respect of any equity investor which has a direct or indirect equity investment in Parent or the Borrower or its Restricted Subsidiaries has the right to make any investment decision.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or the Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally and including any suspension of payments (surseance verleend), emergency regulations (noodregeling) as provided for in the Dutch Financial Supervision Act (Wet of het financieel toezicht), bankruptcy (failliet verklaard), filing by a Dutch entity of a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), or any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the EU Insolvency Regulation.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within one Business Day of the date required to be made by it hereunder or to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent) to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Defaulting Revolving Lender” means a Revolving Lender that is a Defaulting Lender.

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deleveraging Event” means the first date on which (x) the First Lien Leverage Ratio is less than 4.25:1.00 or (y) the Borrower incurs any Junior Indebtedness or unsecured Indebtedness for borrowed money (other than Indebtedness incurred pursuant to Section 6.01(b), (i) and (p) (to the extent extending, refinancing, refunding or replacing such Indebtedness permitted under Section 6.01(b) and (i)).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its subsidiaries shall constitute a Derivative Transaction.

“Designated Loans” has the meaning assigned to such term in Section 1.11(e).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or a Sale and Lease-Back Transaction pursuant to Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designating Lender” has the meaning assigned to such term in Section 1.11(e).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. The fair market value of any assets or other property Disposed of shall be determined by the Borrower in good faith and shall be measured at the time provided for in Section 1.04(e).

“Disposition Date” means the first day after the Closing Date on which the Principal Investors (in the aggregate) both (a) cease to hold more than 50% of the aggregate principal amount of the then-outstanding Loans and undrawn Revolving Credit Commitments and (b) cease to hold more than 50% of the aggregate principal amount of the Loans and undrawn Revolving Credit Commitments held by the Initial Lenders (in the aggregate) on the Closing Date.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt Securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any Security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)                (i) any Person identified by the Borrower or the Parent (or their attorneys) as such in writing to the Initial Lenders and the Administrative Agent on or prior to December 12, 2018 (including by way of email), (ii) any Person identified by the Borrower or the Parent (or their attorneys) as such in writing (and reasonably satisfactory) to the Administrative Consent Party and the Administrative Agent after the Closing Date (including by way of email), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (a)(i) or (a)(ii) of this paragraph) and (iv) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified by the Borrower or the Parent (or their attorneys) in a written notice (including by way of email) to the Initial Lenders and the Administrative Agent (if prior to the Closing Date) or the Administrative Consent Party (if on or after the Closing Date); and

(b)                (i) any Person that is or becomes a Company Competitor and is identified by the Borrower or the Parent (or their attorneys) as such in writing (including by way of email) to the Initial Lenders and the Administrative Agent (if prior to the Closing Date) or the Administrative Agent and the Administrative Consent Party (if on or after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (b)(i) of this paragraph) and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Borrower or the Parent (or their attorneys) in a written notice (including by way of email) to the Initial Lenders and the Administrative Agent (if prior to the Closing Date) or the Administrative Agent and the Administrative Consent Party (if on or after the Closing Date);

it being understood and agreed that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans or Commitments if such Person was not a Disqualified Institution at the time of acquisition of such assignment or participation interest.

“Disregarded Subsidiary” means any Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957(a) of the Code) or one or more Disregarded Subsidiaries, IP Rights related to such Foreign Subsidiaries or Disregarded Subsidiaries, Cash or Cash Equivalents and other incidental assets related thereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Borrower” means the U.S. Borrower and each Additional Borrower that is incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Domestic Loan Party” means the U.S. Borrower and each other Loan Party that is incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender or Debt Fund Affiliate (as applicable) and the applicable Auction Agent in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a)       Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in the case of any such Term Loans denominated in Euros, in a minimum amount of €10,000,000 and whole increments of €1,000,000 in excess thereof) (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b)       Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in the case of any such Term Loans denominated in Euros, whole increments of €1,000,000) (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment Agreement with the principal amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)       Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d)       Additional Procedures.

(i)       Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)       To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii)       In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)       Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v)       The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“Dutch Borrower” means (a) prior to the consummation of a transaction described in clause (b), the Initial Dutch Borrower and (b) following the consummation of a transaction permitted hereunder that results in a Successor Borrower, such Successor Borrower.

“Dutch Collateral” means any and all property of any Dutch Loan Party subject to a Lien under any Collateral Document to secure all or any portion of the Secured Obligations of the Dutch Loan Parties.

“Dutch Collateral Documents” means:

(i)       a Dutch law governed deed of pledge over (A) 65% of all registered shares in the capital of Kapnar Holdings B.V., to be entered into by Ranpak Corp. as pledgor, the Administrative Agent as pledgee and Kapnar Holdings B.V. as the company whose shares will be pledged and (B) 35% of all registered shares in the capital of Kapnar Holdings B.V., to be entered into by Ranpak Corp. as pledgor, the Administrative Agent as pledgee and Kapnar Holdings B.V. as the company whose shares will be pledged; provided that the deed of pledge described in clause (B) shall only be pledged as Collateral in respect of the Obligations of the Dutch Loan Parties;

(ii)       a Dutch law governed deed of pledge over 100% of all registered shares in the capital of the Dutch Borrower, to be entered into by Kapnar Holdings B.V. as pledgor, the Administrative Agent as pledgee and the Dutch Borrower as the company whose shares will be pledged;

(iii)       a Dutch law governed deed of pledge over 100% of all registered shares in the capital of Ranpak CZ B.V., to be entered into by the Dutch Borrower as pledgor, the Administrative Agent as pledgee and Ranpak CZ B.V. as the company whose shares will be pledged; and

(iv)       a Dutch law governed omnibus deed of disclosed pledge over bank accounts and intercompany receivables and an undisclosed pledge over movable assets, IP Rights and trade receivables to be entered into by the Dutch Borrower, Kapnar Holdings B.V., Ranpak CZ B.V. as pledgors and the Administrative Agent as pledgee.

“Dutch Loan Party” means the Dutch Borrower and each other Loan Party that is organized under the laws of the Netherlands.

“Dutch Parallel Debt” has the meaning assigned to such term in the Loan Guaranty.

“Dutch Subsidiary” means any Restricted Subsidiary that is organized under the laws of the Netherlands.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by a Borrower generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “EURIBOR floor,” “~~LIBOR~~SOFR floor” or “Base Rate floor” or any other interest rate floor, that (A) to the extent that the Adjusted Term SOFR or Eurocurrency Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Adjusted Term SOFR or Eurocurrency Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, (i) any assignment of Loans or Commitments of a Dutch Loan Party shall only be permitted if such assignee is a Non-Public Lender and (ii) “Eligible Assignee” shall not include (x) any natural person or any investment vehicle established primarily for the benefit of a natural person, (y) any Disqualified Institution or Defaulting Lender or (z) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings or any of its Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law or (b) in connection with any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means any and all applicable foreign or domestic, federal, state or local (or any subdivision thereof), statutes, laws, codes, treaties, standards, guidelines, writs, injunctions, ordinances, orders, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable binding requirements of Governmental Authorities or the common law relating to (a) pollution or the protection of the environment or natural resources, human health and safety (to the extent relating to the exposure to any Hazardous Material) or other environmental matters; or (b) any Hazardous Materials Activity or any exposure of any Person to any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Materials Activity, (c) exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material into the environment or (e) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (c) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan (but only with respect to the Borrower or any of its Restricted Subsidiaries); (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) the withdrawal by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (f) the institution by the PBGC of proceedings to terminate any Pension Plan; (g) the imposition of liability on the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means the Council Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings (OJ 2015, L 141/19).

“EURIBOR Rate” means the Published EURIBOR Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities.

“Euro” and “€” means the single currency of the European Union as constituted by the Treaty on European Union.

“Eurocurrency Rate” means:

~~(a) in the case of Loans denominated in Dollars, the LIBO Rate;~~

(~~b~~a) in the case of Loans denominated in Euros, the EURIBOR Rate; and

(~~c~~b) in the case of Loans denominated in an Alternate Currency (other than Euros), the rate of interest with respect to such Alternate Currency as agreed among the Borrower, the Administrative Agent and the Revolving Lenders of the applicable Class that will provide such Loans at the time such Alternate Currency is approved by the Administrative Agent and such Revolving Lenders pursuant to Section 1.10;

provided that if any Eurocurrency Rate is less than ~~0.00% per annum, then~~the Floor, then, so long as such Eurocurrency Rate as so determined remains less than the Floor, such Eurocurrency Rate shall be deemed to be ~~0.00% per annum~~the Floor.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to:

(a)       the sum, without duplication, of the amounts for such period of the following:

(i)       Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(x) of the definition thereof, plus

(ii)       the Consolidated Working Capital Adjustment for such period, plus

(iii)       cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Section 2.11(b)(ii)), plus

(iv)       to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by the Borrower or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(iv) below, minus

(b)       the sum, without duplication, of the amounts for such period (or, in the case of clauses (b)(i), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(viii), (b)(ix) and (b)(x), at the option of the Borrower, amounts after such period to the extent paid prior to the date of the applicable Excess Cash Flow payment) of the following:

(i)       the aggregate principal amount of (A) all optional prepayments of Indebtedness (other than any (1) optional prepayment of Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (2) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (B) all mandatory prepayments and scheduled repayments of Indebtedness and (C) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by the Borrower and/or any Restricted Subsidiary that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii)       amounts added back under (A) clauses (b)(i) and (b)(ii) of the definition of “Consolidated Adjusted EBITDA” to the extent paid or payable in Cash or (B) clause (xvii) of the definition of “Consolidated Adjusted EBITDA”, plus

(iii)       any foreign translation losses paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge

Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(iv)       amounts added back under (A) clauses (b)(x), (b)(xii), (b)(xiv), (b)(xix) or (b)(xx) of the definition of “Consolidated Adjusted EBITDA” or (B) the last paragraph of the definition of Consolidated Net Income with respect to business interruption insurance, in each case to the extent such amounts have not yet been received by the Borrower or its Restricted Subsidiaries, plus

(v)       an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in Cash and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(vi) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of Charges paid or payable in Cash by the Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(vii)       Cash payments (other than in respect of Taxes, which are governed by clause (ii) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(viii)       amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(ix)       the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset, plus

(x)       the amount of any Tax obligation of the Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary, plus

(xi)       to the extent included in the calculation of Consolidated Adjusted EBITDA for such period, the amount of any insurance proceeds received by the Borrower or any Restricted Subsidiary during such period under the Representation and Warranty Insurance Policy, plus

(xii)       the amount of any Cash payments in respect of any Restricted Payment made pursuant to Section 6.04(a), in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(xiii)       the aggregate amount of any extraordinary, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period.

“Excess Cash Flow Period” means each full Fiscal Year of the U.S. Borrower ending after the Closing Date (commencing, for the avoidance of doubt, with the Fiscal Year ending on December 31, 2021).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)       any asset (including any General Intangibles and any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto (including pursuant to a purchase money security interest, capital lease, Financing Lease or similar arrangement or, in the case of after-acquired property, pre-existing secured Indebtedness not incurred in anticipation of the acquisition by the Loan Party of such property)) the grant or perfection of a security interest in which would (i) constitute a violation of a restriction in favor of a third party (other than a Loan Party or Restricted Subsidiary) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Loan Party or Restricted Subsidiary, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) unless and until any relevant consent has been obtained (there being no requirement pursuant to any Loan Document to obtain any consent in respect thereof from any Person that is not also a Loan Party or Restricted Subsidiary) or (iii) permit any Person (other than any Loan Party or Restricted Subsidiary) to amend any rights, benefits and/or obligations of the relevant Loan Party or Restricted Subsidiary in respect of such relevant asset or permit such Person to require any Loan Party or any subsidiary of the Borrower to take any action materially adverse to the interests of such subsidiary or Loan Party; provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Requirement of Law; provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(b)       the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) broker-dealer subsidiary, (iv) not-for-profit subsidiary and/or (v) special purpose entity used for any securitization facility or any Receivables Subsidiary,

(c)       any intent-to-use (or similar) Trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding of, such intent-to-use Trademark application or any registration issuing therefrom under applicable law,

(d)       any asset or property (including Capital Stock), the grant or perfection of a security interest in which would (A) require any governmental or regulatory consent, approval, license or authorization that has not been obtained (there being no requirement under any Loan Document to obtain the consent, approval, license or authorization of any Governmental Authority or other Person (other than any Loan Party), including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (B) be prohibited or restricted by applicable Requirements of Law (including enforceable anti-assignment provisions of applicable Requirements of Law), except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the UCC of any relevant jurisdiction or any other applicable Requirement of Law notwithstanding such prohibition, (C) trigger termination of any contract pursuant to a “change of control” or similar provision or (D) result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith,

(e)       (i) except to the extent a security interest therein can be perfected by the filing of an “all-assets” UCC-1 financing statement, any leasehold interest and (ii) any real property or real property interest that is not a Material Real Estate Asset,

(f)       any Capital Stock of any Person that is not a Wholly-Owned Subsidiary or that is an Immaterial Subsidiary,

(g)       any Margin Stock,

(h)       the Capital Stock of (i) any Disregarded Subsidiary or (ii) any Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code), in each case, other than (x) 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of a Subsidiary described in clause (h)(i) or clause (h)(ii) hereof and (y) solely for purposes of securing the Secured Obligations of the Dutch Loan Parties, 100% of the Capital Stock of the Dutch Loan Parties,

(i)       (i) any Letter-of-Credit-Right (other than to the extent a security interest in such Letter-of-Credit-Right can be perfected solely through the filing of an “all assets” UCC financing statement) and (ii) any Commercial Tort Claim involving a claim of less than $2,500,000 (as determined in good faith by the Borrower),

(j)       any Cash or Cash Equivalents (other than Cash and Cash Equivalents representing identifiable proceeds of other Collateral, a security interest in which (A) can be perfected solely through the filing of an “all assets” UCC financing statement or (B) is effective pursuant to the Dutch Collateral Documents),

(k)       any Deposit Account or commodity or securities account (including any securities entitlement and any related asset) (except to the extent a security interest therein (A) can be perfected solely through the filing of an “all assets” UCC financing statement or (B) is effective pursuant to the Dutch Collateral Documents; it being understood that this exception does not apply to Cash or Cash Equivalents other than Cash and Cash Equivalents representing identifiable proceeds of other Collateral as referred to in the preceding clause (j)),

(l)       any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein (A) can be perfected solely by filing an “all assets” UCC financing statement or (B) is effective pursuant to the Dutch Collateral Documents and without the requirement to list any VIN, serial or similar number),

(m)       any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (m) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction or any other applicable Requirement of Law,

(n)       Receivables Facility Assets (or interests therein) sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold in connection with a Receivables Facility, factoring transaction or any similar arrangement permitted hereunder, and

(o)       any asset with respect to which the Administrative Consent Party and the relevant Loan Party have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Subsidiary” means:

(a)       any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b)       any Immaterial Subsidiary,

(c)       any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation (in the case of any such contractual obligation, where such contractual obligation exists on the Closing Date or on the date such entity becomes a Restricted Subsidiary, as long as such contractual obligation was not entered into solely in contemplation of such person becoming a Restricted Subsidiary) from providing a Loan Guaranty or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to provide a Loan Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) for so long as the applicable prohibition or restriction is in effect and unless and until such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(d)       any not-for-profit subsidiary,

(e)       any Captive Insurance Subsidiary or subsidiary that is a broker-dealer,

(f)       any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing) and any Receivables Subsidiary,

(g)       any Foreign Subsidiary other than (solely for purposes of Guaranteeing the Secured Obligations of the Dutch Loan Parties) any Dutch Subsidiary,

(h)       (i) any Disregarded Subsidiary or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Disregarded Subsidiary,

(i)       any Unrestricted Subsidiary,

(j)       any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(k) any Restricted Subsidiary if the provision of a Loan Guaranty could reasonably be expected to result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith, and

(l)       any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Consent Party and the Borrower, the burden or cost of providing a Loan Guaranty outweighs, or is excessive in light of, the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.22 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Lender, any U.S. withholding tax (or, in the case of the Dutch Borrower, any Netherlands withholding tax) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by the Administrative Agent, any Lender or any Issuing Bank to comply with Section 2.17(f), (e) any withholding tax under FATCA and (f) any Tax assessed on a recipient under the laws of the Netherlands, if and to the extent such Tax become payable as a result of such recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Loan Party.

“Existing Credit Facilities” has the meaning assigned to such term in Section 4.01(h).

“Exit Payment” means the “First Lien Exit Payments” (as defined in the Fee Letter).

“Exit Payment Date” means the earliest date on which any of the following occur: (i) the Deleveraging Event, (ii) a Repricing Transaction, (iii) the incurrence of any Replacement Debt in respect of the Initial Term Loans or any Replacement Term Loans, (iv) [reserved], (v) an Event of Default, (vi) the repayment of any Obligations owing to any Initial Term Lender or the replacement of any Initial Term Lender, in each case in connection with an event specified in Section 2.19(b)(i) through (iv) or (vii) the voluntary payment of the Exit Payment, in each case of clauses (i) through (vii) above, occurring at least one day prior to the Initial Term Loan Maturity Date. The rights of each Lender to its pro rata share of the Exit Payment shall be assignable in connection with any permitted assignment of the Initial Term Loans held by such Lender.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower, executed by each of (a) the applicable Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rules, practice or other published administrative guidance adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such section of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if such rate as determined above is at any time negative, the Federal Funds Effective Rate at such time shall instead be zero.

“Fee Letter” means that certain Fee and Closing Payment Letter, dated as of December 12, 2018, by and among the Initial Lenders, the Administrative Agent and Parent.

“Financial Covenant” means the covenant in Section 6.15(a).

“Financing Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be, in accordance with GAAP (but subject to Section 1.04(c)), accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement of such Person for financial reporting purposes in accordance with GAAP as in effect on January 1, 2015; provided that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP as in effect on January 1, 2015.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the U.S. Borrower ending December 31 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fixed Amount” has the meaning assigned to such term in Section 1.04(g).

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” means a rate of interest per annum equal to 0.00%.

“Foreign Borrower” means each Borrower that is not a Domestic Borrower.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., any foreign government or any political subdivision of either thereof.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“GSLP” has the meaning assigned to such term in the preamble to this Agreement.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such

Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, storage, possession, holding, placement, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, investigation, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (a) prior to the consummation of a transaction described in clause (b) of this definition, Initial Holdings and (b) following the consummation of a Holdings Reorganization Transaction that results in a New Holdings, New Holdings.

“Holdings Reorganization Transaction” means (a) the contribution by Holdings of 100% of the Capital Stock of the U.S. Borrower to a newly formed domestic “shell” company owned or controlled by the Permitted Holders, (b) the merger or other consolidation of Holdings with another Person in connection with a “push-down” of debt permitted hereunder or (c) in the case of a debt “push-down” permitted hereunder and consummated by assignment, the Person that after giving effect thereto shall hold 100% of the Capital Stock of the U.S. Borrower, in each case, so long as, contemporaneously therewith (as applicable) (i) New Holdings delivers to the Administrative Agent any new certificate issued (if any) to evidence the contributed Capital Stock of the U.S. Borrower and grants a security interest in such Capital Stock in favor of the Administrative Agent pursuant to the U.S. Security Agreement or a joinder thereto in a form reasonably satisfactory to the Administrative Agent and (ii) New Holdings assumes the Loan Guaranty provided by Holdings and all other obligations of Holdings under this Agreement and each of the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto that is reasonably acceptable to the Administrative Agent.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower (a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets or 5.0% of Consolidated Adjusted EBITDA, in each case, of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the U.S. Borrower delivered pursuant to Section 4.01(c). As of the Closing Date, the Immaterial Subsidiaries of the Borrower were (i) Auburn Properties Corp. and (ii) Ranpak CZ B.V.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling or step-sibling (and any linear descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, any of the foregoing individual’s (including the initial individual’s) estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)       the Shared Incremental Amount, plus

(b)       in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder, an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt, plus

(c)       in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d)       (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt incurred pursuant to the Shared Incremental Amount, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Replacement Term Loans or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt previously applied to the permanent prepayment of any Loan hereunder or of any Incremental Equivalent Debt, (iv) [reserved] and (v) the aggregate amount of any Indebtedness referred to in clauses (i) through (iv) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) Holdings, the Borrower and/or any Restricted Subsidiary; provided that for each of clauses (i) through (v), the relevant prepayment, redemption, repurchase, retirement or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e)       an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (other than any Cash funded to the consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries, except that pro forma effect may be given to such Cash to the extent such Cash is not applied promptly to the Subject Transaction in connection with such incurrence) and to any relevant Subject Transaction (and, in the case of any Incremental Revolving Facility or delayed draw Incremental Term Facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a First Priority Lien on the Collateral, the First Lien Leverage Ratio does not exceed 5.90:1.00, (ii)

if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations, the Secured Leverage Ratio does not exceed the greater of (x) 6.50:1.00 and (y) if such Indebtedness is incurred to finance a Permitted Acquisition or other Investment permitted hereunder, the Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness and (iii) if such Indebtedness is secured by a Lien on assets of Restricted Subsidiaries that are not Loan Parties (to the extent securing Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party) or is unsecured, the Total Leverage Ratio does not exceed the greater of (x) 6.75:1.00 and (y) if such Indebtedness is incurred to finance a Permitted Acquisition or other Investment permitted hereunder, the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness;

provided that:

(1)        any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred only under clause (i) thereof),

(2)        except as specified in the final paragraph of this definition, if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(3)        any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition, unless otherwise elected by the Borrower, shall automatically and without need for action by any Person, be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence or implementation thereof, when financial statements required pursuant to Section 5.01(a) or (b) are delivered, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Leverage Ratio, Secured Leverage Ratio, or Total Leverage Ratio, as applicable, set forth in clause (e) of this definition;

provided further that (I) Incremental Facilities and Incremental Equivalent Debt incurred by Dutch Loan Parties under clauses (b), (c) and (d) of this definition shall be available in an aggregate principal amount not in excess of the underlying amount of Loans and/or Commitments being extended (in the case of clause (b)), being replaced (in the case of clause (c)) or that was previously prepaid, redeemed, repurchased or retired (in the case of clause (d)), as applicable, for which a Dutch Loan Party is the obligor and (II) the aggregate outstanding principal amount of Incremental Facilities and Incremental Equivalent Debt incurred by Dutch Loan Parties under clauses (a) and (e) of this definition shall not exceed the greater of $47,500,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Notwithstanding the foregoing, any Incremental Facility and/or Incremental Equivalent Debt must utilize any capacity, if then available, under clause (d) of this definition prior to utilizing any capacity, if then available, under clause (e) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

(a)          the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination),

(b)          the Weighted Average Life to Maturity of such Indebtedness is no shorter than the then-remaining greatest Weighted Average Life to Maturity of the Initial Term Loans and the final maturity date of such Indebtedness is no earlier than the Initial Term Loan Maturity Date, in each case as determined on the date of the issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans with a maturity date not longer than one year; provided, that either (x) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (y) any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (b) and (ii) Indebtedness (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of incurrence of such Incremental Equivalent Debt,

(c)          subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Indebtedness,

(d)          if such Indebtedness is in the form of Dollar-denominated or Euro-denominated term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security (other than customary bridge loans with a maturity date not longer than one year that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security), the MFN Provision of Section 2.22(a)(v) as it relates to the Initial Dollar Term Loans (in the case of any such Dollar-denominated Indebtedness) or the Initial Euro Term Loans (in the case of any such Euro-denominated Indebtedness), as applicable, shall apply to such Indebtedness (as if, but only to the extent, including after giving effect to applicable exclusions, such Indebtedness was an Incremental Term Facility of the type subject to the provisions of Section 2.22(a)(v), mutatis mutandis),

(e)          if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement,

(f)           with respect to any Incremental Equivalent Debt incurred by the Borrower or a Restricted Subsidiary that is a Loan Party, such Indebtedness may provide for the ability to participate (A) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) to the extent secured on a pari passu basis with the Initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b) or less than a pro rata basis with the then-outstanding Term Facility,

(g)          with respect to any Incremental Equivalent Debt incurred by the Borrower or a Restricted Subsidiary that is a Loan Party, such Indebtedness shall rank pari passu with, or junior to, the Secured Obligations in right of payment and security and no such Incremental Equivalent Debt may be (x) Guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral, and

(h)          no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Equivalent Debt (except in connection with any Permitted Acquisition or other Investment or irrevocable repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.04(e)).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings and the applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.04(g).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) that portion of obligations with respect to Financing Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable and accruals for payroll in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Financing Lease Obligation be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder), (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder) and (z) Indebtedness of any Parent Company appearing on the balance sheet of the Borrower or any of its Subsidiaries solely by reason of push-down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indemnitee Related Parties” means, with respect to any Indemnitee, such Indemnitee’s controlled Affiliates or controlling Persons or any of the respective directors, officers, employees, members, agents, advisors and other representatives of such Indemnitee and such Indemnitee’s controlled Affiliates or controlling Persons.

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Dollar Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans denominated in Dollars hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or

Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Term Lender pursuant to Section 9.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Term Lenders’ Initial Dollar Term Loan Commitments on the Closing Date is $378,175,000.

“Initial Dollar Term Loans” means the term loans denominated in Dollars made by the Initial Term Lenders to the U.S. Borrower pursuant to Section 2.01(a)(i).

“Initial Dutch Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Initial Euro Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans denominated in Euros hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Term Lender pursuant to Section 9.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Term Lenders’ Initial Euro Term Loan Commitments on the Closing Date is €140,000,000.

“Initial Euro Term Loans” means the term loans denominated in Euros made by the Initial Term Lenders to the U.S. Borrower and the Dutch Borrower pursuant to Section 2.01(a)(i).

“Initial Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Initial Lenders” means the financial institutions who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Initial Revolving Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $45,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to any Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means the Initial Dollar Term Loan Commitment and/or the Initial Euro Term Loan Commitment, as the context may require.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the Initial Dollar Term Loans and/or the Initial Euro Term Loans, as the context may require.

“Initial U.S. Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F or any other form approved by the Administrative Consent Party and the Borrower.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Election Request” means a request by a Borrower in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of June 2019) or the maturity date applicable to such Loan and (b) with respect to any SOFR Loan and Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing and Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any SOFR Borrowing and Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, ~~two,~~ three or six months (or, solely with respect to Eurocurrency Rate Borrowings, to the extent available to all relevant affected Lenders, twelve months or, to the extent acceptable to all applicable Lenders, a shorter period) thereafter, as a Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day ~~and~~, (ii)

any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period~~.~~, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Restricted Subsidiary, any Joint Venture or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or similar advances in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“Investors” means (a) the Parent and (b) other investors identified to the Initial Lenders in writing that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) GSLP and (b) any Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Subject to the reasonable consent of the Borrower (subject to the standards set forth in Section 9.05(b)), each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a 100% interest. Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Borrower or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Judgment Currency” has the meaning assigned to such term in Section 9.26.

“Junior Indebtedness” means any Indebtedness for borrowed money of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness among Holdings, the Borrower and/or its subsidiaries) that is expressly subordinated in right of payment to the Obligations or secured by a Lien on the Collateral that is expressly subordinated to the Lien on the Collateral securing the Secured Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means any payment or disbursement made by any Issuing Bank pursuant to any Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 9.05(g).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit, in each case issued pursuant to this Agreement.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $5,000,000, as adjusted from time to time in accordance with Section 2.10(c) or Section 2.22 hereof.

~~“LIBO Rate” means the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities.~~

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation in and of itself be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I hereto or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means Holdings, each Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan and/or any Additional Revolving Loan.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means, at any date of determination pursuant to Section 1.04(e), the amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of the U.S. Borrower or any Parent Company multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) subject to the reasonable satisfaction of the Administrative Consent Party.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the material rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Collateral Documents.

“Material Real Estate Asset” means (i) the Specified Real Estate Asset and (ii) any fee-owned Real Estate Asset acquired by any Domestic Loan Party after the Closing Date and located in the United States of America having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $7,500,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maturity Exception Amount” means the greater of (x) $45,000,000 and (y) 47% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Minimum Equity Percentage” has the meaning assigned to such term in the Recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Model” means the model delivered by the Parent to the Initial Lenders on November 7, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other agreement that conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall be in form and substance reasonably satisfactory to the Administrative Consent Party.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to any Loan Party or its subsidiaries, Affiliates or direct or indirect equity owners) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Holdings” means the Person that shall, immediately following the consummation of a Holdings Reorganization Transaction in accordance with the provisions of the definition thereof, hold 100% of the Capital Stock of the U.S. Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means the Parent and any Affiliate of the Parent, other than any Debt Fund Affiliate.

“Non-Financing Lease Obligation” of any Person means a lease obligation of such Person that is not a Financing Lease. A straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Public Lender” means any person who does not form part of the public (within the meaning of the Capital Requirements Regulation (EU/575/2013).

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligation Currency” has the meaning assigned to such term in Section 9.26(a).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in the definition of “Sanctioned Person”.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19). For the avoidance of doubt, Other Taxes do not include any Excluded Taxes.

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the applicable Borrower of such unreimbursed LC Disbursement.

“Parallel Debt” means the U.S. Parallel Debt or the Dutch Parallel Debt, as applicable.

“Parent” means One Madison Corporation and its Subsidiaries that directly or indirectly own Capital Stock of Holdings.

“Parent Company” means (a) Holdings and (b) any other Person or group of Persons that are Affiliates of the Parent (but in any event not any portfolio company of the Parent), of which the U.S. Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing, including, without limitation, damages or payments for past and future infringements thereof; (e) the right to sue for past, present and future infringements thereof; and (f) all domestic rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, (d) the delivery to the Administrative Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents, (e) in respect of the Dutch Collateral (as applicable), (i) the registration of the omnibus deed of disclosed pledge over bank accounts and intercompany receivables and undisclosed pledge over movable assets, IP Rights and trade receivables, with the Dutch tax authorities, (ii) the sending of duly executed notices of pledge to the relevant debtors of pledged bank and intercompany receivables, (iii) the registration of the rights of pledge over the shares in the capital of Ranpak CZ B.V., the Dutch Borrower and Kapnar Holdings B.V. in the relevant shareholder’s registers and (iv) the registration of a pledge over IP rights with the relevant IP register and (f) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties (including the Dutch Loan Parties) in favor of the Administrative Agent or to enforce the rights of the Administrative Agent and the Secured Parties under the Loan Documents (including the taking of any actions required under applicable foreign Requirements of Law to validly create or perfect the Liens on the Collateral granted by such Loan Party in favor of the Administrative Agent).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case if (1) such Person is or becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or a substantial portion of its assets (or such division, business line, unit or product line or facility) to, or is liquidated into, the Borrower and/or any Restricted Subsidiary as a result of such transaction; provided that (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.16, (ii) at the applicable time elected by the Borrower in accordance with Section 1.04(e), with respect to such acquisition, no Specified Event of Default shall be continuing and (iii) the total consideration paid by Persons that are Loan Parties (a) for the Capital Stock of any Person that does not become a Loan Party or is not a Loan Party, (b) with respect to Investments of the type referred to in clauses (x) and (y) above after giving effect to which the relevant Joint Venture is not, or does not become, a Loan Party or (c) in the case of an asset acquisition, for assets that are not acquired by any Loan Party, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed an aggregate amount outstanding equal to the sum of (1) the greater of $30,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (2) amounts otherwise available under Section 6.06; provided that the limitation described in this clause (iii) shall not apply to any acquisition to the extent (A) any such consideration is financed with the proceeds of sales of the Qualified Capital Stock of, or capital contributions in respect of Qualified Capital Stock to, the Borrower or any Restricted Subsidiary, other than Cure Amounts or Available Excluded Contribution Amounts or (B) of any consideration provided by Restricted Subsidiaries that are not Loan Parties, including through cash flow, asset sale proceeds and Indebtedness proceeds of such Restricted Subsidiaries, that is directly in connection with such Permitted Acquisition and that is used substantially simultaneously for such purpose (including any distribution made by a Restricted Subsidiary to a Loan Party and designated by the Borrower to the Administrative Agent for such purpose, it being understood that if such Permitted Acquisition is not consummated, the Borrower may elect to have such distribution be returned to such Restricted Subsidiary); provided further that in the event the amount available under this clause is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party (or any assets that are not transferred to a Loan Party) and such Restricted Subsidiary subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such limit shall be proportionately increased as a result ~~thereofSection 6.06Section 6.06~~of such Restricted Subsidiary subsequently becoming a Loan Party (or such assets are subsequently transferred to such Loan Party).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Borrower and/or any Restricted Subsidiary and any other Person.

“Permitted Equity” means, with respect to Holdings or U.S. Borrower, (i) common equity or (ii) Preferred Capital Stock or other instruments having terms reasonably acceptable to the Administrative Consent Party.

“Permitted Exit Payment Amendment” means an amendment to this Agreement in substantially the form of Exhibit O hereto.

“Permitted Holders” means (a) the Investors and their respective Affiliates (excluding any operating portfolio companies of the Investors or other operating companies in which the Investors own equity) and, with respect to any such Investor that is a natural person, their respective Immediate Family Members and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date hereof) so long as, in the case of this clause (b), the relevant Investors directly or indirectly collectively beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Immediate Family Member or transferee of any of the foregoing) of the Borrower (or any Parent Company or any subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pre-Approved Additional Revolving Lender” means each of Citibank, N.A., Credit Suisse AG, Cayman Island Branch and/or Bank of America, N.A. or, in each case, any of their Affiliates.

“Pre-Approved Incremental Revolving Increase” means an Incremental Revolving Facility in an aggregate outstanding principal amount not to exceed $30,000,000 that is provided by one or more Pre-Approved Additional Revolving Lenders.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h), (j) and (q) and any Sale and Lease-Back Transaction pursuant to clause (A) of the proviso to Section 6.08.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent and acceptable to the Borrower) as the “Prime Rate” in the U.S.

“Principal Investor Representative” means Goldman Sachs & Co. LLC.

“Principal Investors” means, collectively, the Initial Lenders and the Related Investors.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)       (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,

(b)       any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period,

(c)       any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d)       any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Financing Lease shall be deemed to accrue at an interest rate determined as set forth in the definition of “Consolidated Interest Expense” and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower, and

(e)       the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

In the case of any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Total Assets for any event described above that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 5.01 for the Fiscal Quarter ended June 30, 2019, any such calculation required to be made on a “Pro Forma Basis” shall use the consolidated financial statements of the U.S. Borrower delivered to the Initial Lenders for the Fiscal Quarter ended March 31, 2019. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the projections of the Borrower and its Subsidiaries included in the Model.

“Promissory Note” means a promissory note of the applicable Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of such Borrower owed to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees and costs related to the foregoing.

“Published EURIBOR Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing denominated in Euros, ~~(a)~~ the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen EURIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent ) as the Euro interbank offered rate for deposits in Euros as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) ~~and (b) if such rate is not available at such time for any reason, then the “Published EURIBOR Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Euros for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the EURIBOR Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the applicable offshore interbank market for Euros at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if such rate as determined above is at any time negative, the Published EURIBOR Rate at such time shall instead be zero. Notwithstanding the foregoing or anything in Section 9.02 to the contrary, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) in consultation with the Borrower that (i) the circumstances set forth in Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14 have not arisen but the supervisor for the administrator of the EURIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the EURIBOR Rate shall no longer be used for determining interest rates for loans, then the “Published EURIBOR Rate” for such Interest Period shall be (x) a comparable successor or alternative interbank rate for deposits in Euros that is, at such time, broadly accepted by the syndicated loan market in lieu of the “Published EURIBOR Rate” and is reasonably acceptable to the Borrower and the Administrative Agent or (y) solely if no such broadly accepted comparable successor or alternative interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent and the Borrower may determine, and, in the case of clause (x) and/or (y), the Borrower and the Administrative Agent (prior to the Disposition Date, at the direction of the Principal Investor Representative) shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood and agreed that any such amendment shall not require the consent of any Lender).~~.

~~“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing denominated in Dollars, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (b) if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if such rate as determined above is at any time negative, the Published LIBO Rate at such time shall instead be zero. Notwithstanding the foregoing~~

~~or anything in Section 9.02 to the contrary, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) in consultation with the Borrower that (i) the circumstances set forth in Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14 have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the “Published LIBO Rate” for such Interest Period shall be (x) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted by the syndicated loan market in lieu of the “Published LIBO Rate” and is reasonably acceptable to the Borrower and the Administrative Agent or (y) solely if no such broadly accepted comparable successor or alternative interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent and the Borrower may determine, and, in the case of clause (x) and/or (y), the Borrower and the Administrative Agent (prior to the Disposition Date, at the direction of the Principal Investor Representative) shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood and agreed that any such amendment shall not require the consent of any Lender).~~

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales of Receivables Facility Assets and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Financing Lease (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) interest expense with respect to Indebtedness of any Parent Company of such Person appearing on the balance sheet of such

Person solely by reason of push-down accounting under GAAP, (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions or any acquisition or Investment permitted hereunder, (K) any lease, rental or other expense in connection with a Non-Financing Lease Obligation and (L) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Financing Lease shall be deemed to accrue at an interest rate determined as set forth in the definition of Consolidated Interest Expense and (y) interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to all real property owned by such Loan Party and all real property leased or subleased by such Loan Party (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables Facility” means any of one or more receivables financing facilities or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Borrower or any of the Restricted Subsidiaries sells or grants a security interest in its Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling or granting a security interest in its Receivables Facility Assets to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case, that constitutes a Qualified Receivables Facility.

“Receivables Facility Asset” means (a) any accounts receivable, revenue stream or other right of payment, real estate asset, mortgage receivable or related asset and (b) contract rights, lockbox accounts and records with respect to such assets customarily transferred therewith, in each case subject to a Receivables Facility.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Receivables Facility Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any subsidiary makes an Investment and to which the Borrower or any subsidiary transfers Receivables Facility Assets.

“Refinancing” has the meaning assigned to such term in Section 4.01(h).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) Holdings and the applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than Cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Borrower or any Restricted Subsidiary in exchange for any asset transferred by the Borrower or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of Securities of a Person, unless upon receipt of the Securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender, any Person that is an Approved Fund of such Lender.

“Related Investor” means (a) any affiliated investment entity and/or other Affiliate of Goldman Sachs & Co. LLC or (b) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its Affiliates and, in each case, which is not a Disqualified Institution, a natural person or any investment vehicle established primarily for the benefit of a single natural person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternate Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark

Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, or issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt); provided that prior to the incurrence or establishment of any Replacement Debt incurred under this Agreement, the Borrower shall, with respect to any such Indebtedness being refinanced that is held by the Principal Investors, offer the Principal Investors a bona fide opportunity to provide the entire amount of such Replacement Debt on terms specified by the Borrower and, to the extent the Principal Investors do not commit to provide such Replacement Debt on such specified terms within 10 Business Days, then the Borrower may obtain commitments from other Persons to provide such declined amount of Replacement Debt on such specified terms or on terms (taken as a whole) less favorable to such other Person (but not on terms (taken as a whole) more favorable to such other Person) in each case within 90 days of the Principal Investor Representative having declined on behalf of the Principal Investors; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms that were offered to the Principal Investors. For the avoidance of doubt, it is understood and agreed that the Borrower shall not be required to offer the Principal Investors such opportunity in connection with any refinancing or replacement that is provided by Persons other than the Principal Investors and that is not documented under this Agreement if, after giving effect thereto, all Revolving Credit Commitments shall have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) shall have been paid in full in Cash and all Letters of Credit shall have expired or have been terminated (or have been (x) Cash collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed.

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) if ERISA or the regulation issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representation and Warranty Insurance Policy” means the representation and warranty insurance policy obtained by the Parent in connection with the Acquisition.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the optional prepayment, repayment, refinancing, substitution or replacement (or mandatory prepayment pursuant to Section 2.11(b)(iii)) of all or a portion of the Initial Dollar Term Loans or Initial Euro Term Loans substantially concurrently with the incurrence by any Loan Party of any long-term indebtedness having an Effective Yield that is less than the Effective Yield applicable to the Initial Dollar Term Loans or Initial Euro Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable; provided that the primary purpose (as determined by the Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 4.50:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 4.50:1.00 and greater than 4.00:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means (x) at any time prior to the Disposition Date, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time and all Principal Investors and (y) at any time on or after the Disposition Date, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 4.25:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 4.25:1.00 and greater than 3.75:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 3.75:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay Subject Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the applicable Borrower or Restricted Subsidiary (giving pro forma effect to the subject Dispositions and/or casualty events and the application of the relevant proceeds thereof).

“Required Revolving Lenders” means (x) at any time prior to the Disposition Date, Revolving Lenders having Revolving Loans or unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and unused Revolving Credit Commitments at such time and all Revolving Lenders that are Principal Investors and (y) at any time on or after the Disposition Date, Lenders having Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and unused Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to any Person other than a Dutch Loan Party, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any certification of Organizational Documents delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (including, for the avoidance of doubt, by electronic means) and (b) with respect to a Dutch Loan Party, a managing director or any other person who is authorized to represent such Person. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower who is the chief financial officer (or any other individual or similar official with substantially equivalent responsibilities) or a Responsible Officer directly reporting to the chief financial officer (or such other individual or similar official with substantially equivalent responsibilities) that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Persons covered by such financial statements as at the dates indicated and their consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness that is required by the terms of this Agreement to mature after the Initial Term Loan Maturity Date, to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower or any of its Restricted Subsidiaries, except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower or any of its Restricted Subsidiaries and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower or any of its Restricted Subsidiaries now or hereafter outstanding. The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the

Borrower on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by the Borrower or any of its Restricted Subsidiaries pursuant to such Restricted Payment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the U.S. Borrower (including, for the avoidance of doubt, each other Borrower).

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount, determined on a cumulative basis, that is equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.11(b)(i) for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; provided that such amount shall not be less than zero for any Excess Cash Flow Period.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of Revolving Loans, (ii) each date of any conversion or continuation of Revolving Loans pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit denominated in any Alternate Currency, each of the following: (i) each date of issuance of any Letter of Credit, (ii) each date of an amendment of any Letter of Credit that would have the effect of increasing the Stated Amount thereof and (iii) the last day of each Fiscal Quarter; (c) with respect to the commitment fee for unused Revolving Credit Commitments of the Revolving Lenders pursuant to Section 2.12(a), such additional dates as the Administrative Agent or the Required Revolving Lenders shall reasonably require and (d) any additional date as the Administrative Agent shall determine or the Required Revolving Lenders shall require, in each case under this clause (d), at any time when an Event of Default has occurred and is continuing.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility and any Additional Revolving Facility.

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of all (a) Revolving Loans, (b) LC Disbursements that have not been reimbursed within three Business Days (and excluding, for the avoidance of doubt, the amount of any undrawn Letters of Credit) and (c) Letters of Credit (excluding (i) any Letter of Credit to the extent Cash collateralized (in an amount equal to 103% of the face amount thereof) or back-stopped (in a manner reasonably acceptable to the applicable Issuing Bank) and (ii) other Letters of Credit (or any portion thereof) in an aggregate face amount up to $2,500,000 (with only such Letter of Credit amounts in excess of $2,500,000 being applied for purposes hereof)), in each case as of such date, exceeds an amount equal to 35% of the Total Revolving Credit Commitment.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is, or is owned 50% or more or controlled by one or more Persons that are, listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any applicable non-U.S. sanctions authority or (b) any Person located, organized or resident in a Sanctioned Country.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State or any applicable non-U.S. sanctions authority.

“Scheduled Consideration” has the meaning assigned to such term in Section 2.11(b)(i).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, the Arranger, a Lender or any Affiliate of the Administrative Agent, the Arranger or a Lender as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, the Arranger or any Lender at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and 9.10 and each Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders and the Issuing Banks, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Secured Obligations and (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets subject to a Qualified Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (b) of the definition of “Alternate Base Rate”.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of $95,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (e) of the definition of “Incremental Cap” hereunder.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.16 if the references to “Restricted Subsidiaries” in Section 5.16 were read to refer to such Person.

“Soft Call Termination Date” has the meaning assigned to such term in Section 2.12(f).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Target, its subsidiaries or their respective businesses in the Acquisition Agreement which are material to the interests of the Lenders, but only to the extent that Parent (or its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach or inaccuracy of such representations and warranties.

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g).

“Specified Real Estate Asset” means the Real Estate Asset located at 7990 Auburn Road in Concord, Ohio.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to the Loan Parties), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i) (limited to the execution, delivery and performance of the Loan Documents, incurrence of the Indebtedness thereunder and the granting of Guarantees and Liens in respect thereof), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last sentence of Section 4.01), Section 3.16 and Sections 3.17(a)(ii), (b) and (c).

“Sponsor” means One Madison Group and the funds, partnerships, investment vehicles or other co-investment vehicles or other entities managed, advised or controlled by One Madison Group or its Affiliates (but in any event excluding any portfolio company of any of the foregoing).

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Borrower and the Administrative Agent); provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase a Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing a Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the U.S. Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each Domestic Subsidiary of the U.S. Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (solely with respect to the Secured Obligations of the Dutch Loan Parties) each Dutch Subsidiary (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of the U.S. Borrower that becomes a guarantor of all or any portion of the Secured Obligations pursuant to the terms of this Agreement (including, with respect to the Secured Obligations of the Dutch Loan Parties, each Dutch Subsidiary), in each case, until such time as the relevant subsidiary is released from its obligations under each Loan Guaranty in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Borrower may from time to time, upon notice to the Administrative Agent (or in the case of a Foreign Subsidiary, the prior written consent of the Administrative Consent Party (not to be unreasonably withheld, conditioned or delayed)), elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Borrower and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall any Dutch Loan Party Guarantee the Secured Obligations of, or otherwise be responsible for any Obligation of, any Domestic Loan Party.

“Substitute Affiliate Lender” has the meaning assigned to such term in Section 1.11(e).

“Substitute Facility Office” has the meaning assigned to such term in Section 1.11(e).

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” has the meaning assigned to such term in the Recitals to this Agreement.

“Taxes” means any and all present and future taxes (including “business activities” taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment and, if applicable, any Additional Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR” means,

(a)       for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)       for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means, with respect to Term SOFR, 0.10% (10 basis points) for an Interest Period of one-month’s duration, 0.15% (15 basis points;) for an Interest Period of three-month’s duration, 0.25% (25 basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with the Financial Covenant, the period of four consecutive Fiscal Quarters then most recently ended and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered; it being understood and agreed that prior to the first delivery of financial statements under Section 5.01(a) or Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the U.S. Borrower and its consolidated subsidiaries are available.

“Threshold Amount” means the greater of $60,000,000 and 63% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $45,000,000.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages and payments now or hereafter due or payable under any of the foregoing, including, without limitation, damages or payments for past and future infringements thereof; (d) the right to sue for past, present and future infringements thereof, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount, upfront fees or closing payments) payable or otherwise borne by the Parent and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (c) the Equity Contribution, (d) the Refinancing and (e) the payment of the Transaction Costs.

“Transformative Acquisition” means any acquisition or Investment by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR, the Eurocurrency Rate (including whether determined by reference to the EURIBOR Rate or ~~LIBO Rate or~~ any other Eurocurrency Rate) or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Secured Parties (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Credit Facilities), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the U.S. Borrower (other than the Dutch Borrower) designated by the Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10 and any subsidiary of any Unrestricted Subsidiary.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender and (b) such Lender’s LC Exposure at such time.

“U.S.” or “United States” means the United States of America.

“U.S. Borrower” means (a) prior to the consummation of a transaction described in clause (b) of this definition, the Initial U.S. Borrower and (b) following the consummation of a transaction permitted hereunder that results in a Successor Borrower, such Successor Borrower.

“U.S. Collateral” means any and all property of any Domestic Loan Party subject to a Lien under any Collateral Document to secure all or any portion of the Secured Obligations of the Loan Parties.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Parallel Debt” has the meaning assigned to such term in the Loan Guaranty.

“U.S. Security Agreement” means the U.S. First Lien Pledge and Security Agreement, substantially in the form of Exhibit J, among the Domestic Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Term Loan”) or by Type (e.g., a “~~LIBO Rate~~SOFR Loan”) or by Class and Type (e.g., a “~~LIBO Rate~~SOFR Dollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Term Loan Borrowing”) or by Type (e.g., a “~~LIBO Rate~~SOFR Borrowing”) or by Class and Type (e.g., a “~~LIBO Rate~~SOFR Dollar Term Loan Borrowing”).

Section 1.03.    Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice of such Person’s industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply chain, factoring or reverse factoring arrangements entered into by the Borrower and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for Cash in an amount not less than 95% of the face amount thereof). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(a)          For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06 and 6.07, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a) (in the case of Indebtedness incurred on the Closing Date), and any capacity under clause (d) of the definition of “Incremental Cap” may not be reclassified as capacity under clause (e) of the definition of “Incremental Cap”), 6.02 (other than Sections 6.02(a), 6.04, 6.06 and 6.07 (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on Section 6.01(z) (in the case of Indebtedness and Liens) or any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(z) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of Section 6.01(z) or such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, and/or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment,

Investment and/or Disposition under Sections 6.01, 6.02, 6.04, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 1.04.    Accounting Terms; GAAP.

(a)          (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change in GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including (x) the conversion to IFRS as described below and (y) the impact of Accounting Standards Updates 2014-09 and 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Administrative Consent Party shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from the Administrative Consent Party with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed. If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided thereafter, the Borrower cannot elect to report under GAAP); provided, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the application of IFRS will remain as previously calculated or determined in accordance with GAAP.

(ii)       All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (iv) unless the Borrower elects otherwise, the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies. Any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

(b)          Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (e), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio) and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test or such amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test or such amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with the Financial Covenant and (y) the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c)          Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Financing Lease”, unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update 2016-02, Leases (Topic 842) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Update 2016-02, Leases (Topic 842) or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(d)          For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to clause (e) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e)          Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or similar Investment or any Disposition or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, similar Investment or Disposition (or, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or (y) the consummation of such acquisition, Investment or Disposition, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition or similar Investment, Restricted Payment and/or Restricted Debt Payment or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and, at the election of the Borrower, any other acquisition or similar Investment, Restricted Payment, Restricted Debt Payment or other transaction that has not been consummated but with respect to which the Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.04(e), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Borrower or any Restricted Subsidiary). For the avoidance of doubt, if the Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Borrower’s election of such option. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Facility.

(f)           [Reserved].

(g)          Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility, any Additional Revolving Facility or any other permitted revolving facility and any cap expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrower elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower. Notwithstanding the foregoing, any Incremental Facility and/or Incremental Equivalent Debt must utilize any capacity, if then available, under clause (d) of the definition of “Incremental Cap” prior to utilizing any capacity, if then available, under clause (e) of the definition of “Incremental Cap”.

(h)          The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(i)           The increase in any amount of Indebtedness or the increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 6.01 and will be deemed not to be the granting of a Lien for purposes of Section 6.02.

(j)           For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, closing payments, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

(k)          Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.    Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.    Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.    Currency Equivalents Generally.

(a)          Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar ~~equivalent~~Equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, closing payments, commissions and expenses (including upfront fees, closing payments, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04(a)), as applicable, for the relevant Test Period and, at the option of the Borrower, will reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar ~~equivalent~~Equivalent amount of such Indebtedness).

(b)          Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(c)          The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

Section 1.09.    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” or “in Euros”, as applicable, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10.    Additional Alternate Currencies.

(a)          Any Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars or Euros; provided that such requested currency is a lawful currency (other than Dollars or Euros) that is readily available and freely transferable and convertible into Dollars or Euros. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Loans, such request shall be subject to the approval of each of the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable Issuing Banks, in each case as set forth in Section 9.02(b)(ii)(E).

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by each of the Revolving Lenders and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Loans) or each relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)          Any failure by any Revolving Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans or issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder, and the Borrower and the Revolving Lenders shall amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 9.02(b)(ii)(E). If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower. Notwithstanding anything to the contrary herein, to the extent that the Eurocurrency Rate ~~and/or the Alternate Base Rate~~ is not applicable to or available with respect to any Revolving Loan denominated in any Alternate Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Borrower and the Administrative Agent.

Section 1.11.    Additional Borrowers; Borrower Agent and Representative.

(a)          From time to time on or after the Closing Date, and with at least ten Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), subject to (x) prior to the Disposition Date, the approval of the Principal Investor Representative (not to be unreasonably withheld, conditioned or delayed)) and (y) and completion of customary “know your customer” procedures and delivery of related information reasonably requested by the Administrative Consent Party, including information required pursuant to Section 9.16, the Borrower may designate any Subsidiary Guarantor as an additional Borrower (each such person, an “Additional Borrower”) under the Revolving Facility, an Incremental Revolving Facility, an Additional Revolving Facility or a Replacement Revolving Facility, provided that such person prior to or contemporaneously with becoming an Additional Borrower (i) is incorporated in an Approved Jurisdiction, (ii) except as the Administrative Consent Party may otherwise agree, each Guarantor shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents and (iii) in the case of an Additional Borrower under any Incremental Revolving Facility or Additional Revolving Facility, is approved by the relevant Incremental Revolving Facility Lenders or Additional Revolving Lenders, as applicable.

(b)          Once a person has become an Additional Borrower in accordance with clause (a) above, it shall be a “Borrower” in respect of the applicable Facility and will have the right to request Revolving Loans or Letters of Credit, as the case may be, in accordance with Article 2 hereof until the earlier to occur of the applicable Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (c) below.

(c)          An Additional Borrower may elect to resign as an Additional Borrower; provided that: (i) no Default or Event of Default is continuing or would result from the resignation of such Additional Borrower, (ii) such resigning Additional Borrower has delivered to the Administrative Agent a written notice of resignation at least ten Business Days in advance, (iii) its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and (iv) it has paid all accrued and outstanding principal, interest and fees owed by it to the Lenders pursuant to the Loan Documents. Upon satisfaction of the requirements in sub-clauses (i), (ii), (iii) and (iv) of this clause (c), the relevant Additional Borrower shall cease to be an Additional Borrower and a Borrower.

(d)          Each Borrower (including the Dutch Borrower) hereby designates the U.S. Borrower as its agent and representative. The U.S. Borrower may act as the agent of any Borrower for the purposes of (i) delivering Borrowing Requests, continuation or conversion notices and other notices pursuant to Article 2 hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any Loans or the issuance of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower under any Loan Document. The U.S. Borrower hereby accepts such appointment.

(e)          In respect of a Loan or Loans to a particular Additional Borrower (“Designated Loans”), any Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Administrative Agent and the Borrower): (i) a substitute lending office from which it will make Designated Loans (a “Substitute Facility Office”) or (ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”). A notice to nominate a Substitute Affiliate Lender must be in the form set out in Exhibit P and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Substitute Affiliate Lender. The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Borrower, the Administrative Agent and the other Loan Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the lending office of the Substitute Affiliate Lender. In particular the Loans, Commitments and LC Exposure of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents and the Substitute Affiliate Lender will be treated as having no Loans, Commitments or LC Exposure for such voting purposes. Except as mentioned in the immediately preceding sentence, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Loan, Commitment or LC Exposure equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement. A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Administrative Agent and provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender. If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause (e): (i) any Substitute Affiliate Lender shall be treated for the purposes of Section 2.17 as having become a Lender on the date of this Agreement and (ii) the provisions of Section 9.05 shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

Section 1.12.    Dutch Terms. Unless a contrary indication appears, any reference in this Agreement to:

(a)          a “necessary action to authorise” where applicable, includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(b)          a “security interest” includes any pledge (pandrecht) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)          a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(d)          a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(e)          any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)           a “liquidator” includes a curator;

(g)          an “administrator” includes a bewindvoerder;

(h)          an “attachment” includes a beslag;

(i)           “gross negligence” means grove schuld; and

(j)           “willful misconduct” means opzet.

Section 1.13.    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article 2            THE CREDITS

Section 2.01.    Commitments.

(a)          Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to (x) make Initial Dollar Term Loans to the Initial U.S. Borrower on the Closing Date in a principal amount not to exceed its Initial Dollar Term Loan Commitment and (y) make separate Initial Euro Term Loans (in the amounts specified in their respective borrowing notices) to each of the Initial U.S. Borrower and the Initial Dutch Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Euro Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to each Borrower in Dollars, Euros or any Alternate Currency at any time and from time to time on and after the Closing Date (subject to the limitations on incurrence of Initial Revolving Loans on the Closing Date), and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, each Borrower may borrow, pay or prepay and re-borrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b)          Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to each applicable Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02.    Loans and Borrowings.

(a)          Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)          Subject to Section 2.01 and Section 2.14, each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or ~~Eurocurrency Rate~~SOFR Loans, and each Borrowing denominated in an Alternate Currency shall be comprised entirely of Eurocurrency Rate Loans, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan or Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan or Eurocurrency Rate Loan, as the case may be, shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such SOFR Loan or Eurocurrency Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 with respect to such SOFR Loan or Eurocurrency Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c)          At the commencement of each Interest Period for any SOFR Borrowing or Eurocurrency Rate Borrowing, as the case may be, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000 (or, in the case of any such Borrowing denominated in Euros, an integral multiple of €100,000 and not less than €500,000). Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for SOFR Borrowings or Eurocurrency Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)          Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall any Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03.    Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans or Eurocurrency Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent (provided that notices in respect of any Borrowings (x) to be made on the Closing Date may be conditioned on the closing of the Acquisition and (y) to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, such Investment or irrevocable repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 1:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of SOFR Loans or Eurocurrency Rate Loans (or (x) 15 Business Days in the case of any Borrowing of Initial Euro Term Loans to be made on the Closing Date and (y) 12 Business Days in the case of any Borrowing of Initial Dollar Term Loans to be made on the Closing Date) and (ii) on the requested date of any Borrowing of or conversion to ABR Loans (or 12 Business Days in the case of any Borrowing of ABR Term Loans to be made on the Closing Date) (or, in each case, such later time as shall be reasonably acceptable to the Administrative Consent Party); provided, however, that if the Borrower wishes to request SOFR Loans or Eurocurrency Rate Loans having an Interest Period of other than one~~, two~~, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Consent Party), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders. Each written notice (or confirmation of telephonic notice) with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the applicable Borrower requesting such Borrowing;

(b)          the Class of such Borrowing;

(c)          the currency of such Borrowing;

(d)          the aggregate amount of the requested Borrowing;

(e)          the date of such Borrowing, which shall be a Business Day;

(f)           whether such Borrowing is to be an ABR Borrowing, a SOFR Borrowing or a Eurocurrency Rate Borrowing;

(g)          in the case of a SOFR Borrowing or Eurocurrency Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h)          the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (each, a “Funding Account”).

If, with respect to a Borrowing denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a ~~Eurocurrency Rate~~SOFR Borrowing with an Interest Period of one month’s duration. If no currency is specified as to any Borrowing, then the requested Borrowing shall be made in Dollars. If no Interest Period is specified with respect to any requested SOFR Borrowing or Eurocurrency Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any SOFR Borrowing or Eurocurrency Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04.    [Reserved].

Section 2.05.    Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to (x) the earlier of the fifth Business Day prior to the Latest Revolving Credit Maturity Date and (y) the termination of 100% of the Revolving Credit Commitments in accordance with this Agreement, upon the request of any Borrower, to issue Letters of Credit denominated in Dollars, Euros or any other Alternate Currency, issued on sight basis only for the account of such Borrower and/or any of its Restricted Subsidiaries (provided that such Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b) and (B) to honor drafts under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d). Notwithstanding anything to the contrary contained in this Agreement, GSLP shall not be required to issue Commercial Letters of Credit or issue any Letter of Credit if the Dollar Equivalent of the aggregate amount of the Letters of Credit for which GSLP is the Issuing Bank would exceed $5,000,000 without its consent. Additionally, no Issuing Bank shall have any obligation to issue any Letter of Credit that would violate any policies of such Issuing Bank applicable to letters of credit generally.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, two Business Days prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto. To request an amendment, extension or renewal of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the applicable Borrower shall submit such a request to the applicable Issuing Bank selected by such Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information reasonably requested by the applicable Issuing Bank as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the applicable Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement)), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit shall be required to be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, the Revolving Credit Exposure would not exceed the aggregate amount of the Revolving Credit Commitments. In addition, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the expiration date of such Letter of Credit extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date, (3) the applicable Borrower shall have caused such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to such Issuing Bank or (4) the applicable Borrower shall have caused such Letter of Credit to be Cash collateralized in accordance with Section 2.05(j), in the case of clause (3) or (4), on or before the date that such Letter of Credit is issued, amended, extended or renewed beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(c)          Expiration Date

(i)                 Except as set forth in Section 2.05(b), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 103% of the then-available Stated Amount thereof is Cash collateralized or backstopped (in the currency of such Letters of Credit) on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii)               Except as set forth in Section 2.05(b), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) the date that is one year after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 103% of the then-available Stated Amount thereof is Cash collateralized or backstopped (in the currency of such Letter of Credit) on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit (in respect of any Letter of Credit issued in any Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement.

(i)                 If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to the amount of such LC Disbursement not later than 1:00 p.m. on the first Business Day immediately following the date on which such Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which such Borrower receives such notice); provided that the applicable Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)               If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)           Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed in accordance with the terms of this Agreement and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as determined by a final and non-appealable judgement of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by electronic means or by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h)          Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the applicable Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Revolving Loans that are ABR Loans and (y) in the case of any Letter of Credit denominated in any Alternate Currency, Revolving Loans that are Eurocurrency Rate Loans, with an Interest Period of one month; provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)           Replacement of an Issuing Bank or Addition of New Issuing Banks. Any Issuing Bank may be replaced with the consent of the Administrative Consent Party (not to be unreasonably withheld, conditioned or delayed), the applicable Borrower and the successor Issuing Bank at any time by written agreement among such Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit after such replacement. The applicable Borrower may, at any time and from time to time with the consent of the Administrative Consent Party (which consent shall not be unreasonably withheld, conditioned or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement; provided that the designation of any Pre-Approved Additional Revolving Lender to act as an Issuing Bank under the terms of this Agreement shall not require the consent of the Administrative Consent Party. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to any other Issuing Bank and such Revolving Lender.

(j)           Cash Collateralization.

(i)                 If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day that the applicable Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, such Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (each, an “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure (in the currency of the LC Exposure) as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the applicable Borrower described in Section 7.01(f) or (g).

(ii)               Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and each applicable Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in its LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the applicable Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06.    [Reserved].

Section 2.07.    Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of ABR Loans, 3:00 p.m. and (y) otherwise, 2:00 p.m., in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received on the same Business Day, in like funds, to the applicable Funding Account or as otherwise directed by the Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)          Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the applicable Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the applicable Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.    Type; Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing or Eurocurrency Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type available in such currency or to continue such Borrowing and, in the case of a SOFR Borrowing or Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)          Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing, a SOFR Borrowing, or a Eurocurrency Rate Borrowing; and

(iv)              if the resulting Borrowing is a SOFR Borrowing or Eurocurrency Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, as applicable.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing or Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be continued at the end of such Interest Period as a SOFR Borrowing or Eurocurrency Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a ~~Eurocurrency Rate~~SOFR Borrowing and (ii) unless repaid, each ~~Eurocurrency Rate~~SOFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing, in each case at the end of the then-current Interest Period applicable thereto.

(f)           It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made as, or converted to, a SOFR Loan or an ABR Loan and (ii) a Borrowing denominated in an Alternate Currency may only be made as, or converted to, or continued as, a Eurocurrency Rate Loan (or such other type of Revolving Loan as may be agreed by the Administrative Agent and the Borrower pursuant to Section 1.10).

Section 2.09.    Termination and Reduction of Commitments.

(a)          Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b)          Upon delivering the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02(c), as applicable.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by the Borrower) not later than 1:00 p.m. on or prior to the effective date of such termination or reduction (or not later than 1:00 p.m., three Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of SOFR Borrowings or Eurocurrency Rate Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10.    Repayment of Loans; Evidence of Debt.

(a)          Each Borrower, severally and not jointly, hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans made to such Borrower to the Administrative Agent for the account of each applicable Term Lender (i) commencing on the last Business Day of December 2019, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans made to such Borrower (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)) and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans made to such Borrower outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Each Borrower, severally and not jointly, shall repay the Additional Term Loans of any Class made to such Borrower in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans made to such Borrower pursuant to Section 2.22(a)).

(b)          Each Borrower, severally and not jointly, hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender made to such Borrower on the Initial Revolving Credit Maturity Date and (ii) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender made to such Borrower on the Maturity Date applicable thereto. On the Initial Revolving Credit Maturity Date, each Borrower shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Initial Revolving Facility then due, together with accrued and unpaid interest (if any) thereon attributable to such Borrower.

(c)          If the Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have so occurred are then in effect (or will automatically be in effect upon the occurrence of such Maturity Date), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the

Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(d) and Section 2.05(e)) under (and ratably participated in by Revolving Lenders pursuant to) the non-terminating or new Classes of Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments continuing at such time (it being understood that no partial Stated Amount of any Letter of Credit may be so reallocated) (in each case, after giving effect to any repayments of Revolving Loans) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the applicable Borrower shall, on or prior to the applicable Maturity Date, (x) cause such Letter of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled”, (y) cause such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or (z) Cash collateralize such Letter of Credit in accordance with Section 2.05(j). Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the applicable Issuing Bank.

(d)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or the Issuing Bank’s share thereof.

(f)           The entries made in the accounts maintained pursuant to paragraphs (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g)          Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the applicable Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11.    Prepayment of Loans.

(a)          Optional Prepayments.

(i)                 Upon prior notice in accordance with paragraph (a)(iii) of this Section, each Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to (A) in the case of Initial Term Loans only, Section 2.12(f) and (B) if applicable, Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)               Upon prior written notice in accordance with paragraph (a)(iii) of this Section, each Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans, of the relevant Class.

(iii)             The Borrower shall notify the Administrative Agent by telephone (promptly confirmed in writing) of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a SOFR Borrowing or Eurocurrency Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (B) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions or other conditional events, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and/or the Borrower may delay or rescind such notice until such condition is satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class of Term Loans as determined by the Borrower and specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b)          Mandatory Prepayments.

(i)           No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the U.S. Borrower are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2021, the Borrower shall prepay Subject Loans in accordance with clause (vi) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then most recently ended minus (B) at the option of the Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following:

(1) the aggregate principal amount of any Term Loans and Revolving Loans prepaid pursuant to Section 2.11(a);

(2) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(3) the amount of any reduction in the outstanding amount of any Term Loans, Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, resulting from any purchase or assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction) (with respect to Term Loans) and any equivalent provisions with respect to any Incremental Equivalent Debt, Replacement Debt and/or such other Indebtedness;

(4) all Cash payments in respect of Capital Expenditures as would be reported in the U.S. Borrower’s consolidated statement of cash flows and all Cash payments made to acquire IP Rights;

(5) Cash payments by the Borrower and its Restricted Subsidiaries made (or committed) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of the Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent such Cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

(6) Cash payments in respect of any Investment (including acquisitions) permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments (x) in Cash or Cash Equivalents or (y) in the Borrower or any Restricted Subsidiary);

(7) the aggregate consideration (i) required to be paid in Cash by the Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders and/or (ii) otherwise committed to be made in connection with Capital Expenditures, acquisitions or Investments (clauses (i) and (ii) of this clause (7), the “Scheduled Consideration”) (other than Investments in (x) Cash and Cash Equivalents or (y) the Borrower or any Restricted Subsidiary) to be consummated or made during the period of four consecutive Fiscal Quarters of the U.S. Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters;

(8) Cash expenditures in respect of any Hedge Agreement during such period to the extent not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA; and

(9) the aggregate amount of expenditures actually made by the Borrower and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), in each case to the extent that such expenditures were not expensed;

in the case of each of clauses (1)-(9), (I) excluding any such payments, prepayments and expenditures made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment, repurchase, redemption, retirement, purchase or assignment of revolving Indebtedness, only to the extent accompanied by a permanent reduction in the relevant commitment, (III) only to the extent that such payments, prepayments and expenditures were not financed with the proceeds of long-term funded Indebtedness (other than revolving Indebtedness) of the Borrower or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that no prepayment under this Section 2.11(b)(i) shall be required unless the principal amount of Subject Loans required to be prepaid exceeds $10,000,000 (and, in such case, only such amount in excess of $10,000,000 shall be required to be prepaid); provided, further, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii)               No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) $7,500,000 in any single transaction or series of related transactions and (y) $15,000,000 in any Fiscal Year, the Borrower shall apply an amount equal to the Required Net

Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vi) below; provided that (A) the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are reinvested in assets used or useful in the business of the Borrower or any of its Restricted Subsidiaries (including Permitted Acquisitions or other permitted Investments, but excluding Cash or Cash Equivalents) within 15 months following receipt thereof (the “Reinvestment Period”) or (y) the Borrower or any of its Restricted Subsidiaries has contractually committed to so reinvest the Subject Proceeds during such Reinvestment Period and the Subject Proceeds are so reinvested within six months after the expiration of such Reinvestment Period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii)             In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Dollar Term Loans or Initial Euro Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Dollar Term Loans or Initial Euro Term Loans in accordance with the requirements of Section 9.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, in accordance with clause (vi) below.

(iv)              Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the U.S. Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i), (ii) or (iii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary, the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary or the relevant Indebtedness is incurred by any Foreign Subsidiary (except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred by any Foreign Subsidiary to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), as the case may be, for so long as the U.S. Borrower determines in good faith that the repatriation to the U.S. Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(i), (ii) or (iii) above) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of proceeds from the respective incurrence of Indebtedness, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow, Subject Proceeds or Indebtedness proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, and the repatriated Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow, such Subject Proceeds or such Net Proceeds in respect of Indebtedness, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), (B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i), (ii) or (iii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture or the relevant Subject Proceeds or Net Proceeds in respect of Indebtedness are received by any Joint Venture for so long as the Borrower determines in good faith that the distribution to the Borrower of such Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness would be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow, the relevant Subject Proceeds or the relevant Net Proceeds in respect of Indebtedness, as the case may be, and the distributed Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if the Borrower determines in good faith that the repatriation to the U.S. Borrower of any amounts required to mandatorily prepay the Subject Loans pursuant to Sections 2.11(b)(i), (ii) or (iii) above would result in material and adverse tax consequences for any Loan Party or any of such Loan Party’s subsidiaries or indirect or direct equity owners that is a member of such Loan Party’s consolidated group for U.S. federal income tax purposes, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Borrower in good faith, the amount the U.S. Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of any Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds, the receipt of Net Proceeds in respect of any such Indebtedness or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of Subject Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv)).

(v)                Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrower and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided further that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi)              Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied as directed by the Borrower (or, in the absence of direction from the Borrower, ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans)) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(z) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity) and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages; provided that any amounts that would be required to prepay Initial Term Loans or Additional Term Loans pursuant to Section 2.11(b)(i), (ii) or (iii) but for the limitations in Section 2.11(b)(iv) and shall be applied to prepay Term Loans for which the Dutch Borrower is the obligor. Subject to this clause (vi), the amount of such mandatory prepayments shall be applied first to ABR Loans to the full extent thereof before application to the SOFR Loans or Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made pursuant to Section 2.16. Any prepayment of Initial Term Loans made on or prior to the Soft Call Termination Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(vii)            In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Letter of Credit and LC Disbursement) the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitment of such Class then in effect, the Borrower shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or (B) with respect to any excess LC Exposure, depositing Cash in the LC Collateral Account or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account).

(viii)          At the time of each prepayment required under Section 2.11(b)(i), (ii) or (iii), the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment; provided, however, that in the case of any prepayment that may be declined at the option of any Lender, the Borrower shall notify the Administrative Agent in writing of such prepayment not later than 1:00 p.m., three Business Days prior to the date of the prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, except as set forth in the last sentence of clause (vi) above, shall otherwise be without premium or penalty.

(ix)              Notwithstanding any of the other provisions of this Section 2.11, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of SOFR Loans or Eurocurrency Rate Loans is required to be made under this Section 2.11(b) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11(b). Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.11(b).

(x)                Notwithstanding any provision of this Agreement to the contrary, the Dutch Borrower shall not be required to apply Excess Cash Flow generated by any Foreign

Subsidiary, Net Proceeds in respect of any Prepayment Asset Sale consummated by any Foreign Subsidiary, Net Insurance/Condemnation Proceeds received by any Foreign Subsidiary or the Net Proceeds in respect of any Indebtedness incurred by any Foreign Subsidiary to Loans advanced to any Domestic Borrower or any interest, fees or expenses with respect thereto, it being understood that the foregoing shall not be construed to eliminate any corresponding repayment obligation of the U.S. Borrower with respect to any such event at the Dutch Borrower.

Section 2.12.    Fees.

(a)          The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitment of such Class on the average daily amount of the Unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees shall be payable in arrears on the first Business Day after the last day of each March, June, September and December for the quarterly period then ended (commencing on the first Business Day of July 2019 but in the case of the payment made on such date, for the period from the Closing Date to such date) and on the date on which the Revolving Credit Commitments of the applicable Class terminate.

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans or Eurocurrency Rate Revolving Loans, as applicable, on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such LC Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Borrower (but in any event not to exceed 0.125% per annum) of the daily Stated Amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to and including the last day of each March, June, September and December shall be payable in arrears for the quarterly period then ended (or, in the case of the payment made on the first Business Day of July 2019, for the period from the Closing Date to but excluding the last day of the preceding calendar quarter) on the first Business Day after the last day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)          The Borrower agrees to pay the Exit Payment on the Exit Payment Date, to the Initial Term Lenders party to this Agreement on the Closing Date (or their permitted assignees), in respect of their ratable share of the Initial Term Loans on the Closing Date.

(d)          The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent in writing.

(e)          All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f)           In the event that, on or prior to the date that is six months after the Closing Date (the “Soft Call Termination Date”), a Borrower (x) prepays, repays, refinances, substitutes or replaces any Initial Dollar Term Loans or Initial Euro Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Dollar Term Loans or Initial Euro Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Dollar Term Loans or Initial Euro Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the Soft Call Termination Date, all or any portion of the Initial Dollar Term Loans or Initial Euro Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g)          Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.    Interest.

(a)          The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each SOFR Borrowing shall bear interest at the applicable Adjusted Term SOFR for the Interest Period in effect for such SOFR Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the applicable Eurocurrency Rate for the Interest Period in effect for such Eurocurrency Rate Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 7.01(a), if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by a Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan and, in the case of any Revolving Loan, upon the termination of the Revolving Credit Commitments of the applicable Class, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan or Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14.    ~~Alternate Rate of Interest~~Inability to Determine Rates. ~~If at least two Business Days prior to the commencement of any Interest Period for a~~With respect to any SOFR Loan or Eurocurrency Rate ~~Borrowing~~Loan, subject to Section 2.24, if:

(a)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:

(A)                    adequate and reasonable means do not exist for ascertaining the relevant Adjusted Term SOFR, the Term SOFR or the Eurocurrency Rate, as applicable, for such Interest Period; ~~or~~

~~(b) the Administrative Agent is advised by the Required Lenders that the relevant Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;~~

~~then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and until the Administrative Agent~~

~~notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective and any such Borrowing shall be converted to an ABR Borrowing (or, in the case of a pending request for conversion or continuation of a Borrowing denominated in an Alternate Currency, the Borrower and the Administrative Agent shall establish a mutually acceptable alternative rate) on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as an ABR Borrowing (or in the case of a pending request for a Borrowing denominated in an Alternate Currency, the Borrower and the Administrative Agent shall establish a mutually acceptable alternative rate). The foregoing provisions of this Section 2.14 shall be subject to the last sentence of the definition of “Published LIBO Rate” and “Published EURIBOR Rate”, as applicable.~~

(B)                    (I) if Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Daily Simple SOFR” cannot be determined pursuant to the definition thereof or (II) if Term SOFR, Adjusted Term SOFR, or any Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term SOFR”, “Adjusted Term SOFR”, or such “Eurocurrency Rate”, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period;

(C)                    with respect to any such Loan denominated in an Alternate Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternate Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(D)                    with respect to any Eurocurrency Rate Loan, or any request therefor or a conversion thereto or a continuation thereof, that deposits in the applicable currency are not being offered to banks in the applicable offshore interbank market for the applicable currency, amount or Interest Period of such Eurocurrency Rate Loan; or

(b)          the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that (i) if Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Daily Simple SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) if Term SOFR, Adjusted Term SOFR, or any Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR, Adjusted Term SOFR, or any such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period, and, in the case of (i) or (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each applicable Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans (or Daily Simple SOFR Loans) or Eurocurrency Rate Loans, as applicable, in each such currency, and any right of the Borrower to convert any Loan in each such currency (if applicable) to or continue any Loan as a SOFR Loan (or Daily Simple SOFR Loan) or a Eurocurrency Rate Loan, as applicable, in each such currency, shall be suspended (to the extent of the affected SOFR Loans, Daily Simple SOFR Loans, or Eurocurrency Rate Loans or, in the case of SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) or (c), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or affected Interest Periods) or, failing that, such Eurocurrency Rate Loans in such Alternate Currency, at the Borrower’s election, shall be converted into (x) subject to clause (A) above and Section 2.24, SOFR Loans or (y) ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of outstanding affected Eurocurrency Rate Loans based on a term rate, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.24, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” or “Term SOFR”cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (b) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 2.15.    Increased Costs.

(a)          If any Change in Law:

(i)                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the ~~LIBO Rate or EURIBOR~~Term SOFR or the Eurocurrency Rate, as applicable) or Issuing Bank; or

(ii)               imposes on any Lender or Issuing Bank or the ~~London or other~~ applicable offshore interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan or Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan or Eurocurrency Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except that this provision shall not apply to any Taxes, which shall be dealt with exclusively pursuant to Section 2.17); provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)          If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined (provided that no Lender or Issuing Bank shall be required to disclose (x) confidential or price sensitive information or (y) any other information to the extent prohibited by law) and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)          Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.    Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any SOFR Loan or Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan or Eurocurrency Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any SOFR Loan or Eurocurrency Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense actually incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a SOFR Loan or Eurocurrency Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR or Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar or applicable interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor, credit spread adjustment and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17.    Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. If at any time any Loan Party is required by applicable law to make any deduction or withholding from any amount payable hereunder, such Loan Party shall promptly notify the relevant Lender or Issuing Bank and the Administrative Agent upon becoming aware of the same. In addition, each relevant Lender and/or Issuing Bank and/or the Administrative Agent, as applicable, shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which any Loan Party is or would be required to make any deduction or withholding from any amount payable hereunder.

(b)          In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)          Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of any Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but excluding any penalties or interest resulting from any action or inaction of the Administrative Agent or such Lender or Issuing Bank), and any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the reasonable determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the payment of such amount resulted from the Administrative Agent’s or such Lender’s failure to notify the Borrower of the relevant possible indemnification claim within 270 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)          Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes on or with respect to any payment under any Loan Document that is attributable to such Lender or Issuing Bank (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this clause (d).

(e)          As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii)               Without limiting the generality of the foregoing,

(A)                    each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                    each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                to the extent any Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct or indirect partner;

(C)                    each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative

Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                    if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent, such Lender or Issuing Bank in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)          The Administrative Agent shall deliver to Borrower, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed copy of IRS Form W-9 (or any applicable successor form) certifying that the Administrative Agent is not subject to backup withholding, or (ii) (A) a duly completed executed copy of IRS Form W-8ECI to establish that the Administrative Agent is not subject to withholding Taxes under the Internal Revenue Code with respect to any amounts payable for the account of the Administrative Agent under any of the Loan Documents and (B) a duly executed copy of IRS Form W-8IMY (or applicable successor form) certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrowers for the account of others under the Loan Documents. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence. The Administrative Agent shall also, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, provide the Borrower such documentation as prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its FATCA obligations, to determine whether the Administrative Agent has or has not complied with its FATCA obligations, and to determine the amount, if any, to deduct and withhold from a payment to the Administrative Agent.

(i)           Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)           For purposes of this Section 2.17, the term “Requirements of Law” includes FATCA.

Section 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)          Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17 or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 1:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Except as set forth in any amendment entered into pursuant to Section 9.02(b)(ii)(E) with respect to the making of Revolving Loans or Letters of Credit denominated in a currency other than Dollars or Euros, all payments (including accrued interest) hereunder shall be made in Dollars (with respect to amounts denominated in Dollars) or Euros (with respect to amounts denominated in Euros). If, for any reason, the applicable Borrower is prohibited by any Requirements of Law from making any required payment hereunder in Euros or in any other Alternate Currency, such Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Alternate Currency payment amount, plus any increased costs and/or expenses as a result of accepting such payment in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)          Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied (x) with respect to U.S. Collateral, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrowers constituting Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers constituting Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations, on a pro rata basis; provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b)(x), beginning with clause first above, sixth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Borrowers and the other Loan Parties on a pro rata basis, seventh, as provided for under any applicable Acceptable Intercreditor Agreement and eighth, to the Borrowers or as the Borrower shall direct and (y) with respect to Dutch Collateral, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Dutch Borrower constituting Obligations of the Dutch Borrower, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the Dutch Borrower constituting Obligations of the Dutch Borrower, third, to pay interest due and payable in respect of any Loans of the Dutch Borrower, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations, in each case of the Dutch Borrower and other Dutch Loan Parties, on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) of the Dutch Borrower on such date, to be held in the LC Collateral Account of the Dutch Borrower as Cash collateral for such Obligations of the Dutch Borrower, on a pro rata basis; provided that if any such Letter of Credit expires undrawn, then any such Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b)(y), beginning with clause first above, sixth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Dutch Borrower and the other Dutch Loan Parties on a pro rata basis, seventh, as provided for under any applicable Acceptable Intercreditor Agreement and eighth, to the Dutch Borrower or as the Borrower shall direct.

(c)          If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class or participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)          Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, with respect to any such amounts denominated in an Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain SOFR Loans or Eurocurrency Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain SOFR Loans or Eurocurrency Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (C) such assignment does not conflict with applicable Requirements of Law and (D) in the case of a Non-Consenting Lender, after giving effect to such assignment the requisite consents will have been obtained. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (A) of the immediately preceding sentence. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and no Borrower may repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section

2.12(f), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR, Term SOFR, or Eurocurrency Rate (whether denominated in Dollars or an Alternate Currency) or to determine or charge interest rates based upon ~~the~~Adjusted Term SOFR, Term SOFR, or Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or an Alternate Currency in the applicable offshore interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to (A) make or continue such SOFR Loans, or Eurocurrency Rate Loans in Dollars or such Alternate Currency, as applicable and (B) in the case of Dollars, to convert ABR Loans to ~~Eurocurrency Rate~~SOFR Loans, shall be suspended, as the case may be and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans denominated in Dollars the interest rate on which is determined by reference to the ~~Published LIBO Rate~~Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Published LIBO Rate~~Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s ~~Eurocurrency Rate~~SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Published LIBO Rate~~Adjusted Term SOFR component of the Alternate Base Rate) or (B) if applicable and such Loans are denominated in an Alternate Currency, convert such Loans to Loans bearing interest at an alternative rate that is mutually acceptable to the Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans or Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans or Eurocurrency Rate Loans (in which case the applicable Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the ~~Published LIBO Rate~~Term SOFR or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the ~~Published LIBO Rate~~Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the ~~Published LIBO Rate~~Term SOFR or Adjusted Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d~~)~~)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)          The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fourth, if so determined by the Administrative Consent Party or the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans or participations in Letters of Credit under this Agreement; fifth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Disbursement in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Disbursement was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursement owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)          If any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender then:

(i)                 all or any part of such LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Revolving Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments; provided that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 103% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)             (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or any Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv)              if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)          So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the applicable Borrower in accordance with Section 2.21(d), and participating interests in any such newly issued, extended or created Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)           In the event that the Administrative Consent Party and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or participations in Revolving Loans as the Administrative Consent Party shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22.    Incremental Credit Extensions.

(a)          Any Borrower or any Subsidiary Guarantor may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap at the time of such incurrence; provided that:

(i)                 no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (or, in the case of such Incremental Term Facility denominated in Euros, €5,000,000) (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii)               (x) except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender and (y) other than in respect of any Pre-Approved Incremental Revolving Increase, prior to the incurrence or establishment of any loans or commitments in respect of any Incremental Facility, the Borrower shall offer the Principal Investors a bona fide opportunity to provide the entire amount of such loans or commitments on terms specified by the Borrower and, to the extent the Principal Investors do not commit to provide any amount of loans or commitments on such specified terms within 10 Business Days, then the Borrower may obtain commitments from other Persons to provide such declined amount of loans or commitments on such specified terms or on terms (taken as a whole) less favorable to such other Person (but not on terms (taken as a whole) more favorable to such other Person), in each case within 90 days of the Principal Investor Representative having declined on behalf of the Principal Investors; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms that were offered to the Principal Investors,

(iii)             no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv)              any such Incremental Revolving Facility shall either (A) be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees or closing payments may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (B) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date and otherwise be subject to the requirement that all other material terms thereof (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions (provided that such participation in mandatory commitment reductions shall not be on a greater than pro rata basis with the Initial Revolving Facility), which shall be determined by the Borrower) shall (x) be substantially identical to the Initial Revolving Loans, (y) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence of such Incremental Revolving Facility or the obtaining of any commitment with respect thereto or (z) be reasonably satisfactory to the Administrative Consent Party (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Consent Party or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Revolving Facility or (2) if not added for the benefit of any then-existing Revolving Facility, only applicable after the applicable Latest Revolving Credit Maturity Date),

(v)                the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any Dollar-denominated or Euro-denominated Incremental Term Facility, the Effective Yield applicable thereto may not be more than 0.50% higher than the Effective Yield applicable to (in the case of any Dollar-denominated Incremental Term Facility) the Initial Dollar Term Loans or (in the case of any Euro-denominated Incremental Term Facility) the Initial Euro Term Loans, as applicable, unless the Applicable Rate (and/or, as provided in the proviso below, the ~~Alternate Base Rate floor or Eurocurrency Rate floor~~Floor) with respect to the Initial Dollar Term Loans or the Initial Euro Term Loans, as applicable, is adjusted such that the Effective Yield on the applicable Initial Dollar Term Loans or the Initial Euro Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Term Facility (this proviso, the “MFN Provision”); provided further that any increase in Effective Yield applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor ~~or Eurocurrency~~, Adjusted Term SOFR floor or EURIBOR Rate floor on any Incremental Term Loan may, at the election of the Borrower, be effected through an increase in (or implementation of, as applicable) any ~~Alternate Base Rate floor or Eurocurrency Rate floor~~Floor applicable to such Initial Term Loans or an increase in the interest rate margin applicable to such Incremental Loans; provided further that the MFN Provision shall not apply to (1) Incremental Term Facilities having an aggregate principal amount not exceeding the greater of $47,500,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (at the election of the Borrower at the time of such incurrence) or (2) Incremental Term Facilities scheduled to mature on or after the date that is two years after the Initial Term Loan Maturity Date,

(vi)              the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date at the time of the incurrence thereof; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date not longer than one year; provided, that either (x) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (y) any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vi) or (ii) Incremental Term Facilities (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of the incurrence of such Incremental Term Facilities,

(vii)            the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the then-remaining greatest Weighted Average Life to Maturity of the Initial Term Loans; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date not longer than one year; provided, that either (x) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (y) any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vii) or (ii) Incremental Term Facilities (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of the incurrence of such Incremental Term Facilities,

(viii)          subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility,

(ix)              subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x)                (A) each Incremental Facility shall rank pari passu with the Initial Term Loans (in the case of any Incremental Term Facility) and pari passu with the Initial Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of payment and security and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral,

(xi)              any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),

(xii)       no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any acquisition or other Investment or irrevocable repayment or redemption of Indebtedness, where no such Specified Event of Default shall exist at the time as elected by the Borrower pursuant to Section 1.04(e)),

(xiii)       except as otherwise required or permitted in clauses (v) through (xi) above, all other terms of any Incremental Term Facility shall be as agreed between the Borrower and the lenders providing such Incremental Term Facility,

(xiv)       the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents), and

(xv)       on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding SOFR Loans or Eurocurrency Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b)          Subject to the right of first refusal set forth in Section 2.22(a)(ii) and other than in respect of any Pre-Approved Incremental Revolving Increase, Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment. For the avoidance of doubt, the provision by a Pre-Approved Additional Revolving Lender of any Pre-Approved Incremental Revolving Increase shall not require the consent of the Administrative Agent or any Issuing Bank.

(c)          Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)          As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer thereof:

(A)                    certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B)                    to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e)          Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)                 if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)               if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt.

(f)           On the date of effectiveness of any Incremental Revolving Facility, the Letter of Credit Sublimit may increase by an amount, if any, agreed upon by the Administrative Agent, the Borrower and the relevant Issuing Bank.

(g)          The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Borrower as may be necessary in order to establish new Classes or sub-Classes, or to increase any Classes or sub-Classes, in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment or increase, as applicable, of such Classes or sub-Classes, in each case on terms consistent with this Section 2.22 (including, for the avoidance of doubt, any amendments required to establish any swingline facility in connection with the implementation of any Additional Revolving Credit Commitments).

(h)          Notwithstanding anything to the contrary in this Section 2.22 (including Section 2.22(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance a Permitted Acquisition or other permitted Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of Specified Representations as conformed for such acquisition or other Investment).

(i)           This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23.    Extensions of Loans and Revolving Credit Commitments.

(a)          Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:

(i)                 except as to (x) interest rates, fees, closing payments and final maturity (which shall, subject to clause (iii)(y) below, be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders of the applicable Class and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii)               except as to (x) interest rates, fees, closing payments, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer;

(iii)             (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Credit Maturity Date at the time of extension;

(iv)              the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the then-remaining greatest Weighted Average Life to Maturity of any then-existing Term Loans;

(v)                subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans;

(vi)              any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii)            if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii)          unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000 (or, in the case of an Extension of Loans denominated in Euros, €5,000,000);

(ix)              any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(x)                all documentation in respect of such Extension shall be consistent with the foregoing.

(b)          With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any Class of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended (in each case which consent shall not be unreasonably withheld, conditioned or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d)          In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent)

prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24.    Benchmark Replacement Setting.

(a)          Benchmark Replacement.

(i)                 Notwithstanding anything to the contrary herein or in any other Loan Document:

(A)                    with respect to Obligations, interest, fees, commissions or other amounts denominated in or calculated with respect to Dollars, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (I)(a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (I)(b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of the applicable Class. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis; and

(B)                    with respect to Obligations, interest, fees, commissions or other amounts denominated in or calculated with respect to an Alternate Currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with an applicable Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of the applicable Class.

(ii)               No Swap Obligation shall be deemed to be a “Loan Document” for purposes of this Section 2.24.

(b)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement and/or Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

(d)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period (Dollars). Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark in Dollars, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such affected Loans to be made, converted or continued during any such Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During such Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(f)           Benchmark Unavailability Period (Alternate Currency). Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark in an Alternate Currency, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in such Alternate Currency to be made, converted or continued during any such Benchmark Unavailability Period and, failing that, such Eurocurrency Rate Loans in such Alternate Currency, at the Borrower’s election, shall be converted into (x) subject to Section 2.24(e) and Section 2.14, SOFR Loans or (y) ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of outstanding affected Eurocurrency Rate Loans based on a term rate, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16.

Article 3            REPRESENTATIONS AND WARRANTIES

Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.12, 3.13, 3.14, 3.16 and 3.17) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01.    Organization; Powers. Each of Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a~~)~~)(i) and (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.    Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.    Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure of which to obtain or make would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b~~)~~)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04.    Financial Condition; No Material Adverse Effect.

(a)          The financial statements provided to the Initial Lenders pursuant to Section 4.01(c)(i) present fairly, in all material respects, the financial position, results of operations and cash flows of the Target and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements provided pursuant to Section 4.01(c)(i)(b), to the absence of footnotes and normal year-end adjustments.

(b)          The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (w) except as otherwise expressly noted therein, (x) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end audit adjustments, (y) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions and (z) excluding any effects of any “push-down” of Indebtedness to the U.S. Borrower and/or Dutch Borrower.

(c)          Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.    Properties.

(a)          As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned in fee simple by any Loan Party.

(b)          The Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case material to the business, except (i) for Permitted Liens, (ii) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (iii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(c)          The Borrower and each of its Restricted Subsidiaries own or otherwise have a license or right to use all Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software), domain names, trade secrets and all other similar intellectual property rights (“IP Rights”) necessary to the conduct of the businesses of the Borrower and its Restricted Subsidiaries as presently conducted, and, to the knowledge of the Borrower, such IP Rights do not infringe or misappropriate the IP Rights of any third party, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.    Litigation and Environmental Matters. Except as set forth in Schedule 3.06:

(a)          there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)          except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has received written notice of any claim with respect to any Environmental Liability, knows of any reasonable basis for any Environmental Liability, or, to the knowledge of the Borrower, has become subject to any Environmental Liability and (ii) neither Holdings, the Borrower nor any of its Restricted Subsidiaries is in violation of any Environmental Law or has not obtained, maintained or complied with any permit, license or other approval required under any Environmental Law.

(c)          neither Holdings, the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility nor, to the knowledge of the Borrower, has any Hazardous Material been Released from any third-party location relating to the Borrower’s or any of its Restricted Subsidiaries’ businesses, in each case in a manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.07.    Compliance with Laws. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.17.

Section 3.08.    Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09.    Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.    ERISA.

(a)          Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)          No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.    Disclosure.

(a)          As of the Closing Date, to the knowledge of the Borrower, all written information (other than the Model (including the Projections), other forward-looking or projected information, pro forma information and information of a general economic or general industry nature) concerning Holdings, the Borrower and its Restricted Subsidiaries and the Transactions and that was prepared by or on behalf of the foregoing or the Parent or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)          The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12.    Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in accordance with their terms; (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13.    Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14.    Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations and the Perfection Requirements, the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including any Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral described therein in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary (other than in the Netherlands with respect to the Capital Stock of the Dutch Loan Parties), or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law (other than with respect to the Netherlands), (B) the enforcement of any security interest or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12 or the last paragraph of Section 4.01, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the final paragraph of Section 4.01 or (D) any Excluded Asset.

Section 3.15.    Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign Requirements of Law dealing with such matters.

Section 3.16.    Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17.    Sanctions and Anti-Corruption Laws.

(a)                (i) None of Holdings, the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of Holdings, the Borrower or any Restricted Subsidiary is a Sanctioned Person; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds to any Sanctioned Person, for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed or otherwise authorized under U.S. law.

(b)                The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit in violation of applicable anti-terrorism or anti-money laundering laws, including the USA PATRIOT Act.

(c)                No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-corruption law.

The representations and warranties set forth in this Section made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirements of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in this Section as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirements of Law relating to sanctions that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

Section 3.18.    Centre of Main Interest. For the purposes of the EU Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) of each Loan Party incorporated in a jurisdiction where the EU Insolvency Regulation applies, is situated in its jurisdiction of incorporation and such Loan Party has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

Article 4            CONDITIONS

Section 4.01.    Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the U.S. Security Agreement, (C) the Loan Guaranty and (D) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)          Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties and (ii) each other special counsel to the Loan Parties listed on Schedule 1.01(c), in each case, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c)          Financial Statements and Pro Forma Financial Statements. The Initial Lenders shall have received (i) to the extent the Borrower has received the same under the Acquisition Agreement (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of comprehensive loss, changes in shareholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the two most recently completed fiscal years ended at least 120 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related income statement and cash flow statement of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (a) and ended at least 60 days before the Closing Date (in the case of this clause (b), without footnotes) and (ii) an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations of the U.S. Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 60 days (or 120 days, in case such four-fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), which need not be prepared in compliance with Regulation S-X of the Securities Act, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805 (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower). The Initial Lenders acknowledge receipt of the financial statements referred to in clause (i)(a) hereof in respect of the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the financial statements referred to in clause (i)(b) above in respect of the fiscal quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and March 31, 2019.

(d)          Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect (provided that if the Organizational Documents of a Dutch Loan Party authorize the execution, delivery and performance of the Loan Documents to which it is a party without any such resolution or written consent, such resolution or written consent need not be attached to such certificate), (B) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date or (y) with respect to each Dutch Loan Party, the individuals to whom such officers, managers, directors or authorized signatories of such Dutch Loan Party have granted powers of attorney to sign the Loan Documents to which such Dutch Loan Party is a party and (C) certify (x) that attached thereto is a true and complete copy of, in relation to a Loan Party other than a Dutch Loan Party, the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and, in relation to a Dutch Loan Party, its deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Dutch Chamber of Commerce and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) in relation to a Loan Party other than a Dutch Loan Party, a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization and (iii) in relation to a Dutch Loan Party, if applicable, a positive or neutral advice from each relevant works' council (Ondernemingsraad), including the request for advice which, if conditional, contains no condition which if complied with, could result in a breach of any of the Loan Documents.

(e)          Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f)           Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent and Initial Lenders shall have received (i) all fees and closing payments required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent and the Initial Lenders that are payable under the Commitment Letter), in each case on or before the Closing Date, which amounts may be paid from or offset against the proceeds of the Loans or may be paid from the proceeds of the initial fundings under the Credit Facilities.

(g)          [Reserved].

(h)          Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of proceeds thereof, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than obligations not then due and payable or that by their terms survive the termination of the Existing Credit Facilities) under (A) that certain First Lien Credit and Guaranty Agreement, dated as of October 1, 2014, as amended by that certain Refinancing Amendment No. 1 dated as of May 15, 2015 and as further amended by that certain Incremental Amendment No. 2 dated as of March 2, 2017 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing First Lien Credit Facility”), among, inter alia, a subsidiary of the Target, as borrower, the lenders referred to therein, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, and the other parties thereto and (B) that certain Second Lien Credit and Guaranty Agreement, dated as of October 1, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Second Lien Credit Facility” together with the Existing First Lien Credit Facility, the “Existing Credit Facilities”), among, inter alia, a subsidiary of the Target, as borrower, the lenders referred to therein, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, and the other parties thereto, will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the “Refinancing”).

(i)           Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall have been made substantially in the manner and at least in the amount set forth in the definition of Equity Contribution contained herein (to the extent not otherwise applied to the Transactions).

(j)           Solvency. The Administrative Agent (or its counsel) shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings certifying as to the matters set forth therein (or, at the option of the Borrower, a third party opinion as to the solvency of Holdings and its subsidiaries on a consolidated basis issued by a nationally recognized firm).

(k)          Perfection Certificate. Subject to the last paragraph of this Section 4.01, the Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Domestic Loan Party (or by the Borrower on behalf of each Domestic Loan Party), together with all attachments contemplated thereby.

(l)           Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 4.01, the Administrative Agent (or its counsel or bailee) shall have received (i) each certificate representing Capital Stock required to be pledged pursuant to the U.S. Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each Material Debt Instrument (if any) required to be pledged pursuant to the U.S. Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)        Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(n)          Transactions. The Acquisition shall have been, or substantially concurrently with the initial funding of the Loans hereunder shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by Parent or its Affiliates that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Initial Lenders (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Initial Lenders shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing, within 3 Business Days of receipt of written notice of such modification, amendment, consent or waiver); it being understood and agreed that (a) any substantive change to, or waiver, consent or approval by Parent or its Affiliates in respect of, the definition of Closing Date Material Adverse Effect shall be deemed materially adverse, (b) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (c) any other reduction in the purchase price for the Acquisition shall be deemed not to be materially adverse so long as such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess then allocated to reduce the Equity Contribution and the principal amount of the Initial Term Loans on a pro rata, dollar-for-dollar basis and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by an increase in the Equity Contribution or amounts available to be drawn under the Revolving Facility on the Closing Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement.

(o)          Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred any event, change, occurrence, effect, development, condition, circumstance, state of facts or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect.

(p)          USA PATRIOT Act; CDD Rule. The Administrative Agent shall have received all documentation and other information about any Loan Party required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (at least three Business Days prior to the Closing Date) as is reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date. At least three Business Days prior to the Closing Date (to the extent requested at least ten Business Days prior to the Closing Date), (x) any Loan Party that qualifies as a “legal entity customer” under the CDD Rule shall deliver a beneficial ownership certificate and (y) any Loan Party that does not qualify as a “legal entity customer” shall deliver a certificate that such entity does not meet such qualification, in each case, to the Administrative Agent or any Lender that has requested such certification, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in relation to such Loan Party. For purposes of this condition, “CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Guarantee to be provided by a Dutch Loan Party or Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Loan Party that may be perfected solely by the filing of a financing statement under the UCC and (ii) a pledge of the Capital Stock of the Initial U.S. Borrower, the Initial Dutch Borrower and the other Domestic Loan Parties (other than Holdings) to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense (and with respect to the delivery of stock or equivalent certificates of relevant subsidiaries of the Target whose Capital Stock is required to be pledged pursuant to the U.S. Security Agreement or the Dutch Collateral

Documents, only to the extent received after the Borrower’s use of commercially reasonable efforts to do so and otherwise within ten Business Days of the Closing Date (or such longer period as is reasonably agreed by the Administrative Consent Party)), then the provision of any such Guarantee, Lien search and/or the provision and/or perfection of such Collateral (including the delivery of stock certificates of any Foreign Subsidiary constituting Collateral) shall not constitute a condition precedent to the availability or funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected 90 days (or, in the case of real property and related fixtures, 120 days) after the Closing Date as set forth on Schedule 5.17.

Section 4.02.    Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender to make a Credit Extension (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02), shall not include any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, which shall be governed by the terms set forth in Sections 2.22, 2.23 and 9.02(c), as applicable), is subject solely to the satisfaction of the following conditions:

(a)          (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)          The representations and warranties of the Loan Parties and their Restricted Subsidiaries set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that (A) to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period and (B) any representation or warranty that is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification shall be true and correct in all respects.

(c)          At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Except as set forth in the lead-in language of this Section 4.02, each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (solely with respect to any Credit Extension after the Closing Date) (c) of this Section.

Article 5            AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) Cash collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02 and 5.03) and the Borrower hereby covenant and agree with the Lenders that:

Section 5.01.    Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)          Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2019, the unaudited consolidated balance sheet of the U.S. Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of U.S. Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and, commencing with the financial statements required to be delivered for the Fiscal Quarter ending September 30, 2020, setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b)          Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of U.S. Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of U.S. Borrower for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing or another accounting firm reasonably acceptable to the Administrative Consent Party (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Credit Facility or any other Indebtedness occurring within one year of the date of delivery of the relevant audit opinion or any breach or anticipated breach of any financial covenant) but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of U.S. Borrower as at the dates indicated and its income, stockholders’ equity and cash flows for the periods indicated in conformity with GAAP;

(c)          Compliance Certificate; Unrestricted Subsidiaries. (i) Within 5 Business Days after the delivery of financial statements pursuant to Section 5.01(a) or 5.01(b) with respect to any Fiscal Quarter or Fiscal Year, as applicable, a duly executed and completed Compliance Certificate and (ii) within 5 Business Days after the delivery of financial statements pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(d)          [Reserved];

(e)          Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)           Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent that would reasonably be expected to have a Material Adverse

Effect, written notice thereof by the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)          ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)          [Reserved];

(i)           Information Regarding Collateral. Promptly (and, in any event, within 45 days of the relevant change or such later date as the Administrative Consent Party may agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party;

(j)           Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than any prospectuses relating to an equity plan, any amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR; and

(k)          Other Information. Such other certificates, reports and information (financial or otherwise) as the Principal Investor Representative or the Administrative Agent (for itself or on behalf of any Lender) may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries; provided, however, that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Consent Party or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(k)); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this clause (k) in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Consent Party that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 9.01 (as updated from time to time); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(j) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto on such website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(j) above in respect of information filed by Holdings, the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may instead be satisfied with respect to any financial statements of U.S. Borrower by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or to any Lender; provided that, with respect to each of clauses (A) and (B), (i) if (1) such financial statements relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any third party Indebtedness and/or operations (other than any operations that are attributable solely to such Parent Company’s ownership of the Borrower and its subsidiaries) or (II) there are differences between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated subsidiaries, on the other hand (other than differences which are immaterial, as mutually determined by the Borrower and the Administrative Consent Party), such financial statements or the Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Consent Party, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Borrower” or the “U.S. Borrower” therein were references to such Parent Company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02.    Existence. Except as otherwise permitted under Section 6.07 or during the pendency of any Permitted Reorganization or Holdings Reorganization Transaction, Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower, except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03.    Payment of Taxes. Holdings and the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04.    Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such tangible properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect.

Section 5.05.    Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, in each case, as determined by the Borrower in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including, but only if required by applicable law or regulation, flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance shall (with respect to the Dutch Borrower and any other Dutch Subsidiary, only to the extent such concept or a concept comparable thereto exists in the Netherlands) (i) name the Administrative Agent on behalf of the Lenders as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the loss payee thereunder and, to the extent available from the relevant insurance carrier, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that the Borrower shall have 45 days after the Closing Date (or such later date as agreed by the Administrative Consent Party) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

Section 5.06.    Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Consent Party to visit and inspect any of the properties of the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, have one or more employees or representatives be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative Consent Party on behalf of the Lenders may exercise the rights of the Administrative Consent Party and the Lenders under this Section 5.06, (y) the Administrative Consent Party shall not exercise such rights more often than one time during any calendar year and (z) only one such visit per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Consent Party (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Consent Party or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Borrower shall provide notice to the Administrative Consent Party thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Section 5.07.    Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08.    Compliance with Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws, Sanctions, the USA PATRIOT Act, the FCPA, and other applicable anti-terrorism laws, anti-money laundering laws and economic sanctions laws), except to the extent the failure of the Borrower or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.09.    Hazardous Materials Activity.

(a)          The Borrower will deliver to the Administrative Agent:

(i)                 as soon as reasonably practicable following receipt by Borrower thereof, copies of all written environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Restricted Subsidiaries or

by independent consultants, governmental authorities or any other Persons, with respect to any Environmental Liabilities or Hazardous Materials Activity that, in each case would reasonably be expected to have a Material Adverse Effect;

(ii)               reasonably promptly following Borrower becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of the Borrower or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(iii)             reasonably promptly following the sending or receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by the Borrower or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if the Borrower or its Restricted Subsidiaries are in good faith contesting such violation or Environmental Claim in accordance with applicable Environmental Law.

Section 5.10.    Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or re-designate) any subsidiary (other than the Dutch Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is permitted hereunder to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary) and (ii) no subsidiary may be designated as an Unrestricted Subsidiary if an Event of Default has occurred and is continuing at the time of such proposed designation or would result therefrom. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that upon a re-

designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11.    Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (a) on the Closing Date, (i) to issue Letters of Credit, (ii) to provide for ordinary course working capital needs and (iii) in an aggregate principal amount of up to $10,000,000 to pay Transaction Costs and expenses and for purchase price and working capital adjustments, if any, under the Acquisition Agreement and general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its Restricted Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Payments, Restricted Debt Payments and related fees and expenses and any other purpose not prohibited by the terms of the Loan Documents). The Borrower shall use the proceeds of the Initial Term Loans (i) to effect all or a portion of the Refinancing, (ii) to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and (iii) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrower shall use the proceeds of the Incremental Term Loans for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents).

Section 5.12.    Covenant to Guarantee Obligations and Give Security.

(a)          Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (including upon the formation of any Subsidiary that is a Delaware Divided LLC) or Dutch Subsidiary (in each case, subject to Section 6.06(hh)), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary or Dutch Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary or Dutch Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that is a Domestic Subsidiary or Dutch Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which such formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 90 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Consent Party may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Consent Party, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b)          Within 120 days after the acquisition by any Domestic Loan Party of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Consent Party may reasonably agree), the Borrower shall cause such Domestic Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Domestic Subsidiary at the time such Domestic Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Domestic Subsidiary on the first day of the time period within which such Domestic Subsidiary is required to become a Loan Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Consent Party may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to any asset requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action or grant or perfect any security interest in any asset located outside of the U.S. or (solely with respect to the Dutch Loan Parties and any other Loan Party that owns Capital Stock of any Dutch Loan Party) the Netherlands or conduct any foreign lien search, (2) execute any foreign law guarantee, security agreement, pledge agreement, mortgage, deed or charge other than (solely with respect to the Dutch Loan Parties) the Dutch Collateral Documents or (3) make any foreign or multinational intellectual property filing (other than intellectual property registered in the Netherlands and pledged pursuant to any Dutch Collateral Document), prepare any foreign or multinational intellectual property schedule with respect to any assets of any Loan Party (other than intellectual property registered in the Netherlands and pledged pursuant to any Dutch Collateral Document), conduct any foreign or multinational intellectual property search or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets, (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein (A) cannot be perfected by filing a Form UCC-1 (or similar) “all assets” financing statement or (B) is not effective pursuant to the Dutch Collateral Documents without the requirement to list any VIN, serial or other number and (viii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs, or is excessive in relation to, the benefit to the Lenders of the security afforded thereby as determined in good faith by the Borrower and the Administrative Consent Party.

Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision, it being understood that (x) the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right and (y) the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination under clause (1), (2) or (3) above existed on the Closing Date (or in the case of any contract of a subsidiary that is acquired following the Closing Date, as of the date of such acquisition) and were not entered into in contemplation of the Closing Date (or such acquisition, as applicable), (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such Requirement of Law, (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction and/or (C) result in adverse tax consequences or adverse regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Borrower in good faith following consultation with the Administrative Consent Party, (iii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Consent Party (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

Section 5.13.    Sanctions Policies and Procedures. Reasonably promptly following the Closing Date, the Borrower will implement and maintain policies and procedures reasonably designed to ensure compliance with applicable economic sanctions and export control laws (including, without limitation, economic sanctions administered by OFAC).

Section 5.14.    Maintenance of Fiscal Year. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain its Fiscal Year-end as in effect on the Closing Date, except as permitted by (x) prior to the Disposition Date, the Administrative Consent Party, in which case the Borrower and the Administrative Consent Party will, and are hereby authorized to (without requiring the consent of any other Person including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year and (y) on or after the Disposition Date, the Required Lenders; provided that any Restricted Subsidiary shall be permitted to change its Fiscal Year-end to be the same as the Fiscal Year-end of the Borrower.

Section 5.15.    Further Assurances. Promptly upon the reasonable request of the Administrative Agent and subject to the limitations described in Section 5.12 (but only to the extent required pursuant to the Collateral and Guarantee Requirement):

(a)          The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)          The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

Section 5.16.    Conduct of Business. The Borrower and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension of such businesses and (b) such other lines of business to which (x) prior to the Disposition Date, the Administrative Consent Party may consent and (y) on or after the Disposition Date, the Required Lenders may consent.

Section 5.17.    Post-Closing Actions. The Borrower shall take the actions set forth on Schedule 5.17 within the applicable time periods specified thereon (or by such later time as the Administrative Consent Party may reasonably agree).

Section 5.18.    Fiscal Unity Termination.

(a)          If, at any time, a Dutch Loan Party is part of a Dutch CIT Fiscal Unity and such Dutch CIT Fiscal Unity is, in respect of such Dutch Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Administrative Agent enforcing its rights under any Collateral Document, such Dutch Loan Party shall, together with the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of the Dutch CIT Fiscal Unity, for no consideration and as soon as possible, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses as referred to in Article 20 of the Dutch CITA to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity within the meaning of Article 15af of the Dutch CITA), to the extent such tax losses are attributable (toerekenbaar) to the Dutch Loan Party leaving the Dutch CIT Fiscal Unity.

(b)          For purposes of this Section, the following terms shall have the following meaning:

(i)                 “Dutch CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

(ii)              “Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.

(iii)             “Dutch Loan Party” means a Loan Party resident for Tax purposes in the Netherlands and includes any Loan Party carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Netherlands.

Section 5.19.    Centre of Main Interests. Each Loan Party incorporated in a jurisdiction where the EU Insolvency Regulation applies shall maintain its centre of main interests in the jurisdiction of incorporation for the purposes of the EU Insolvency Regulation.

Article 6            NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, Holdings (solely with respect to Section 6.14) and the Borrower covenant and agree with the Lenders that:

Section 6.01.    Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become liable with respect to any Indebtedness, except:

(a)          the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)          Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (or issued to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent permitted as an Investment under Section 6.06; provided that all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party pursuant to the Intercompany Note or on other terms that are reasonably acceptable to the Administrative Consent Party;

(c)          Indebtedness of any Joint Venture or Indebtedness of the Borrower or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $30,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d)          Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from Guarantees, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)          Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or Guarantees or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)           Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of Banking Services (including Indebtedness arising from the financing or honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), including Banking Services Obligations and incentive, supplier finance or similar programs;

(g)          (i) Guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)          Guarantees (including any co-issuance) by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower, any Restricted Subsidiary and/or any Joint Venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)           Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Closing Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $1,000,000, described on Schedule 6.01;

(j)           Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause shall not exceed the greater of $40,000,000 and 42% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k)          Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sub-license or similar agreements entered into in the ordinary course of business;

(l)           Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)        Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Financing Leases and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or Indebtedness to finance the construction, purchase, repair, replacement or improvement of any fixed or capital asset, incurred concurrently with or within 270 days after the applicable construction, purchase, repair, replacement or improvement, in an aggregate outstanding principal amount not to exceed the greater of $40,000,000 and 42% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n)          Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) either (A) the Borrower is in compliance with the applicable ratio set forth in clause (e) of the definition of Incremental Cap based on whether such Indebtedness is secured by a pari passu lien on the Collateral or a junior Lien on the Collateral or is unsecured or secured by Liens on assets of Restricted Subsidiaries that are not Loan Parties (and for such purpose, such Indebtedness shall be deemed to have been incurred to finance a Permitted Acquisition or other Investment permitted hereunder), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of

$25,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o)          Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any Permitted Payee to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a)(ii);

(p)          the Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z), (dd) and (gg) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, closing payments, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement and (B) an amount equal to any existing commitments unutilized thereunder (provided that if such additional Indebtedness is secured, the Lien securing such Indebtedness is permitted under Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a) and (z) (other than (x) customary bridge loans with a maturity date not longer than one year; provided that either (1) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (2) any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (ii) and (y) Refinancing Indebtedness (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of the incurrence of such Refinancing Indebtedness), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the then-remaining greatest Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount, the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security) are not, taken as a whole (as determined by the Borrower in good faith), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the maturity date of the Indebtedness being extended, refinanced, refunded or replaced at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness) and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Secured Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole (as determined by the Borrower in good faith) or (y) pursuant to an Acceptable Intercreditor Agreement, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, there shall exist no Specified Event of Default and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 (which shall constitute Replacement Debt), (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Secured Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, it being understood and agreed that any such Refinancing Indebtedness may participate (x) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(q)          endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(r)           Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $9,500,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(s)           Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)           Indebtedness arising under Guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company (groepsmaatschappij) incorporated in the Netherlands and any residual liability with respect to such Guarantees arising under Section 2:404 of the Dutch Civil Code;

(u)          Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount at any time outstanding not to exceed the greater of $50,000,000 and 53% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)          Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (x) prior to the Disposition Date, 100% and (y) on or after the Disposition Date, 200%, of the aggregate cash contributions to Holdings in the form of Permitted Equity (which are further contributed to the U.S. Borrower in the form of common equity) after the Closing Date, in each case other than (A) any proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant proceeds have otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) Cure Amounts and/or any Available Excluded Contribution Amount;

(w)        Indebtedness arising under a Receivables Facility in an aggregate principal amount at any time outstanding not to exceed the greater of $28,500,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(x)          [reserved];

(y)          Indebtedness of the Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)          Incremental Equivalent Debt; provided that the aggregate principal amount of Incremental Equivalent Debt incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $40,000,000 and 42% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(aa)       Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(bb)      Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current and former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc)       Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder or under any Additional Letter of Credit Facility;

(dd)      Indebtedness of the Borrower or any Restricted Subsidiary supported by any letter of credit issued hereunder or under any Additional Letter of Credit Facility or any other letters of credit or bank guarantees permitted hereunder;

(ee)       unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)         without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder;

(gg)      (i) to the extent constituting Indebtedness, obligations under the Acquisition Agreement and (ii) any Indebtedness permitted to remain outstanding after the Closing Date pursuant to the Acquisition Agreement (excluding any Indebtedness required to be refinanced pursuant to the Refinancing);

(hh)      customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ii)         Indebtedness (other than for borrowed money) not otherwise permitted under this Section 6.01 subject to Liens permitted by Section 6.02;

(jj)         [reserved];

(kk)      (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(ll)         obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(mm)  any joint and several liability arising by operation of law or as a result of (or the establishment of) a fiscal unity (fiscale eenheid) for Dutch tax purposes of which only Dutch Loan Parties are or have been a member; and

(nn)      Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred to fund working capital requirements in an aggregate principal amount at any time outstanding not to exceed the greater of $30,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.02.    Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, in each case securing Indebtedness except:

(a)          Liens created pursuant to the Loan Documents securing the Secured Obligations (including Cash collateralization of Letters of Credit as set forth in Section 2.05);

(b)          Liens for Taxes or other governmental charges which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)          statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)          Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) health, safety and environmental obligations and (y) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirement of Law) (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, and premiums and adjustments related thereto) or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to Holdings, the Borrower and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)          Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements, applicable Requirements of Law, rights-of-way, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or (y) materially interfere with the use of the affected property for its intended purpose;

(f)           Liens consisting of any (i) interest or title held by a lessor, sub-lessor, licensor or sub-licensor under any lease, license, sub-license or similar arrangement of real estate or other property (including any technology, intellectual property or IP Rights) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(g)          Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section ~~6.06~~6.06(b), (d), (e), (f), (p), (q), (r), (u), (x), (y), or (dd) to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.07;

(h)          precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(i)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)           Liens in connection with any zoning, building or similar Requirement of Law or rights reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)          Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Section ~~6.01~~6.01(a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z), (dd) and (gg)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 (to the extent such Indebtedness is permitted to be secured under Section 6.02) and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l)           Liens existing on the Closing Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $1,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 (to the extent such Indebtedness is permitted to be secured under Section 6.02) and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m)

provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)        Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)          Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o)          Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly-acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock or of such Restricted Subsidiary becoming a Restricted Subsidiary;

(p)          (i) Liens that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q)          Liens on assets of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(r)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s)           Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 or Section 5.15 with respect to any Material Real Estate Asset, provided such Liens do not, in the aggregate, materially interfere with the use of such Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t)           Liens securing Indebtedness incurred pursuant to Section 6.01(z); provided that, if any such Lien is on Collateral, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(u)          other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 53% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)          (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any cash deposits securing any settlement of litigation;

(w)        (i) leases, licenses, subleases, sublicenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Borrower or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, sub-license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x)          Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)          Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z)          Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(aa)       Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.06;

(bb)      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)       Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)      Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s), (ii) obligations of the type described in Section 6.01(f) and/or (iii) obligations of the type described in Section 6.01(r), which Liens (A) in each case under this Section 6.02(dd), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an Acceptable Intercreditor Agreement and (B) in the case of clause (iii) (to the extent not secured as provided in clause (A)), may consist of pledges of Cash collateral in an amount not to exceed the greater of $9,500,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ee)       (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)         Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)      Liens permitted to remain outstanding following the Closing Date pursuant to the terms of the Acquisition Agreement (including Liens on Cash or Cash Equivalents backstopping any letters of credit existing on the Closing Date) and any replacements, refinancings or renewals thereof, so long as no such replacement, refinancings or renewal thereof increases the amount of such Lien except as otherwise permitted by this Section 6.02;

(hh)      Liens on assets not constituting Collateral securing obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $19,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ii)         Liens on Receivables Facility Assets incurred in connection with a Receivables Facility permitted by Section 6.01(w);

(jj)         undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(kk)      with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary;

(ll)         ground leases or subleases affecting real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(mm)  [reserved];

(nn)      security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(oo)      receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(pp)      [reserved];

(qq)      Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Restricted Subsidiary in the ordinary course of business;

(rr)         Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(ss)        Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of the Transactions, any Permitted Acquisition or other similar Investment;

(tt)         any Lien relating to cash pooling or arising under the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(uu)      any Lien relating to any amounts of unpaid tax that may be subject to priority claims of the Dutch Tax Authorities pursuant to Section 21 of the Collection of State Taxes Act 1990 (Invorderingswet 1990) and in relation to which claims the Dutch Tax Authorities may have a right of seizure in respect of fixtures and fittings found on the premises of a relevant tax debtor (bodemzaak) pursuant to Section 22 and 22b of the Collection of State Taxes Act 1990 (Invorderingswet 1990); and

(vv)      any Lien including any netting or set-off arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which only Dutch Loan Parties are or have been a member.

Section 6.03.    No Further Negative Pledges. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries that are Loan Parties to, enter into any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a)          restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease, license or sub-license of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(b)          restrictions contained in the Loan Documents, any Incremental Equivalent Debt, any Receivables Facility (limited to the assets securing the Indebtedness arising thereunder) or any Additional Letter of Credit Facility (limited to the assets securing the Indebtedness arising thereunder) (and in any Indebtedness permitted under Section 6.01(p) to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(c)          restrictions contained in any documentation governing any other Indebtedness permitted by Section 6.01 to the extent such restrictions (1)(x) are, taken as a whole, in the good-faith judgment of the Borrower, not materially more restrictive as concerning the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (y) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Borrower in good faith) and (2) will not materially impair any Borrower’s obligation or ability to make any payments required hereunder (as determined by the Borrower in good faith);

(d)          restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(e)          Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(f)           provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(g)          any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created solely in connection with or in anticipation of such acquisition;

(h)          restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto);

(i)           (i) restrictions on Cash or other deposits permitted under Section 6.02 and/or imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist and (ii) customary net worth provisions contained in real property leases, so long as such net worth provisions could not reasonably be expected to materially impair any Loan Party’s obligation or ability to make any payments required under the Loan Documents (as determined by the Borrower in good faith);

(j)           restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date, in each case, as set forth on Schedule 6.03;

(k)          restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder;

(l)           restrictions in Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness;

(m)        provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Borrower and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(n)          restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(o)          restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(p)          customary restrictions imposed in connection with any Receivables Facility or similar transaction permitted hereunder;

(q)          [reserved]; and

(r)           other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04.    Restricted Payments; Restricted Debt Payments.

(a)          The Borrower shall not, and shall cause its Restricted Subsidiaries to not, pay or make, directly or indirectly, any Restricted Payment, except that:

(i)                 the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)                    to pay general operating and compliance costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company), in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and/or its subsidiaries (and/or Joint Ventures);

(B)                    to pay franchise, excise and similar Taxes, and other fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company;

(C)                    to pay customary salary, bonus, long-term incentive, severance and other benefits (including payment to certain service providers of the Borrower or its Subsidiaries pursuant to any equity plan (whether in the form of options, cash settled options or otherwise)) payable to Permitted Payees, as well as applicable employment, social security or similar taxes in connection therewith, to the extent such salary, bonuses, severance and other benefits are attributable to the operations of the Borrower and/or its subsidiaries (and/or Joint Ventures), in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(D)                    to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries (and/or any Joint Ventures);

(E)                     for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries), the Borrower and its subsidiaries (and/or Joint Ventures);

(F)                     to pay (x) fees and expenses related to any debt and/or equity offerings (including refinancings), Investments and/or acquisitions permitted or not restricted by this Agreement (whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Company of the Borrower) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar role and (y) after the consummation of an initial public offering or the issuance of debt securities, Public Company Costs; and

(G)                    to finance any Investment permitted under Section 6.06 as if such Parent Company were subject to Section 6.06 (provided that (x) any Restricted Payment under this clause (a~~)~~)(i~~)~~)(G) shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (y) the relevant Parent Company shall, promptly following the closing or consummation thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Restricted Subsidiary);

(ii)               the Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any Permitted Payee:

(A)                    with Cash and Cash Equivalents (and including, to the extent constituting Restricted Payments, amounts paid in respect of promissory notes issued pursuant to Section 6.01(o)), in an aggregate amount not to exceed the greater of $10,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the following two Fiscal Years (until so applied); plus

(B)                    with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed to the Borrower or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Borrower or such Restricted Subsidiary); plus

(C)                    with the net proceeds of any key-man life insurance policies; plus

(D)                    with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan;

(iii)             the Borrower may make additional Restricted Payments in an amount not to exceed (A) at any time on or after the date of the Permitted Exit Payment Amendment, the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts);

(iv)              the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder and/or (B) honor any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Indebtedness in accordance with its terms and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (B) repurchases of Capital Stock in consideration of the payments described in sub clause (A) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v)                the Borrower may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), or make Restricted Payments to any Parent Company to enable it to repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)              the Borrower may make Restricted Payments the proceeds of which are applied (i) on or promptly following the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions, (iii) to satisfy obligations to direct or indirect holders of Capital Stock of the Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, any working capital and/or purchase price adjustments, in each case, with respect to the Transactions and (iv) to satisfy any settlement of claims or actions in connection with the Transactions or to satisfy indemnity or other similar obligations in connection with the Transactions;

(vii)            at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) an amount equal to 6.00% per annum of the Market Capitalization of the Borrower (or its direct or indirect Parent Company, as applicable) and its subsidiaries at the time of declaration thereof minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(viii)          the Borrower may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”), (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock and (iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under the preceding clause (i) or (ii), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(ix)              to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(b), (d), (n) or (o));

(x)                at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A)

the sum of (x) the greater of $15,000,000 and 16% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (y) so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis, the greater of $10,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, in each case, no Event of Default has occurred and is continuing or would result therefrom minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(xi)              the Borrower may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a);

(xii)            the Borrower may make any Restricted Payment constituting the distribution or payment of Receivables Fees;

(xiii)          at any time on or after the date of the Permitted Exit Payment Amendment, the Borrower may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis; provided that, no Event of Default has occurred and is continuing or would result therefrom;

(xiv)          the Borrower may make additional Restricted Payments in an amount not to exceed the amount of proceeds received by the Borrower and/or any Restricted Subsidiary under the Representation and Warranty Insurance Policy during the term of this Agreement;

(xv)            the Borrower may make Restricted Payments in amounts required for any Parent Company of the Borrower to pay consolidated, combined or similar foreign, federal, state or local income or similar Taxes of a tax group that includes the Borrower and/or its subsidiaries and whose common parent is a direct or indirect parent of the Borrower, to the extent such income or similar Taxes are attributable to the income of the Borrower and its subsidiaries, provided that the amount of such Restricted Payments shall not exceed the amount of Taxes that the Borrower and its subsidiaries would have been required to pay as a standalone consolidated, combined or similar foreign, federal, state or local tax group, provided, further, that the amount of such Restricted Payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar foreign, federal, state or local income or similar taxes;

(xvi)          the Borrower may make additional Restricted Payments constituting any part of a Permitted Reorganization;

(xvii)        the Borrower may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents; provided that any such Capital Stock or debt that represents an Investment by the Borrower or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.06 pursuant to which such Investment was made;

(xviii)      the Borrower may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) in respect thereof), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.07;

(xix)          the Borrower may make a Restricted Payment in respect of payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.09;

(xx)            each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to Borrower and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock); and

(xxi)          the Borrower may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards.

(b)          The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i)                 any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii)               payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii)             payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv)              additional Restricted Debt Payments in an aggregate amount not to exceed (A)(1) the sum of (x) the greater of $15,000,000 and 16% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (y) so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis, the greater of $10,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, in each case, no Event of Default has occurred and is continuing or would result therefrom minus (2) any utilization of the

Available RDP Capacity Amount in reliance on unused capacity under the immediately preceding clause (A)(1) plus (B) the Available RP Capacity Amount;

(v)                (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Borrower or any Restricted Subsidiary (other than issuances to or contributions by the Borrower or any Restricted Subsidiaries), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and/or any Restricted Subsidiary or Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)              Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi~~)~~)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi~~)~~)(B) (plus, without duplication of amounts previously referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts); and

(vii)            additional Restricted Debt Payments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.50:1.00, calculated on a Pro Forma Basis; provided that, no Event of Default has occurred and is continuing or would result therefrom.

Section 6.05.    [Reserved].

Section 6.06.    Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)          Investments in assets that are Cash or Cash Equivalents, or Investments that were Cash or Cash Equivalents at the time made;

(b)          (i) Investments existing on the Closing Date in the Borrower or any Subsidiary and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06, (ii) Investments made after the Closing Date among the Borrower and/or one or more Restricted Subsidiaries that are Loan Parties or in any Person that will, upon such Investment, become a Loan Party, (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the greater of $50,000,000 and 53% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party and/or any other Restricted Subsidiary that is not a Loan Party or in any Person that will, upon such Investment, become a Restricted Subsidiary;

(c)          Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d)          Investments in (i) any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) in an aggregate outstanding amount not to exceed the greater of $25,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any Similar Business (including any Joint Venture engaged in a Similar Business) in an aggregate outstanding amount not to exceed the greater of $25,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e)          (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition or similar Investment;

(f)           (i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and, with respect to any such Investment in excess of $1,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06;

(g)          Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)          loans or advances to Permitted Payees to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed the greater of $2,500,000 and 2.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(i)           Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)           Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including Guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04(a) (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04(b) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g) and transactions permitted by Section 6.09 (other than Section 6.09 (a), (d), (h), (i), (l), (n)(ii), (o) and (q));

(k)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(l)           Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(m)        loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(n)          Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)          (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)          Investments made in connection with the Transactions and any Investments held by the Target or its Restricted Subsidiaries on the Closing Date and permitted to remain (or not prohibited from remaining) outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement;

(q)          Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)                 the greater of $37,500,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii)               so long as no Specified Event of Default has occurred and is continuing or would result therefrom, the Available RP Capacity Amount plus the Available RDP Capacity Amount;

(r)           Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r~~)~~)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r~~)~~)(ii) (plus, without duplication of amounts referred to in this clause (ii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts);

(s)           (i) Guarantees of leases or subleases (in each case other than Financing Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by the Borrower or any Restricted Subsidiary;

(t)           (i) Investments in any Parent Company (or any other Person) in amounts and for purposes for which Restricted Payments to such Parent Company (or such other Person) are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a) and (ii) Investments consisting of loans and advances to any Parent Company in connection with the reimbursement of expenses incurred on behalf of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)          Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is a part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in all proceeds of such intercompany Investment being invested in an Investment otherwise permitted pursuant to this Section 6.06;

(v)          Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization, and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(w)        Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x)          Investments made (i) in Joint Ventures, (ii) in connection with the creation, formation and/or acquisition of any Joint Venture or (iii) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (x) not to exceed the greater of $25,000,000 and 26% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(y)          Investments made in Joint Ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(z)          unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(aa)       Investments in Holdings, the Borrower, any subsidiary and/or any Joint Venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)      Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(cc)       any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (but for the avoidance of doubt, after such subsidiary was designated as an Unrestricted Subsidiary) so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)      additional Investments so long as, as measured at the time provided for in Section 1.04(e), the Total Leverage Ratio would not exceed 4.75:1.00, calculated on a Pro Forma Basis; provided that, no Specified Event of Default has occurred and is continuing or would result therefrom;

(ee)       Investments consisting of the licensing, sub-licensing or contribution of IP Rights pursuant to joint marketing, collaborations or other similar arrangements with other Persons;

(ff)         Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility (including any contribution of replacement or substitute assets to such Receivables Subsidiary) or any repurchases in connection therewith (including the contribution or lending of Cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facility or any related Indebtedness);

(gg)      the conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(hh)      Restricted Subsidiaries of the Borrower may be established or created (including pursuant to a Delaware LLC Division) if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to a Permitted Acquisition or other Investment permitted by this Section 6.06, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(ii)         contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(jj)         Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties;

(kk)      Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.06 and any other pledges or deposits permitted by Section 6.02;

(ll)         Term Loans repurchased by Holdings, the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(mm)  Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(nn)      purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business.

Section 6.07.          Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) (including, in each case, pursuant to a Delaware LLC Division), or make any Disposition of assets having a fair market value in excess of the greater of $5,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in a single transaction or in a series of related transactions, and in excess of the greater of $7,500,000 and 7.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in the aggregate for all such transactions in any Fiscal Year, except:

(a)          any Restricted Subsidiary may be merged, consolidated or amalgamated with or into a Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into a Borrower, (A) such Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not a Borrower (any such Person after giving effect to such transaction or transactions, a “Successor Borrower”), (x) such Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia or (if (I) such Borrower has been merged, consolidated or amalgamated with or into the Dutch Borrower or (II) the Dutch Borrower has been merged, consolidated or amalgamated with or into such Successor Borrower) the Netherlands, (y) such Successor Borrower shall expressly assume the Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Consent Party and shall have delivered to the Administrative Agent all documentation and other information reasonably requested in writing by the Administrative Agent which is required by U.S. regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act and (z) except as the Administrative Consent Party may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, such Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.06;

(b)          Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c)          (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); and (iii) the Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d)          (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)          Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(f)           Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g)          Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h)          Dispositions for fair market value; provided that with respect to (1) any single Disposition transaction with respect to assets having a fair market value in excess of the greater of $8,000,000 and 8% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (2) aggregate Disposition transactions with respect to assets having a fair market value in excess of the greater of $15,000,000 and 16% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, for all such transactions on an aggregate basis in any Fiscal Year (in each case other than any Permitted Asset Swap), at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the

Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Borrower) that are (i) assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any Securities or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (B)(1) of the proviso to Section 6.08 that is at that time outstanding, not in excess of the greater of $30,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)           to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)           Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)          Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l)           Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business;

(m)        (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)          Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)          Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)          the Transactions and any Disposition in connection with the Transactions;

(q)          Dispositions of non-core assets (including Capital Stock) and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, (x) which Disposition or sale is required to obtain the approval of any anti-trust authority or (y) which, within 180 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r)           exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Borrower in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(s)           Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any Fiscal Year, the greater of $7,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which amounts if not used in any Fiscal Year may be carried forward to the immediately subsequent Fiscal Year;

(t)           (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of any IP Rights or issuances or registrations, or applications for issuances or registrations, of IP Rights in the ordinary course of business, or which, in the good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use and (iii) Dispositions of any technology, intellectual property or IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)          terminations or unwinds of Derivative Transactions;

(v)          Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)        Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Restricted Subsidiary;

(x)          Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(y)          any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)          Dispositions constituting any part of a Permitted Reorganization;

(aa)       any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb)      other Dispositions involving assets having a fair market value of not more than, in any Fiscal Year, the greater of $7,000,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which amounts if not used in any Fiscal Year may be carried forward to the immediately succeeding Fiscal Year (in each case until so applied);

(cc)       Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto;

(dd)      Dispositions or discounts of accounts receivable, or participations therein, or Receivables Facility Assets, or any disposition of the Capital Stock in a Subsidiary all or substantially all of the assets of which are Receivables Facility Assets, or other rights to payment and related assets in connection with any Receivables Facility outstanding pursuant to Section 6.01(w);

(ee)       any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(ff)         any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(gg)      Disposition of assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(hh)      any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee; and

(ii)         (i) the formation, dissolution, liquidation or Disposition of any Subsidiary that is a Delaware Divided LLC and (ii) any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC which Disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, the Borrower complies with Section 5.12 with respect to such Delaware Divided LLC to the extent applicable.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower or otherwise deemed appropriate in order to effect the foregoing.

Section 6.08.    Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to any Person (other than the

Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) the resulting Indebtedness, if any, is permitted by Section 6.01(z) and the Net Proceeds of any Sale and Lease-Back Transaction consummated pursuant to this clause (A) shall be applied in accordance with Section 2.11(b)(ii) or (B)(1) such Sale and Lease-Back Transaction is made in exchange for Cash consideration (provided that the Cash consideration requirements set forth in Section 6.07(h) shall apply (and, for the avoidance of doubt, the amount of Designated Non-Cash Consolidation shall apply in the aggregate to Section 6.07(h) and clause (B) of this proviso) in determining whether or not the Cash consideration requirements in this clause are satisfied), (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $30,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09.    Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $6,500,000 and 7% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to the Borrower or such Restricted Subsidiary, as the case may be (as determined by the Borrower in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)          any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries and/or Joint Ventures (or any entity that becomes a Restricted Subsidiary or Joint Venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)          any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Restricted Subsidiary;

(c)          (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d)          (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04, ~~6.06~~6.06(h), (m), (o), (t), (v), (x), (y), (z), (aa), (bb), (cc), (gg), (hh), (ii), (jj), (ll) and (mm) and 6.07, (ii) any Permitted Reorganization and any transaction for the forming of a holding company or reincorporation of the Borrower or any Restricted Subsidiary in a new jurisdiction, (iii) any customary transaction with (including Investment in or relating to) any Receivables Subsidiary effected as part of any Receivables Facility outstanding pursuant to Section 6.01(w) and (iv) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto;

(e)          the existence of, or performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)           (i) the payment of any fees contemplated by any Acceptable Management Agreement; provided that during the continuance of an Event of Default, such payments shall not be permitted but shall continue to accrue and may be paid upon any such Event of Default being cured, (ii) the payment of reasonable compensation and expense reimbursement for services provided to Parent or any of its subsidiaries by employees of Sponsor and (iii) the payment of or reimbursement for out-of-pocket costs and expenses incurred in connection with the provision by Sponsor or any Parent Company of any management, advisory, consulting or other similar services to the Borrower or its subsidiaries;

(g)          the Transactions, including the payment of Transaction Costs and payments required under the Acquisition Agreement;

(h)          any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower at such time;

(i)           Guarantees permitted by Section 6.01 or Section 6.06;

(j)           [reserved];

(k)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its subsidiaries or Joint Ventures;

(l)           transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms not substantially less favorable to the Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(m)        the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Borrower or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(n)          (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loans made by Holdings to the Borrower or any Restricted Subsidiary;

(o)          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(p)          (i) Investments by Affiliates in Securities or other Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of Securities or other Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such Securities or other Indebtedness;

(q)          payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(r)           any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the board of directors or senior management of the Borrower in good faith; and

(s)           transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium.

Section 6.10.    [Reserved].

Section 6.11.    [Reserved].

Section 6.12.    Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Administrative Agent or the Lenders (in their capacities as such), without first obtaining the consent of the Administrative Consent Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof; provided, further, that no amendment, modification or change of any term or condition of any Restricted Debt permitted by any subordination provisions set forth therein or in any other stand-alone subordination or intercreditor agreement in respect thereof shall be deemed materially adverse to the interests of the Administrative Agent or Lenders.

Section 6.13.    Modifications of Organizational Documents. The Borrower shall not, nor shall it permit any other Borrower or Subsidiary Guarantor to, amend or modify in any manner, when taken as a whole, materially adverse to the Lenders (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination, when taken as a whole, shall be materially adverse to the Lenders (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational or constitutive documents of Holdings, any Borrower or any of the Subsidiary Guarantors.

Section 6.14.    Permitted Activities of Holdings. Holdings shall not:

(a)          incur any Indebtedness for borrowed money other than (i) Guarantees of Indebtedness or other obligations of the Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder and (ii) Indebtedness owed to the Borrower or any Restricted Subsidiary otherwise permitted hereunder;

(b)          create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(i) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02; or

(c)          engage in any material business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any other subsidiary of the Borrower (and/or any Joint Venture of any thereof); (ii) performing its obligations under the Loan Documents and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock permitted hereunder); (iv) filing Tax reports and paying Taxes, including Tax distributions made pursuant to Section 6.04(a)(xv) or payment pursuant to any Tax sharing arrangement described in Section 4.15(e) of the Acquisition Agreement and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) [reserved]; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof, or otherwise received and held so long as such other assets are not “operated” and (B) the proceeds of Indebtedness permitted by Section 6.01; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 6.09(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (xiii) financing activities, including the issuance of Securities, incurrence of Indebtedness, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and Guaranteeing the obligations of the Borrower and its other Subsidiaries to the extent permitted hereunder; (xiv) repurchases of Indebtedness through open market purchases and/or Dutch Auctions permitted hereunder; (xv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and/or any Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments; (xvi) consummating the Holdings Reorganization Transaction or any Permitted Reorganization; (xvii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance); (xviii) any transaction expressly permitted pursuant to clause (a), (b) and/or (d) of this Section and (xix) activities incidental or reasonably related to any of the foregoing; or

(d)          consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person shall be an entity incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia, and expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Consent Party and (y) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A)(ii) and (B) Holdings may (1) consummate the Holdings Reorganization Transaction and/or (2) otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Consent Party and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement, (2) it is understood and agreed that Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Collateral pledged by Holdings, taken as a whole and (3) notwithstanding anything to the contrary in this Section 6.14, nothing herein shall preclude Holdings from consummating any Permitted Reorganization.

Section 6.15.    Financial Covenant.

(a)          First Lien Leverage Ratio. On the last day of any Test Period ending on or after the last day of the second full Fiscal Quarter ending after the Closing Date on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the First Lien Leverage Ratio to be greater than 9.10:1.00.

(b)          Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), if the Borrower reasonably expects to fail (or has failed) to comply with Section 6.15(a) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Permitted Equity for Cash or otherwise receive Cash contributions in respect of Permitted Equity (the “Cure Amount”), and thereupon, if designated by the Borrower within five Business Days of such contribution, the Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to the following pro forma adjustment: Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal

Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a) (or to be in pro forma compliance with any financial covenant with respect to any other Indebtedness that is being cured), (iv) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness (by netting or otherwise), except to the extent that the proceeds of such Cure Amount are actually applied to repay Indebtedness) for the purpose of determining compliance with Section 6.15(a) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the Commitment Fee Rate or the availability of any carve-out set forth in Article 6 of this Agreement, (vi) the proceeds of any Cure Amount shall not have previously been applied in reliance on the Available Amount or as an Available Excluded Contribution Amount and (vii) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.15(a) exists during the 15 Business Day period during which the Borrower may exercise a Cure Right above unless and until the Cure Amount is actually received.

Article 7            EVENTS OF DEFAULT

Section 7.01.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          Failure To Make Payments When Due. Failure by any Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder; or

(b)          Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any other revolving Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder, (y) any failure, breach or default described under clauses (i) or (ii) above shall only constitute an Event of Default hereunder if such failure, breach or default is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 and (z) for the avoidance of doubt, any failure, breach or default described under clauses (i) or (ii) above shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure, breach or default, remains in effect; or

(c)          Breach of Certain Covenants. Failure of the Borrower or any of its Restricted Subsidiaries, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that (x) the delivery of a notice of Default or Event of Default at any time or (y) the curing of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, cure an Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable unless, in the case of clause (x), a Responsible Officer of Holdings or the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and should have reasonably known in the course of his or her duties that failure to provide such notice would constitute an Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.17 or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under the Financial Covenant will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the Revolving Credit Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); it being understood and agreed that any breach of the Financial Covenant is subject to cure as provided in Section 6.15(b), and no Event of Default shall arise under Section 6.15(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d)          Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by the Borrower or any of its Restricted Subsidiaries in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made and such untrue representation, warranty or certification (other than with respect to any Specified Representation) shall, to the extent capable of being cured, remain untrue for a period of 30 days after notice from the Administrative Agent to the Borrower (which notice shall only be given at the direction of the Required Lenders); it being understood and agreed that any breach of representation, warranty or certification resulting solely from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement (or other similar statement) shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or

(e)          Other Defaults Under Loan Documents. Default by the Borrower or any of its Restricted Subsidiaries in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after the earlier to occur of (x) receipt by the Borrower of written notice thereof from the Administrative Agent and (y) knowledge by the Borrower of such default; or

(f)           Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any other Loan Party (any such Person, a “Specified Person”) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or dismissed; or any other similar relief shall be granted under any applicable federal, state or local law, which relief is not stayed or dismissed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of its inability to pay its debts as such debts become due; or

(h)          Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i)           Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of 30 consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability; or

(j)           Change of Control. The occurrence of a Change of Control; or

(k)          Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared by a court of competent jurisdiction to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (in each case other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral

Document ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared by a court of competent jurisdiction to be null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, the contesting by any Loan Party in writing of the validity or enforceability of any material provision of any Loan Document or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k); or

(l)           Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.15(a)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) require that each Borrower deposit in its LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant Stated Amount) of the then outstanding LC Exposure with respect to such Borrower (minus the amount then on deposit in its LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the obligation of each Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15(a), subject to the Financial Covenant Standstill, (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder in respect of the Revolving Facility, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by each Borrower and (3) require that each Borrower deposit in its LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant Stated Amount) of the then outstanding LC Exposure with respect to such Borrower (minus the amount then on deposit in its LC Collateral Account) and (Y) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Upon the occurrence and during the continuance of an Event of Default, subject to any applicable intercreditor agreement, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article 8            THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints GSLP (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (as collateral agent) to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or in trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Secured Party agrees that any such actions by the Administrative Agent shall bind such Secured Party.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof; provided, further that, the foregoing paragraph is solely for the benefit of the Administrative Agent and not any Lender.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a)          consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b)          credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c)          credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)          credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)          estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 8 shall limit any rights of Holdings or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving thirty days’ written notice to the Lenders, the Issuing Banks and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon thirty days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a successor Administrative Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Borrower with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000 (or such lesser amount as determined by the Borrower in its sole discretion); provided that during the existence and continuation of a Specified Event of Default, no consent of the Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8. Upon the acceptance of its appointment as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof) and under the other Loan Documents if not already discharged from them. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that, for purposes of any right of pledge governed by Netherlands law, any resignation by the Administrative Agent is not effective with respect to its rights under the Parallel Debt until all rights and obligations are assigned to, and assumed by, the successor Administrative Agent.

The Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor Administrative Agent and will reasonably cooperate in transferring all rights and obligations under any security document governed by Netherlands law (as the case may be) to such successor Administrative Agent.

Any removal of the Administrative Agent hereunder shall also constitute its resignation as Issuing Bank effective as of the date of effectiveness of its removal as Administrative Agent as provided above; it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank hereunder. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, as applicable, such successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Issuing Bank and the resigning Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in its respective capacities, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)          without limiting Section 9.22, release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) in accordance with Section 9.02;

(b)          without limiting Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder) and/or (ii) upon the occurrence of the Termination Date;

(c)          subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(r), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required or, if requested by the Borrower, permitted to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(v)(ii), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(ii) and 6.02(ll) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); and

(d)          enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereto) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated to or pari passu with the Liens securing the Obligations and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any

Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness, and each Secured Party acknowledges that any Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party hereby (a) [reserved], (b) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement and (c) authorizes and instructs the Administrative Agent to enter into any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Article 9            MISCELLANEOUS

Section 9.01.    Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)                 if to any Loan Party, to such Loan Party in the care of the U.S. Borrower at:

~~Ranger Packaging LLC~~

c/o Ranpak Corp.

7990 Auburn Road

Painesville, OH 44077

Attention: Trent M. Meyerhoefer

Telephone: (440) 350-8011

Email: meyerhoefer.trent@ranpak.com

(ii)               if to the Administrative Agent:

(A) for loan administration notices, at:

Goldman Sachs Lending Partners LLC

c/o Goldman Sachs & Co. LLC

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Fax: (212) 902-3000

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

(B) for collateral related notices, at:

Goldman Sachs Lending Partners LLC

c/o Goldman Sachs & Co. LLC

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Fax: (212) 902-3000

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

(iii)             if to the Issuing Bank, at:

Goldman Sachs Lending Partners LLC

c/o Goldman Sachs Loan Operations

2001 Ross Avenue, 29th Floor

Dallas, TX 75201

Telephone: (972) 368-2790

Attention: Letter of Credit Department Manager

Email: gs-loc-operations@gs.com

(iv)              prior to the Disposition Date, if to the Principal Investor Representative, at:

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Telephone: (212) 902-5509

Attention: Kirsten Hagen

Email: kirsten.hagen@gs.com

(v)                if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b~~)~~)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

Section 9.02.    Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any other Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)          Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)                    except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders), no such agreement shall;

(1)                increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)                reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3)                (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4)                reduce the rate of interest (other than to waive any Default or Event of Default or obligation of any Borrower to pay interest at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5)                extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6)                waive, amend or modify the provisions of Section 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02);

(B)                    no such agreement shall:

(1)                change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)                release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3)                release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C)                    solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15) or waive any Default or Event of Default in respect of Section 6.15 (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D)                    solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit by such Issuing Bank; and

(E)                     solely with the consent of the Borrower and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency;

provided, further, that no such agreement (x) shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank and (y) shall amend or modify Section 9.03, 9.05(a), 9.13, 9.14 or this proviso to Section 9.01 in a manner which affects the Arranger disproportionately and adversely relative to other affected beneficiaries of such provisions without the prior written consent of the Arranger, in each case as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)          Notwithstanding the foregoing, this Agreement may be amended:

(i)                 with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)                    the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees and closing payments (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B)                    any Replacement Term Loans (other than customary bridge loans with a maturity date not longer than one year; provided that either (x) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (y) any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing, provided that Replacement Term Loans (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of the incurrence of such Replacement Term Loans may be incurred without regard to this clause (B),

(C)                    any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining Obligations (provided that if pari passu or junior as to Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D)                    if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E)                     if any Replacement Term Loans are Guaranteed, such Replacement Term Loans may not be Guaranteed by any Person other than one or more Loan Parties,

(F)                     any Replacement Term Loans that are pari passu with the Obligations in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi),

(G)                    any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Borrower and the lenders providing such Replacement Term Loans may agree,

(H)                    the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Term Loans than, those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of

Indebtedness or (iii) reasonably acceptable to the Administrative Consent Party (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the Administrative Consent Party), and

(ii)               with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)                    the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees and closing payments (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)                    no Replacement Revolving Facility (other than customary bridge loans with a maturity date not longer than one year; provided that either (x) the terms of such bridge loans provide for automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date or (y) any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing, provided that Replacement Revolving Facilities (as selected by the Borrower) in an aggregate principal amount not exceeding the Available Maturity Exception Amount at the time of the incurrence of such Replacement Revolving Facility may be incurred without regard to this clause (B),

(C)                    any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of any Revolving Credit Commitments (provided that if pari passu or junior as to Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Borrower, be documented in a separate agreement or agreements), or be unsecured,

(D)                    if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E)                     if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F)                     any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to Section 2.23(a)(i), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)                    any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H)                    the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Revolving Facility than, those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) then-current market terms (as determined by the Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Consent Party (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed acceptable to the Administrative Consent Party), and

(I)                       the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented;

provided, further, that, in respect of clause (i) of this clause (c), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility. Prior to the incurrence or establishment of any Replacement Term Loans or any Replacement Revolving Facility, the Borrower shall, with respect to any such Term Loans or Revolving Credit Commitments being replaced that is held by the Principal Investors, offer the Principal Investors a bona fide opportunity to provide the entire amount of such Replacement Term Loans or Replacement Revolving Facility, as

applicable on terms specified by the Borrower and, to the extent the Principal Investors do not commit to provide such Replacement Term Loans or Replacement Revolving Facility, as applicable on such specified terms within 10 Business Days, then the Borrower may obtain commitments from other Persons to provide such declined amount of such Replacement Term Loans or Replacement Revolving Facility, as applicable, on such specified terms or on terms (taken as a whole) less favorable to such other Person (but not on terms (taken as a whole) more favorable to such other Person) in each case within 90 days of the Principal Investor Representative having declined on behalf of the Principal Investors; provided that the financing contemplated thereby shall be consummated in all material respects in accordance with such terms that were offered to the Principal Investors. For the avoidance of doubt, it is understood and agreed that the Borrower shall not be required to offer the Principal Investors such opportunity in connection with any refinancing or replacement provided by Persons other than the Principal Investors and which is not documented under this Agreement if, after giving effect thereto, all Revolving Credit Commitments shall have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) shall have been paid in full in Cash and all Letters of Credit shall have expired or have been terminated (or have been (x) Cash collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed.

(d)          Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrower and the Administrative Agent (and, prior to the Disposition Date, all Principal Investors) may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrower and the Administrative Agent (or the Principal Investor Representative, as applicable) may, without the input or consent of any other Lender (other than, if applicable, the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (A) effect the provisions of ~~the last sentence of the definition of “Published LIBO Rate”, the last sentence of the definition of “Published EURIBOR Rate”,~~ Section 1.04(a), 1.08(b), 2.22, 2.23, 2.24, 5.12, 5.14, 5.15 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent (or the Principal Investor Representative, as applicable) and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z), that are favorable to the then-existing Lenders, as reasonably determined by the Principal Investor Representative (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Borrower (and, prior to the Disposition Date, all Principal Investors) have jointly identified any inconsistency, obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower (and, prior to the Disposition Date, all Principal Investors) shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any

Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof without the input or consent of any other Lender, (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders and (vi) a Permitted Exit Payment Amendment shall become effective automatically and without any further action by any Person subject only to (x) delivery by the Borrower to the Administrative Agent of a notice requesting that such Permitted Exit Payment Amendment become effective and (y) receipt by the Lenders of the full amount of the Exit Payment pursuant to Section 2.12(c).

Section 9.03.    Expenses; Indemnity.

(a)          Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Principal Investor, the Administrative Agent, the Arranger and the Principal Investor Representative and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)          The Borrower shall indemnify the Administrative Agent, the Arranger, the Principal Investor Representative, each Issuing Bank, each Lender and their respective Affiliates and controlling Persons and the respective directors, officers, employees, members, agents, advisors and other representatives, successors and assigns of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional local counsel in any relevant material jurisdiction to all similarly situated affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Indemnitee Related Party or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage or liability has resulted from such Person’s or an Indemnitee Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, the Arranger, the Principal Investor Representative or any Issuing Bank, acting in its capacity as the Administrative Agent, as the Arranger, as the Principal Investor Representative or as an Issuing Bank) that does not involve any act or omission of Holdings, the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. Notwithstanding anything to the contrary, this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)          The Borrower shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Borrower’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding, (ii) includes confidentiality provisions that are customary or are reasonably satisfactory to such Indemnitee and (iii) does not include any statement as to any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee (it being understood that such Indemnitee may reasonably withhold its consent to any settlement that does not comply with this sentence in any material respect).

Section 9.04.    Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, any other Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.    Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07 and/or pursuant to any Permitted Reorganization, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Arranger and the Related Parties of each of the Administrative Agent, the Arranger the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Successor Borrower permitted pursuant to a transaction referred to in clause (i) of the proviso above, shall thereafter be deemed to be and become a “Borrower” for all purposes hereunder, and such initial Borrower shall be released from its Obligations in respect of this Agreement and the other Loan Documents.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of:

(A)                    the Borrower; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution or an Affiliate thereof referred to in the last paragraph of this clause (i) and identified to the Administrative Agent as such) if it has not responded to a written request for its consent from the Administrative Agent within 15 Business Days after receiving such written request; provided, further, that no consent of the Borrower shall be required for any assignment of Term Loans or Term Commitments (x) to another Lender, an Affiliate of any Lender or an Approved Fund, (y) during the continuance of a Specified Event of Default or (z) by any Principal Investor to any other Principal Investor (it being understood and agreed that, unless the relevant assignment is to a Revolving Lender or to either GSLP or Goldman Sachs Bank USA, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall always be required for any assignment of Revolving Credit Commitments and/or Revolving Loans);

(B)                    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund or by any Principal Investor to any other Principal Investor, or for any assignment to the Borrower and/or its Affiliates, which otherwise complies with the terms of this Section 9.05; and

(C)                    in the case of any Revolving Facility, unless the relevant assignment is to a Revolving Lender or an Affiliate of a Revolving Lender, each Issuing Bank;

provided that, notwithstanding the foregoing, the Borrower may, in its sole discretion, withhold its consent to any assignment to any Person (other than a Principal Investor) that is not expressly a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name.

(ii)               Assignments shall be subject to the following additional conditions:

(A)                    except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or by any Principal Investor to any other Principal Investor or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments (or, in the case of Term Loans and Term Commitments denominated in Euros, €1,000,000) and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments unless the Borrower and the Administrative Agent otherwise consent to a lesser amount, and in each case any assigned amount may exceed such minimum amount in an integral multiple of $1,000,000 (or, in the case of Term Loans and Term Commitments denominated in Euros, €1,000,000) in excess thereof;

(B)                    any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)                    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and which fee shall not apply for any assignment to an Affiliated Lender or Debt Fund Affiliate or by any Principal Investor to any other Principal Investor);

(D)                    the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Borrower (irrespective of whether a Specified Event of Default exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17; and

(E)                     the assigning Lender shall, concurrently with its delivery of the same to the Administrative Agent, provide the Borrower with a copy of its request for such assignment, which shall include the name of the prospective assignee (irrespective of whether a Specified Event of Default exists).

(iii)             Except as otherwise provided in Section 9.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)              The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the applicable Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)                Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)              By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the

Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (and not a Disqualified Institution), legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement and each then-applicable Acceptable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)          (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or an Affiliate thereof referred to in the last paragraph of clause (b)(i) of this Section and identified to the Administrative Agent as such, any Defaulting Lender, any natural person or any investment vehicle established primarily for the benefit of a single natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) of the first proviso to Section 9.02(b). Subject to paragraph (c~~)~~)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(i)                 No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (in its sole discretion) expressly acknowledging such Participant may receive a greater benefit. Any Participant that would be a

Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender and to deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document and then only to the extent of any amount to which such Lender would be entitled in the absence of any such participation (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and, if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person or any investment vehicle established primarily for the benefit of a single natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the applicable Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to any Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to such Borrower pursuant to this Agreement to any Disqualified Institution or Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Section 2.15, 2.16 or 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)           (i) Any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Institution or any Affiliate thereof or (B) to the extent the Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity or pursuant to Section 9.05(f)(ii) below; it being understood and agreed that Holdings, the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof or any other Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity or pursuant to Section 9.05(f)(ii) below.

(i)                 If any assignment or participation under this Section 9.05 is made (1) to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) or (2) to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), to any other Person, in each case of clauses (1) and (2) without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the applicable Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such assignment within five Business Days of the date on which the Eligible Assignee executes and delivers such Assignment Agreement to such person, then such person shall be deemed to have executed and delivered such Assignment Agreement without any action on its part; provided that (I) in the case of clauses (A) and (B), no Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any SOFR Loan or Eurocurrency Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (III) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(c). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(ii)               Upon the request of any Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(iii)             Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.

(g)          Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this

Section 9.05(g), in each case open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)                 any Term Loans acquired by the Borrower or any Restricted Subsidiary shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Initial Dollar Term Loans or Initial Euro Term Loans so cancelled;

(ii)               any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries or Parent Companies and, in exchange therefor, such Affiliated Lender may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time, it being understood that (x) any such Term Loans that are contributed to the Borrower or any Restricted Subsidiary shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon such contribution and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Borrower in good faith) of the Term Loans so contributed; provided that if the fair market value of such Term Loans cannot be determined by the Borrower, the fair market value shall be deemed to be the purchase price of such Term Loans paid by such Affiliated Lender); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Dollar Term Loans or Initial Euro Term Loans so contributed and cancelled;

(iii)             the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)              after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g~~)~~)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v)                in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(vi)              by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)                    the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so deemed to be voted) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)                    such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2); and

(vii)            neither the Parent nor any Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

(h)          Notwithstanding anything to the contrary contained in this Agreement, to ensure that for the duration of this Agreement the Dutch Borrower borrows exclusively from Lenders that are not considered to be part of the public within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht), in reliance upon the Explanatory Memorandum to the Implementation Act in respect of Directive 2013/36/EU and Regulation (EU) No. 575/2013, until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of Regulation (EU) No.

575/2013), an existing or future Lender shall be deemed not to be part of the public if the amount borrowed by the Dutch Borrower from such existing or future Lender individually is not less than €100,000 or its equivalent in any other currency.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans (x) on a non-pro rata basis through Dutch Auctions or similar transactions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Debt Fund Affiliate in their respective sole discretion), in each case without the consent of the Administrative Agent and notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Term Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or (B) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document; it being understood and agreed that the portion of the Loans that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its subsidiaries or parent entities and, in exchange therefor, such Debt Fund Affiliate may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time (it being understood that if any Term Loans are so contributed to the Borrower or any Restricted Subsidiary, the provisions of Section 9.05(g)(ii) shall apply to such contributed Term Loans mutatis mutandis).

Section 9.06.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or any Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.    Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.    Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)          THIS AGREEMENT (INCLUDING THIS SECTION 9.10) AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY BREACH OR INACCURACY THEREOF PARENT OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DUTCH LOAN PARTY IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT (INCLUDING BY WAY OF ACCESSION TO THIS

AGREEMENT) OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN OR MADE PURSUANT TO THIS AGREEMENT, IT IS HEREBY EXPRESSLY ACKNOWLEDGED AND ACCEPTED BY THE OTHER PARTIES TO THIS AGREEMENT THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY'S AUTHORITY AND THE EFFECTS OF THE ATTORNEY'S EXERCISE OR PURPORTED EXERCISE OF HIS OR HER AUTHORITY SHALL BE GOVERNED BY THE LAWS OF THE NETHERLANDS.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (INCLUDING THIS SECTION 9.10) AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ISSUING BANKS, THE LENDERS OR ANY OTHER INDEMNITEE, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)          TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND

INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW. EACH LOAN PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS THE U.S. BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE U.S. BORROWER HEREBY ACCEPTS SUCH APPOINTMENT.

Section 9.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.    Confidentiality. Each of the Administrative Agent, the Arranger, each Lender and each Issuing Bank agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ limited partners, lenders, investors, managed accounts, ratings agencies, directors, officers, managers, employees, independent auditors, or other experts, advisors and agents, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the Commitments and/or Loans of the relevant Person hereunder and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, the Arranger, any Issuing Bank, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank or any Lender that is a Disqualified Institution, (b) upon the demand or request of any regulatory (including self-regulatory) or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority, regulatory authority or self-regulatory authority exercising examination or regulatory authority, to the extent reasonably practicable and permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof (or, if unable to so inform the Borrower in advance thereof, promptly thereafter) and (ii) ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable Requirements of Law (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority, regulatory authority or self-regulatory authority exercising examination or regulatory authority, to the extent reasonably practicable and permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof (or, if unable to so inform the Borrower in advance thereof, promptly thereafter) and (ii) ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective direct or indirect contractual counterparty (or its advisors, but not any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative product under which payments are to be made by reference to a Borrower and its Obligations and (iv) subject to the Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a customary confidential basis in connection with the Transactions, (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, (h) to the extent such information was already in the possession of such Person (except to the extent received in a manner restricted by this paragraph) or is independently developed by such Person or its Affiliates based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (i) to the extent such information was received by such Person from a third party that to such Person’s knowledge is not subject to confidentiality obligations owing to the Borrower, the Parent or any of their respective subsidiaries, (j) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedy or enforcement of any rights under any Loan Document and (k) to market data collectors, similar services providers to the lending industry, and service providers to Lenders in connection with the administration and management of the Credit Facilities. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its subsidiaries and their respective businesses, the Parent or the Transactions (including any information obtained by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent, the Arranger or any Issuing Bank or Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure.

The Borrower grants each Principal Investor permission to use Holdings’ and its subsidiaries’ names and logos in such Principal Investor’s or its Affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage Holdings or any of its subsidiaries or the reputation or goodwill of any of them.

Section 9.14.    No Fiduciary Duty. (a) Each of the Administrative Agent, the Arranger, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective Affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

(b) Each of the Loan Parties acknowledges and agrees that GSLP, an affiliate of certain of the Principal Investors, is acting as the Arranger in connection with the transactions contemplated by the Loan Documents. Each of the Loan Parties agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from GSLP acting as Arranger hereunder, on the one hand, and the Principal Investors’ relationships with the Loan Parties as described and referred to herein or in the other Loan Documents, on the other hand.

Section 9.15.    Several Obligations. (a) The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

(a)          The respective obligations of the Borrowers hereunder are several and not joint. References herein to “Obligations of the Borrowers” or similar words of import are used solely for administrative convenience and are not intended to create liability that is joint and several.

Section 9.16.    USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act and the “Beneficial Ownership Regulation” (31 CFR §1010.230), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act or the Beneficial Ownership Regulation.

Section 9.17.    Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Principal Investor Representative and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.    Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20.    [Reserved].

Section 9.21.    Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any Acceptable Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any Acceptable Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement, on the one hand, and any other Loan Document, on the other hand, the terms of such Acceptable Intercreditor Agreement shall govern and control.

Section 9.22.    Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions or the occurrence of any other permitted event or circumstance if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including by merger or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or other event or circumstance permitted hereunder; or (ii) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) by the Administrative Agent promptly following the request therefor by the Borrower and/or (c) the Person constituting Holdings immediately prior to the consummation of a Holdings Reorganization Transaction whereby the existing “Holdings” is not intended to remain as such shall be automatically released from its obligations hereunder (and its Loan Guaranty shall be automatically released) upon the consummation of such Holdings Reorganization Transaction, as applicable. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.23.    Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any ~~EEA~~applicable Resolution Authority.

Section 9.24.    Principal Investor Representative. Prior to the Disposition Date, (i) discretionary determinations and consents that would otherwise be made by the Administrative Agent only will be made by the Principal Investor Representative (or by the Administrative Agent at the direction of the Principal Investor Representative), and (ii) notices, certificates and other documents and information that would otherwise be required to be delivered to the Administrative Agent only will be required to be delivered to the Administrative Agent and the Principal Investor Representative concurrently (provided that it is understood and agreed that the posting of any such information on Intralinks, Debt X, SyndTrak Online or by similar electronic means that are accessible by the Administrative Agent and the Principal Investor Representative shall be deemed sufficient delivery for purposes of this clause (ii)). Notwithstanding the foregoing, borrowing and conversion mechanics, interest rate determinations, disbursements of funds, distribution of payments and maintenance of a register and other purely administrative or mechanical matters under this Agreement and the other Loan Documents will be determined by the Administrative Agent only.

Section 9.25.    [Reserved].

Section 9.26.    Judgment Currency.

(a)          If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.26 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall, to the maximum extent permitted by applicable law, be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction.

(b)          If the amount of the Obligation Currency so converted is less than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender from any Loan Party in the Obligation Currency, then the applicable Loan Party shall, to the maximum extent permitted by applicable law, and as a separate obligation and notwithstanding any such judgment, indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Obligation Currency so converted is greater than the sum originally due to the Administrative Agent, any

Issuing Bank or any Lender in such currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

(c)          The term “rate of exchange” in this Section 9.26 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

Section 9.27.          ERISA.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RANGER PLEDGOR LLC, as Initial Holdings

By:
Name:
Title:

Ranpak Corp. (as successor by merger to RANGER PACKAGING LLC)[1], as the Initial U.S. Borrower

By:
Name:
Title:

RANPAK B.V., as the Initial Dutch Borrower

By:
Name:
Title:

1 U.S. Borrower became Ranpak Corp. pursuant to the Borrower Assumption Agreement, dated as of July 1, 2020.

Signature Page to First Lien Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Issuing Bank

By:
Name:
Title:

Signature Page to First Lien Credit Agreement

BROAD STREET LOAN PARTNERS III, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:
Name:
Title:

BROAD STREET LOAN PARTNERS III OFFSHORE, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:
Name:
Title:

BROAD STREET LOAN PARTNERS III OFFSHORE – UNLEVERED, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Collateral Servicer and Duly Authorized Agent

By:
Name:
Title:

BROAD STREET DANISH CREDIT PARTNERS, L.P., as Lender
By: Goldman, Sachs & Co. LLC, Duly Authorized

By:
Name:
Title:

Signature Page to First Lien Credit Agreement

BROAD STREET CREDIT HOLDINGS LLC, as Lender

By:
Name:
Title:

BROAD STREET SENIOR CREDIT PARTNERS II, L.P., as Lender
By: Goldman Sachs & Co. LLC, as Attorney-in-Fact

By:
Name:
Title:

Signature Page to First Lien Credit Agreement

Summary report: Litera Compare for Word 11.3.0.46 Document comparison done on 4/3/2023 9:05:27 PM
Style name: Color Legislative no Moves+HF
Intelligent Table Comparison: Active
Original filename: Ranpak - Conformed Existing Credit Agreement.docx
Modified filename: Ranpak - Amendment No. 2 - Exhibit A - Conformed Credit Agreement (Execution Version).docx
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EXHIBIT B

[FORM OF]

BORROWING REQUEST

Goldman Sachs Lending Partners LLC

c/o Goldman Sachs & Co. LLC

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Fax: (212) 902-3000

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

[●][●], 20[●]2

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Credit Agreement dated as of June 3, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Ranger Pledgor LLC, a Delaware limited liability company (“Initial Holdings”), Ranpak Corp., an Ohio corporation (the “Initial U.S. Borrower”), Ranpak B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands (the “Initial Dutch Borrower”), the Lenders and Issuing Banks from time to time party thereto, and Goldman Sachs Lending Partners LLC , in its capacities as administrative agent and collateral agent for the Lenders. Capitalized terms defined in the First Lien Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the First Lien Credit Agreement that it requests the Borrowings under the First Lien Credit Agreement to be made on [●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

2 The Administrative Agent must be notified in writing or by telephone (with such telephonic notification to be promptly confirmed in writing), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 1:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of SOFR Loans or Eurocurrency Rate Loans made after the Closing Date and (ii) on the requested date of any Borrowing of ABR Loans (or, in each case, such later time as shall be reasonably acceptable to the Administrative Consent Party); provided, however, that if the Borrower wishes to request SOFR Loan or Eurocurrency Rate Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such time as is reasonably acceptable to the Administrative Consent Party), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

(A)	Borrower	[Applicable Borrower]

(B)	Date of Borrowing (which shall be a Business Day)	[●]

(C)	Aggregate Amount of Borrowing[3]	$[●]

(D)	Type of Borrowing[4]	[●]

(E)	Class of Borrowing	[●]

(F)	Currency of Borrowing[5]	[●]

(G)	Interest Period[6] (in the case of a SOFR Borrowing or Eurocurrency Rate Borrowing)	[●]

(H)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A)             The representations and warranties of the Loan Parties and the Restricted Subsidiaries set forth in the First Lien Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that (A) to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such earlier date or for such period and (B) any representation or warranty that is qualified by or subject

3 Subject to Section 2.02(c) of First Lien Credit Agreement.

4 State whether a SOFR Borrowing, Eurocurrency Rate Borrowing or ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be a SOFR Borrowing with a one-month Interest Period.

5 If no currency is specified, then request will be for a Borrowing in Dollars.

6 Must be a period contemplated by the definition of “Interest Period”, as applicable. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.

to a “material adverse effect”, “material adverse change” or similar term or qualification is true and correct in all respects.

(B)              At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.

[Signature Page Follows]

RANPAK CORP.

By:
Name:
Title:

EXHIBIT C

[FORM OF]

INTEREST ELECTION REQUEST

Goldman Sachs Lending Partners LLC

c/o Goldman Sachs & Co. LLC

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Fax: (212) 902-3000

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

[●][●], 20[●]7

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Credit Agreement dated as of June 3, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “First Lien Credit Agreement”), by and among, Ranger Pledgor LLC, a Delaware limited liability company (“Initial Holdings”), Ranpak Corp., an Ohio corporation (the “Initial U.S. Borrower”), Ranpak B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands (the “Initial Dutch Borrower”), the Lenders and Issuing Banks from time to time party thereto, and Goldman Sachs Lending Partners LLC, in its capacities as administrative agent and collateral agent for the Lenders. Terms defined in the First Lien Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the First Lien Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

7 The Administrative Agent must be notified in writing or by telephone (with such telephonic notification to be promptly confirmed in writing), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 1:00 p.m. (i) three Business Days prior to the requested day of conversion or continuation of Eurocurrency Rate Loans and (ii) on the requested date of any conversion of any Borrowing to ABR Loans or any continuation of any Borrowing as ABR Loans (or, in each case, such later time as shall be reasonably acceptable to the Administrative Consent Party); provided, however, that if the Borrower wishes to request a conversion or continuation of Eurocurrency Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such conversion or continuation (or such time as is reasonably acceptable to the Administrative Consent Party), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

C-1

(A)              [on [insert applicable date] (which is a Business Day), the undersigned will convert $[●]8 of the aggregate outstanding principal amount of the [Term][Revolving] Loans, bearing interest at the [Adjusted SOFR][ABR Rate][Eurocurrency Rate], into a [SOFR][Eurocurrency][ABR] Loan [and, in the case of a [SOFR Loan][Eurocurrency Rate Loan], having an Interest Period of [●] month(s)]9[; and][.]]

(B)              [on [insert applicable date] (which is a Business Day), the undersigned will continue $[●] of the aggregate outstanding principal amount of the [Term][Revolving] Loans bearing interest at the Eurocurrency Rate, as Eurocurrency Rate Loans having an Interest Period of [●] month(s)10.

(C)              on [insert applicable date] (which is a Business Day), the undersigned will continue $[●] of the aggregate outstanding principal amount of the [Term][Revolving] Loans bearing interest at the Adjusted Term SOFR, as SOFR Loans having an Interest Period of [●] month(s) 11.]12

[Signature Page Follows]

8 Subject to Section 2.02(c) of the First Lien Credit Agreement.

9 Must be a period contemplated by the definition of “Interest Period”, as applicable.

10 Must be a period contemplated by the definition of “Interest Period”, as applicable.

11 Must be a period contemplated by the definition of “Interest Period”, as applicable.

12 (i) Only a Borrowing denominated in Dollars may be made as, or converted to, a SOFR Loan or an ABR Loan and (ii) a Borrowing denominated in an Alternate Currency may only be made as, or converted to, or continued as, a Eurocurrency Rate Loan (or such other type of Revolving Loan as may be agreed by the Administrative Agent and the Borrower).

C-2

RANPAK CORP.
By:
Name:
Title:

C-3